Form 10-K/A, Exhibit 13
period 1993-12-31
U S TRUST CORP
filed 1994-08-19
CIK 225971

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


                                              Annual Report    Exhibit 13
Item                                            Page Number   Page Number
- ----                                          -------------   -----------
Selected Financial Data                            25              2
Financial Review -
  Overview                                         26              3
  Highlights                                       26              3
  Fees and Other Income                            26              4
  Net Interest Income (Taxable Equivalent
    Basis)                                         28              7
  Operating Expenses                               29              9
  Income Taxes                                     29             10
  Asset Quality                                    30             10
  Asset/Liability Management                       31             13
  Liquidity and Capital Resources                  31             14
  Acquisitions and Subsidiaries                    32             16
  Fair Value of Financial Instruments              33             17
  Adoption of New Accounting Standards             34             18
  Accounting Standards Not Yet Adopted             34             19
Consolidated Statement of Income                   35             20
Consolidated Statement of Condition                36             21
Consolidated Statement of Changes in
  Stockholders' Equity                             37             22
Consolidated Statement of Cash Flows               38             23
Notes to the Consolidated Financial Statements -
   1. Accounting Policies                          39             24
   2. Acquisitions                                 40             27
   3. Cash and Due from Banks                      40             27
   4. Securities                                   41             27
   5. Loans                                        43             30
   6. Allowance for Credit Losses                  44             32
   7. Premises and Equipment                       44             32
   8. Federal Funds Purchased, Securities Sold
        Under Agreements to Repurchase and
        Other Borrowings                           44             33
   9. Income Taxes                                 45             33
  10. Long Term Debt                               47             36
  11. Stockholders' Equity                         47             37
  12. Contingencies                                47             38
  13. Financial Instruments with Off-
        Balance-Sheet Risk                         48             38
  14. Rental Commitments on Premises
        and Equipment                              49             40
  15. Retirement Plan                              50             41
  16. Incentive Compensation Plans                 51             43
  17. Health Care and Life Insurance Benefits      52             44
  18. Fair Value of Financial Instruments          53             46
  19. Parent Company Only                          55             49
  20. Quarterly Consolidated Statement of
        Income (Unaudited)                         57             52
Report of Independent Accountants                  58             53
Analysis of Change in Net Interest Income          59             54
Three-Year Net Interest Income and Average
  Balances                                         60             55
Statistical Summary -
  Securities (Carrying Amount at Year End)         62             58
  Maturity Schedule of Securities                  62             58
  Maturity Schedule of Loans                       62             58
  Interest Sensitivity of Loans                    62             58
  Analysis of Average Daily Deposits               63             59
  Maturity Distribution of Interest Bearing
    Deposits in Amounts of $100,000 or more        63             59
Market Price of the Corporation's Common
  Shares and Related Security Holder Matters       63             59
Summary of Credit Loss Experience                  64             60
U.S. TRUST CORPORATION
- ------------------------
SELECTED FINANCIAL DATA

- -------------------------------------------------------------------------
                                                                                                 Years Ended December 31,
(Dollars in Millions,                                              ------------------------------------------------------
Except Per Share Amounts)*                                           1993        1992        1991        1990        1989
- -------------------------------------------------------------------------------------------------------------------------
Fiduciary and Other Fees.......................................    $264.1      $235.8      $204.9      $184.2      $177.8
Net Interest Income............................................     116.2       108.9        96.1        89.4        83.3
Provision for Credit Losses....................................      (4.0)       (6.0)       (6.0)       (8.4)       (1.6)
Other Income...................................................      11.9         9.7         8.7        13.0        16.6
                                                                   ------      ------      ------      ------      ------
Total Operating Income Net of Interest Expense
  and Provision for Credit Losses..............................     388.2       348.4       303.7       278.2       276.1
Total Operating Expenses.......................................     315.5       289.5       254.9       259.7       232.9
                                                                   ------      ------      ------      ------      ------
Income From Operations Before Income Tax Expense
  and Cumulative Effect of Accounting Changes..................      72.7        58.9        48.8        18.5        43.2
Income Tax Expense.............................................      30.4        22.4        17.4         6.8        12.5
                                                                   ------      ------      ------      ------      ------
Income From Operations Before Cumulative Effect
  of Accounting Changes........................................      42.3        36.5        31.4        11.7        30.7
Cumulative Effect of Changes in Accounting for
  Postretirement Benefits and Income Taxes.....................         -        (7.8)          -           -           -
                                                                   ------      ------      ------      ------      ------
Net Income.....................................................    $ 42.3      $ 28.8      $ 31.4      $ 11.7      $ 30.7
                                                                   ======      ======      ======      ======      ======
- -------------------------------------------------------------------------------------------------------------------------
Net Income Per Share:
  Primary:
    Income From Operations Before Cumulative Effect
      of Accounting Changes....................................    $ 4.26      $ 3.76      $ 3.32      $ 1.24      $ 3.08
    Cumulative Effect of Changes in Accounting for
      Postretirement Benefits and Income Taxes.................         -       (0.80)          -           -           -
                                                                   ------      ------      ------      ------      ------
    Net Income.................................................    $ 4.26      $ 2.96      $ 3.32      $ 1.24      $ 3.08
                                                                   ======      ======      ======      ======      ======

  Fully Diluted:
    Income From Operations Before Cumulative Effect
      of Accounting Changes....................................    $ 4.25      $ 3.74      $ 3.27      $ 1.23      $ 3.07
    Cumulative Effect of Changes in Accounting for
      Postretirement Benefits and Income Taxes.................         -       (0.80)          -           -           -
                                                                   ------      ------      ------      ------      ------
    Net Income.................................................    $ 4.25      $ 2.94      $ 3.27      $ 1.23      $ 3.07
                                                                   ======      ======      ======      ======      ======
Cash Dividends Declared Per Share..............................    $ 1.88      $ 1.72      $ 1.60      $ 1.60      $ 1.52
Dividends Per Share as a Percentage of:
  Fully Diluted Income From Operations Before Cumulative
    Effect of Accounting Changes Per Share.....................     44.24%      45.99%      48.93%     130.08%      49.51%
  Fully Diluted Net Income Per Share...........................     44.24       58.50       48.93      130.08       49.51
- -------------------------------------------------------------------------------------------------------------------------
At December 31:
  Total Assets.................................................    $3,186      $2,951      $2,917      $2,778      $2,526
  Total Deposits...............................................     2,487       2,355       2,108       2,040       1,987
  Long Term Debt...............................................        65          65          69          71          75
  Stockholders' Equity.........................................       229         197         182         166         177
- -------------------------------------------------------------------------------------------------------------------------
As a Percentage of Average Stockholders' Equity:
  Income From Operations Before Cumulative Effect
    of Accounting Changes......................................     20.47%      18.64%      18.05%       6.75%      17.29%
  Net Income...................................................     20.47       15.28       18.05        6.75       17.29
As a Percentage of Average Total Assets:
  Income From Operations Before Cumulative Effect
    of Accounting Changes......................................      1.11        1.05        1.09        0.46        1.26
  Net Income...................................................      1.11        0.83        1.09        0.46        1.26
As a Percentage of Risk-Adjusted Period End Total Assets:
  Tier 1 Capital...............................................     14.08       13.71       10.81        9.90        9.99
  Total Capital................................................     15.47       15.16       12.03       11.22       11.26
As a Percentage of Risk-Adjusted Average Total Assets:
  Tier 1 Capital...............................................     13.52       13.50       13.58       11.94       11.93
  Total Capital................................................     14.85       14.94       15.12       13.52       13.45
Leverage.......................................................      5.60        5.78        6.68        6.72        7.60
Average Stockholders' Equity as a Percentage of
  Average Total Assets.........................................      5.43        5.43        6.04        6.77        7.27
- -------------------------------------------------------------------------------------------------------------------------
* Columns may not tally due to roundings.

U.S. TRUST CORPORATION
- ----------------
FINANCIAL REVIEW
- -------------------------------------------------------------------------
Overview
The Financial Review should be read in conjunction with the Consolidated Financial Statements. The financial information presented in the Financial Review has been prepared on a basis consistent with the policies set forth in the Consolidated Financial Statements. U.S. Trust Corporation ("the Corporation or Parent") is a financial services company concentrating on fee-based businesses that provide asset management, private banking, fiduciary and securities services to affluent individuals and institutions.
     The Corporation has adopted, as of December 31, 1993, Statement of Financial Accounting Standards No. 115, "Accounting for Certain
Investments in Debt and Equity Securities," ("FAS 115") resulting in stockholders' equity being increased by $8.7 million. For further discussion of FAS 115, see the "Adoption of New Accounting Standards" section of the Financial Review and "Notes to the Consolidated Financial Statements No. 4." The Corporation also adopted, as of December 31,
1993, Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," ("FAS 112") which did not have a significant impact on the results of operations or financial condition of the Corporation. For further discussion of FAS 112, see the "Adoption of New Accounting Standards" section of the Financial Review.
     In 1992, the Corporation adopted, retroactive to January 1, 1992, Statement of Financial Accounting Standards No. 106, "Employers'
Accounting for Postretirement Benefits Other Than Pensions," ("FAS 106") and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("FAS 109"). As a result of adopting these two accounting standards, a one-time, non-cash net after tax charge of $7.8 million was incurred. The following discussion of the Corporation's earnings excludes the impact of this one-time net charge. For further discussion of FAS 106 and FAS 109, see "Notes to the Consolidated Financial
Statements Nos. 9 and 17."

- -------------------------------------------------------------------------
Highlights
o The Corporation earned a record $42.3 million from operations in 1993, an increase of 15.7% over 1992's results. Fully diluted income per share from operations was a record $4.25 compared to $3.74 in 1992.

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

- -------------------------------------------------------------------------
Fees and Other Income

                                                                                                 Years Ended December 31,
                                                        -----------------------------------------------------------------
                                                                                                                 % Change
                                                                                                     --------------------
(In Thousands)                                             1993          1992          1991          93-92         92-91
- ------------------------------------------------------------------------------------------------------------------------
Asset Management                                       $152,362      $131,188      $113,031           16.1%         16.1 %
Services to Institutions and Funds:
  Funds Services                                         71,472        66,195        55,936            8.0          18.3
  Institutional Services                                 40,241        38,441        35,981            4.7           6.8
                                                       --------      --------      --------
Total Fiduciary Fees                                    264,075       235,824       204,948           12.0          15.1
Securities Gains, Net                                     3,025         2,801         1,558            8.0          79.8
Other                                                     8,863         6,939         7,165           27.7          (3.2)
                                                       --------      --------      --------
Total Fees and Other Income                            $275,963      $245,564      $213,671           12.4          14.9
                                                       ========      ========      ========           ====          ====

Total Fees and Other Income as a Percent of
  Taxable Equivalent Operating Income, Net of
  Interest Expense and Provision for Credit Losses         70.0%         68.8%         68.1%
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

                                                                                                             December 31,
                                             ----------------------------------------------------------------------------
                                                                                                                 Compound
                                                                                                                   Growth
                                                                                                                     Rate
(In Billions)                               1993        1992        1991        1990        1989        1988        88-93
- -------------------------------------------------------------------------------------------------------------------------
Assets Under Management                   $ 32.2      $ 26.5      $ 21.9      $ 18.1      $ 18.0      $ 15.3        16.01%

Custody and Other Non-Managed Assets:
  Personal                                   7.0         5.8         5.6         4.5         4.5         4.0        11.94
  Institutional Services                    98.5        93.1        83.0        83.2        68.2        58.1        11.12
  Funds Services*                          128.5       114.4       103.8        78.0        66.6        60.0        16.46

Corporate and Municipal Trusteeships
  and Agency Relationships (Par Value)     127.0       112.0       102.0        94.0        90.0        81.0         9.42
                                          ------      ------      ------      ------      ------      ------
Total Assets Under Management and
  Administration                          $393.2      $351.8      $316.3      $277.8      $247.3      $218.4        12.48
                                          ======      ======      ======      ======      ======      ======        =====

*    Includes UIT and Bond Immobilization assets measured at their par value which is the basis upon which fees are determined.

Asset Management Fiduciary Fees are derived mainly from investment management and related services to individuals and institutions. These services include investment portfolio management, estate and tax planning

U.S. TRUST CORPORATION


and personal custody. Asset Management Fiduciary Fees are based primarily on the market value of its accounts. The increase in Asset Management Fiduciary Fees are related to higher market values, new business and acquisitions. Assets under management as of December 31, 1993 increased by 21.8% from the December 31, 1992 level.
     Asset Management Fiduciary Fees in 1993 include revenues from Capital Trust Company ("Capital Trust"), a trust and investment management firm acquired in July 1993, and a full year of revenues from Campbell, Cowperthwait & Co., Inc. ("Campbell"), an investment advisory company acquired in December 1992. Asset Management Fiduciary Fees in 1992 include revenues from Delafield, Harvey, Tabell ("Delafield"), an investment advisory company acquired in April 1992. Fiduciary fees from these acquisitions amounted to less than 5% and 3% of Total Asset Management Fiduciary Fees in 1993 and 1992, respectively. These acquisitions accounted for 5.6% and 4.0% of assets under management as of December 31, 1993 and 1992, respectively. See the "Acquisitions and Subsidiaries" section of the Financial Review and "Notes to the Consolidated Financial Statements No. 2" for additional discussion.
     Funds Services provides custody administration, fund accounting and administration and transfer agent activities for open and closed-end mutual funds and custodian, recordkeeping, income collection and disbursement, and transfer agent services for taxable and tax-exempt unit investment trusts.
     Funds Services assets under administration increased by 12.3% in 1993 and 10.2% in 1992. This increase in assets is primarily attributable to expanded business with mutual funds, both open and closed-end. The par value of bonds held in custody for unit investment trusts has declined over the past few years since many municipalities have taken advantage of the prevailing low interest rate environment and redeemed their higher yielding bonds that were held in various unit investment trusts. While these redemptions have resulted in a reduction in fee income earned from unit investment trusts, the redemption activity has also temporarily increased the volume of non-interest bearing deposits derived from these accounts that was available for investment.
     Institutional Services is comprised of Corporate Trust and Agency ("Corporate Trust") and Institutional Asset Services ("IAS") activities. Corporate Trust activities include the indenture trustee business for corporate and municipal debt issues, as well as the non-traditional processing business. Corporate Trust Fiduciary Fees are affected by the volume of new debt issuances and redemptions at, or in advance of, maturity of existing issues. The volume of corporate and municipal trusteeships and agency relationships (measured by the par value of the outstanding debt) increased 13.4% in 1993 and 9.8% in 1992.
     IAS includes master trust and custody services, securities lending and global custody services to corporate employee benefit funds, public funds, financial institutions and endowments and foundations. IAS Fiduciary Fees are influenced by the market value of its accounts and transactional activity. IAS assets administered in custody accounts

U.S. TRUST CORPORATION


increased 5.8% in 1993 and 12.2% in 1992.

- -------------------------------------------------------------------------
Net Interest Income (Taxable Equivalent Basis)

                                                                                                 Years Ended December 31,
                                                                   ------------------------------------------------------
(In Thousands)                                                       1993                    1992                    1991
- -------------------------------------------------------------------------------------------------------------------------
Interest Income                                                  $169,600                $173,211                $191,354
Taxable Equivalent Adjustment                                       5,810                   8,237                  10,228
                                                                 --------                --------                --------
Total Interest Income                                             175,410                 181,448                 201,582
Interest Expense                                                   53,358                  64,323                  95,256
                                                                 --------                --------                --------
Net Interest Income                                              $122,052                $117,125                $106,326
                                                                 ========                ========                ========
Percentage Increase From Prior Period                                 4.2%                   10.2%                    4.8%
                                                                 ========                ========                ========

The Corporation's net interest income is a function of the income earned on interest earning assets, less the cost of interest bearing liabilities, adjusted to a taxable equivalent basis. The Corporation's net interest income is impacted by the amount of non-interest bearing and interest bearing liabilities derived from its fiduciary activities.
These activities provide in excess of 62% of the Corporation's average total deposits in 1993, representing 80.8% of its non-interest bearing deposits and 36.8% of its interest bearing deposits. The funds derived from the fiduciary activities and from other funding sources are invested in interest earning assets. Such assets principally consist of loans to private banking customers, securities and short-term interest earning financial instruments. The components that comprise net interest income are shown on page 60, "Three-Year Net Interest Income and Average Balances."
     The major influences on the Corporation's net interest income over the past three years are:

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

                                                                                                 Years Ended December 31,
                                                                                         --------------------------------
Average Volumes (In Millions)                                                            1993          1992          1991
- -------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets                                                                $3,086        $2,834        $2,447
Interest Bearing Liabilities                                                            1,699         1,674         1,606
                                                                                       ------        ------        ------
Net Interest Earning Assets                                                            $1,387        $1,160        $  841
                                                                                       ======        ======        ======
Percentage Increase from Prior Period                                                    19.6%         38.0%         12.5%

Non-Interest Bearing Deposits                                                          $1,761        $1,508        $1,021
                                                                                       ======        ======        ======
Percentage Increase from Prior Period                                                    16.8%         47.7%         11.2%
                                                                                       ======        ======        ======

Average Rates (Taxable Equivalent Basis)
- ----------------------------------------
Interest Earning Assets                                                                  5.68%         6.40%         8.24%
Cost of Funding Interest Earning Assets                                                  1.73          2.27          3.89
                                                                                         ----          ----          ----
Net Yield on Interest Earning Assets                                                     3.95%         4.13%         4.35%
                                                                                         ====          ====          ====

The net yield on interest earning assets is dependent upon the Corporation's volume of average net non-interest bearing funds ("Free Funds"), the maturity structure of its interest earning assets and interest bearing liabilities and the general interest rate environment. If the average volume of Free Funds is stable, the net yield will generally be higher in a rising interest rate environment. Conversely, in a declining interest rate environment, the net yield will be lower.
     The Corporation's business philosophy is to enter into private banking lending relationships with high income professionals and other affluent individuals and families who either already have other business relationships with the Corporation, or who might ultimately develop other relationships. In addition, the Corporation acquires high quality U.S. Government and Federal Agency securities or mortgage-backed obligations that are collateralized by Federal Agency securities. These securities

U.S. TRUST CORPORATION


produce an acceptable return without subjecting the Corporation to credit risk exposure. As of December 31, 1993, all of the Corporation's securities were investment grade or better, with more than 90% rated AAA.
     Temporary inflows of deposits, mainly related to the Funds and Institutional Services activities, are invested in high quality liquid short-term financial instruments that ensure the Corporation an adequate rate of return, while maintaining liquidity and credit quality to satisfy the eventual outflow of the deposits.
     During 1993, average interest earning assets increased mainly by $148 million of private banking loans and $160 million of short-term financial instruments. The higher volume of average interest earning assets was funded primarily by increases in average net non-interest bearing funds, derived principally from the Funds Services business.
     The increase in average interest earning assets in 1992 was primarily in private banking loans ($168 million) and high quality securities ($365 million). The volume of average short-term financial instruments was reduced during this period ($178 million) and replaced by U.S. Government obligations having an average maturity of less than one year. The higher volume of average interest earning assets was funded mainly by increases in average net non-interest bearing funds, principally related to the Funds Services business.

- -------------------------------------------------------------------------
Operating Expenses
The following table provides details of operating expenses other than interest expense and provision for credit losses for the last three years.

                                                                                                Years Ended December 31,
                                                                          ----------------------------------------------
(In Thousands)                                                                1993               1992               1991
- ------------------------------------------------------------------------------------------------------------------------
Salaries                                                                  $120,770           $104,506           $ 93,354
Employee Benefits and Incentive Compensation                                68,383             60,426             47,877
Net Occupancy                                                               40,035             37,420             36,939
Equipment                                                                   18,536             18,591             19,507
Other                                                                       67,796             68,589             57,260
                                                                          --------           --------           --------
Total                                                                     $315,520           $289,532           $254,937
                                                                          ========           ========           ========
Percentage Increase (Decrease) From Prior Period                               9.0%              13.6%              (1.8)%
                                                                          ========           ========           ========
Total Operating Expenses as a Percent of Taxable Equivalent Operating
  Income, Net of Interest Expense and Provision for Credit Losses             80.1%              81.2%              81.2 %
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

- -------------------------------------------------------------------------
Income Taxes
The effective tax rates on income before income taxes and cumulative effect of accounting changes for 1993, 1992 and 1991 were 41.8%, 38.0% and 35.7%, respectively. The increase in the 1993 effective tax rate is due to the decline in tax-exempt income as a result of maturities and redemptions of state and municipal bonds and the impact of the increase in the federal corporate income tax rate that was retroactive to January
1, 1993. See "Notes to the Consolidated Financial Statements No. 9" for an analysis of the effective tax rate.

- -------------------------------------------------------------------------
Asset Quality
The Corporation's asset quality is excellent. Its asset mix is predominantly liquid and low-risk, while its exposure to credit risk from lending activities is well controlled.

U.S. TRUST CORPORATION


                                                                                                 Years Ended December 31,
Average Balances                                                 --------------------------------------------------------
(Percentage)                                                         1993                    1992                    1991
- -------------------------------------------------------------------------------------------------------------------------
Cash and Due From Banks                                               8.5%                    8.3%                    8.7%
Short-Term Financial Instruments                                     14.7                    11.5                    20.0
Marketable Securities                                                37.2                    42.5                    38.5
                                                                    -----                   -----                   -----
Total Cash, Short-Term Financial Instruments
  and Marketable Securities                                          60.4                    62.3                    67.2
Loans, Net of Allowance for Credit Losses                            28.5                    26.8                    25.4
Other Assets                                                         11.1                    10.9                     7.4
                                                                    -----                   -----                   -----
Total Assets                                                        100.0%                  100.0%                  100.0%
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

U.S. TRUST CORPORATION


for credit losses.
     The following table presents significant credit loss relationships for the past three years:

(In Thousands)                                                                               1993        1992        1991
- -------------------------------------------------------------------------------------------------------------------------
Balance, January 1                                                                        $11,676     $ 8,661     $ 8,599
                                                                                          -------     -------     -------
Charge-offs                                                                                (4,100)     (3,566)     (6,285)
Recoveries                                                                                  1,817         581         322
                                                                                          -------     -------     -------
Net charge-offs                                                                            (2,283)     (2,985)     (5,963)
Provision charged to income                                                                 4,000       6,000       6,025
                                                                                          -------     -------     -------
Balance, December 31                                                                      $13,393     $11,676     $ 8,661
                                                                                          =======     =======     =======

Ratios:
Allowance to Average Loans                                                                   1.22%       1.24%       1.17%
Net Charge-Offs to Average Loans                                                             0.21        0.32        0.81
Allowance to Loans at Year-End                                                               0.96        0.93        0.74
Net Charge-Offs to Loans at Year-End                                                         0.16        0.24        0.51
Allowance to Nonperforming Loans                                                           223.03      135.75       44.42

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

                                                                                                              December 31,
                                                                                                     ---------------------
(In Thousands)                                                                                          1993          1992
- --------------------------------------------------------------------------------------------------------------------------
Non-accrual and restructured loans:
  Private banking non-accrual loans                                                                  $ 4,929       $ 7,498
  All other non-accrual and restructured loans                                                         1,076         1,103
                                                                                                     -------       -------
                                                                                                       6,005         8,601
                                                                                                     -------       -------
Real estate acquired in debt restructurings:
  Private banking                                                                                      3,101         3,291
  All other                                                                                            8,441        10,386
                                                                                                     -------       -------
                                                                                                      11,542        13,677
                                                                                                     -------       -------
Total nonperforming assets                                                                           $17,547       $22,278
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

- -------------------------------------------------------------------------
Asset/Liability Management
Asset/Liability management plays an integral part in implementing the Corporation's strategic goals and objectives. Asset/Liability management involves the approximate matching of interest sensitive assets and liabilities within appropriate time periods. The Corporation attempts to maintain a reasonable balance of rate sensitive assets and liabilities in order to produce a relatively stable net interest margin over time. This

U.S. TRUST CORPORATION


is achieved through both direct matching of assets and liabilities with similar maturity structures and employing interest rate swaps and forward rate agreements. At December 31, 1993, the Corporation had $103 million notional principal amount of interest rate swaps outstanding and $150 million of notional principal amount of forward rate agreements outstanding. See "Notes to the Consolidated Financial Statements No. 13" for additional details.
     The seasonality of the Funds Services and Institutional Services businesses results normally in significant increases in total deposits at the beginning of each calendar quarter, with July 1 and January 1 of each year being the highest volume dates, as trust accounts collect scheduled interest and principal payments on their investments. These large inflows of deposits remain temporarily with the Corporation. While the management of these deposits is an important element of the Corporation's asset/liability management, the trust accounts incur overdraft loans at period-end in anticipation of receiving these deposits at the beginning of the following month and tend to distort the quarter-end statements of condition of the Corporation. For this reason, average balances represent a far more meaningful measure of the Corporation's asset/liability position.
     The Corporation purchases securities with the positive intent to hold such securities until their maturity. The Corporation also believes, subject to unforeseeable events, that it has the ability to hold such securities until their maturity. The Corporation does, however, from time to time sell certain securities when it is determined that such transactions are the most appropriate method for achieving the Corporation's asset/liability management objectives and are typically made to compensate for an increase in private banking fixed rate residential mortgage loans. The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("FAS 115") as of December 31, 1993. Upon adopting FAS 115, the Corporation classified approximately 90% of its securities as "available for sale" in order to maintain the requisite flexibility needed to continue to manage its asset/liability structure.
     Under FAS 115 unrealized gains and losses attributable to securities available for sale are recorded as a separate component of stockholders' equity. Since the Corporation's capital base will be directly impacted by short-term changes in interest rates, it is likely that in future periods the volume of securities transactions will increase. See the "Adoption of New Accounting Standards" section of the Financial Review and "Notes to the Consolidated Financial Statements No. 4" for further discussion of the impact of adopting FAS 115.

- -------------------------------------------------------------------------
Liquidity and Capital Resources
Liquidity management involves the Corporation's ability to raise or gain access to funds to satisfy the requirements of its customers and the

U.S. TRUST CORPORATION


funding of its own interest earning financial instruments and other assets. Liquidity management is a dynamic concept, the implementation of which is put into action as the composition of the Corporation's asset and liability mix changes.
     The Corporation maintains a high degree of liquidity. Average core deposits, consisting primarily of demand, trust and money market deposits from private banking and fiduciary clients, amounted to 79.0% of total gross sources of funds in 1993. Certain trust relationships, especially from the Funds Services area, provide the Corporation with a predictable long-term source of funds. The predictability of these deposits allows the Corporation to acquire long-term interest earning assets. These sources of funds also allow the Corporation to minimize its reliance upon commercial paper borrowings, Federal funds purchased and the issuance of large denomination certificates of deposit.
     See the composition of assets and liabilities in the "Three-Year Net Interest Income and Average Balances" on page 60, maturity schedules of securities, loans and deposits on pages 62 and 63 and interest sensitivity of loans on page 62 for additional information concerning the Corporation's liquidity positioning.
     The Parent requires access to funds sufficient to pay dividends to common shareholders, interest and principal to debt holders and for other corporate purposes, such as loans and capital investments in affiliates and purchases of treasury stock. The primary source of funds for the parent is dividends from United States Trust Company of New York ("the Trust Company"). See "Notes to the Consolidated Financial Statements No. 11" for a discussion of restrictions on the Corporation's banking affiliates' ability to pay dividends to the Parent. At December 31, 1993, the Corporation's subsidiary banks had the ability, without seeking regulatory authority, to pay dividends totaling $47.4 million to the Parent. During 1993, the Parent injected $17.9 million of capital into the Trust Company and its other non-banking subsidiaries to support business expansion.
     Additional sources of liquidity include a $25.0 million revolving, unsecured credit arrangement with a major financial institution and, subject to certain regulatory restrictions, the Parent may borrow on a collateralized basis from its affiliate banks. At December 31, 1993, the Parent had no borrowings outstanding under its revolving credit arrangement.
     The Corporation's capital ratios remain strong. The ratio of Tier 1 Capital to period-end risk-adjusted assets amounted to 14.08% at December 31, 1993. The Leverage ratio (defined by the Federal Reserve Board as Tier 1 Capital divided by quarterly average total assets reduced by disallowed intangibles) amounted to 5.60%. The Trust Company has also maintained its strong capital position. At December 31, 1993, the Trust Company's Tier 1 Risk Adjusted capital ratio was 13.08%. Its Leverage ratio (as defined by the Federal Reserve Board) was 5.04%. As of December 31, 1993, the banking regulatory authorities had not determined the capital treatment of unrealized gains or losses resulting from the

U.S. TRUST CORPORATION


adoption of FAS 115. Accordingly, for the purpose of calculating the various capital ratios, Tier 1 capital, risk-adjusted assets and average assets exclude the impact of the Corporation's adoption of FAS 115.
     The Corporation has maintained its strong capital position while conducting a stock repurchase program which commenced in 1987. Between 1987 and 1992, the Corporation's Board of Directors approved common stock repurchases totalling 3.7 million shares. Through December 31, 1993, 2,941,787 shares of common stock have been repurchased at an aggregate cost of $116.3 million (average cost of $39.54 per share), leaving 758,213 common shares remaining to be repurchased. The Corporation continues to believe that its level of capital is high for the risks inherent in its business. Internally generated capital (net income reduced by dividends declared) increased by $67.4 million for the five year period 1989 - 1993, representing a 6.42% compound annual growth rate.
     The Corporation believes that its most important asset is its employees. A significant element for achieving success in the Corporation's businesses relates to making stock ownership in the Corporation an integral part of employee compensation. This is accomplished through the ESOP, purchases of shares of stock through the 401(k) plan and grants of stock options, restricted stock and other stock-based incentive compensation plans to selected officers of the Corporation. Non-employee directors of the Corporation also participate in stock option and stock compensation programs. Employees, officers and Directors of the Corporation own approximately 23% of the Corporation's outstanding shares of stock.
     The Corporation has a targeted dividend payout ratio of 40 - 50% of earnings both to control the growth of its capital and to return value to its shareholders. The 1993 dividend payout ratio, as a percentage of fully diluted net income per share, was 44.24%. At its January 25, 1994 meeting, the Corporation's Board of Directors increased the quarterly dividend on the Corporation's common stock to $.50 per share, an increase of three cents. This represents an annual dividend of $2.00 per common share.

- -------------------------------------------------------------------------
Acquisitions and Subsidiaries
The Corporation's business strategy calls for expansion of its asset management customer base in key areas of wealth concentration through the acquisition of investment advisory firms, the de novo establishment of subsidiaries and the establishment of branch offices of existing subsidiaries. A summary of these activities follows.

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

- -------------------------------------------------------------------------
Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," ("FAS 107") requires disclosure of the estimated fair values of the Corporation's financial instruments.
The FAS 107 disclosures and commentary concerning the usefulness of these disclosures is set forth in "Notes to the Consolidated Financial
Statements No. 18." A discussion of the Corporation's most significant financial instruments under FAS 107 follows.
     The estimated fair value of the Corporation's loan portfolio

U.S. TRUST CORPORATION


exceeded its carrying amount ("the fair value spread") by approximately $19 million at December 31, 1993 and by approximately $11 million at December 31, 1992. The increase in the fair value spread primarily reflects the higher value of the Corporation's fixed rate residential real estate mortgage portfolio ("fixed rate mortgages"). At December 31, 1993, fixed rate mortgages outstanding amounted to $439 million, compared to $327 million outstanding at December 31, 1992. The estimated fair value of these loans was derived using a discounted cash flow model that took into consideration current loan prepayment rates. At December 31, 1993, the Corporation's 15-year fixed rate mortgage portfolio, the dominant fixed rate mortgage product, yielded 57 basis points more than the interest rate offered to qualified borrowers at year end. At December 31, 1992, the spread between the yield on the 15-year fixed rate mortgage portfolio and the interest rate offered to qualified borrowers was 34 basis points.
     The estimated fair value of the Corporation's securities portfolio exceeded its amortized cost by approximately $17 million at December 31, 1993 and approximately $26 million at December 31, 1992. This decrease in the excess of fair value over amortized cost reflects the Corporation's decision to sell approximately $351 million of fixed rate securities while realizing a $3.0 million gain during 1993 and an overall reduction in the weighted average maturity of the Corporation's portfolio of securities.
     The fair value spread for the Corporation's long term debt at December 31, 1993 was approximately $5 million, compared to approximately $4 million at December 31, 1992. The increase in the fair value spread of long term debt reflects an approximate 100 basis point decrease in interest rates between the two periods.
     The estimated fair value of interest rate swaps improved from an approximate loss of $6.6 million at December 31, 1992 to an approximate loss of $4.0 million at December 31, 1993. The Corporation is a net fixed rate payor under its interest rate swap agreements. The reduction in the loss on interest rate swaps reflects the maturity and amortization of $15.5 million notional principal amount of high fixed rate interest rate swaps and their replacement with a $25 million notional principal amount interest rate swap with a significantly lower fixed interest obligation.

- -------------------------------------------------------------------------
Adoption of New Accounting Standards
Accounting for Postemployment Benefits
The Corporation has adopted, as of December 31, 1993, Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," ("FAS 112"). FAS 112 requires employers to accrue currently the cost of benefits, including salary continuation and severance benefits, provided to former or inactive employees after employment but before retirement. The adoption of FAS 112 did not have a significant impact on the results of operations or financial condition of

U.S. TRUST CORPORATION


the Corporation.

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

- -------------------------------------------------------------------------
Accounting Standards Not Yet Adopted
Accounting for Impairment of a Loan
Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," ("FAS 114") was issued in May 1993 and is effective for years beginning after December 15, 1994, with earlier application encouraged. FAS 114 addresses the accounting by creditors for impairment of a loan by specifying how allowances for credit losses related to certain loans should be determined. FAS 114 also addresses the accounting by creditors for all loans that are restructured in a troubled debt restructuring involving a modification of terms, including troubled debt restructurings involving a receipt of assets in partial satisfaction of a loan.
    FAS 114 requires that the amount of loan impairment be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Based upon the initial review of this standard and the present creditworthiness of the loan portfolio, the Corporation does not believe that the adoption of FAS 114 will have a significant impact on the results of operations or financial condition of the Corporation.

U.S. TRUST CORPORATION

Consolidated Statement of Income
For the Years Ended December 31,
- --------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Amounts)                                                    1993         1992         1991
- --------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans...............................................................................    $ 77,204     $ 70,088     $ 69,927
Securities:
  Taxable...........................................................................      67,868       77,669       70,401
  Exempt from Federal Income Taxes..................................................       7,267       10,842       15,167
Federal Funds Sold and Securities Purchased Under Agreements to Resell..............      12,213        8,338       19,099
Deposits with Banks.................................................................       5,048        6,274       16,760
                                                                                        --------     --------     --------
Total Interest Income...............................................................     169,600      173,211      191,354
                                                                                        --------     --------     --------
INTEREST EXPENSE
Deposits............................................................................      37,478       42,450       68,639
Federal Funds Purchased, Securities Sold Under Agreements to Repurchase
  and Other Borrowings..............................................................      10,509       16,356       20,887
Long Term Debt......................................................................       5,371        5,517        5,730
                                                                                        --------     --------     --------
Total Interest Expense..............................................................      53,358       64,323       95,256
                                                                                        --------     --------     --------
NET INTEREST INCOME.................................................................     116,242      108,888       96,098
Provision for Credit Losses.........................................................       4,000        6,000        6,025
                                                                                        --------     --------     --------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES...............................     112,242      102,888       90,073
                                                                                        --------     --------     --------
FEES AND OTHER INCOME
Fiduciary and Other Fees............................................................     264,075      235,824      204,948
Securities Gains, Net...............................................................       3,025        2,801        1,558
Other...............................................................................       8,863        6,939        7,165
                                                                                        --------     --------     --------
Total Fees and Other Income.........................................................     275,963      245,564      213,671
                                                                                        --------     --------     --------
Total Operating Income Net of Interest Expense and Provision for Credit Losses......     388,205      348,452      303,744
                                                                                        --------     --------     --------
OPERATING EXPENSES
Salaries............................................................................     120,770      104,506       93,354
Employee Benefits and Incentive Compensation........................................      68,383       60,426       47,877
                                                                                        --------     --------     --------
Total Salaries and Benefits.........................................................     189,153      164,932      141,231
Net Occupancy.......................................................................      40,035       37,420       36,939
Equipment...........................................................................      18,536       18,591       19,507
Other...............................................................................      67,796       68,589       57,260
                                                                                        --------     --------     --------
Total Operating Expenses............................................................     315,520      289,532      254,937
                                                                                        --------     --------     --------
Income From Operations Before Income Tax Expense and Cumulative Effect
  of Accounting Changes.............................................................      72,685       58,920       48,807
Income Tax Expense..................................................................      30,418       22,389       17,424
                                                                                        --------     --------     --------
Income From Operations Before Cumulative Effect of Accounting Changes...............      42,267       36,531       31,383
Cumulative Effect of Changes in Accounting for Postretirement Benefits and
  Income Taxes (Notes 9 and 17).....................................................           -       (7,780)           -
                                                                                        --------     --------     --------
Net Income..........................................................................    $ 42,267     $ 28,751     $ 31,383
                                                                                        ========     ========     ========

Primary Net Income Per Share:
  Income From Operations Before Cumulative Effect of Accounting Changes.............    $   4.26     $   3.76     $   3.32
  Cumulative Effect of Changes in Accounting for Postretirement Benefits
    and Income Taxes................................................................           -        (0.80)           -
                                                                                        --------     --------     --------
  Net Income........................................................................    $   4.26     $   2.96     $   3.32
                                                                                        ========     ========     ========

Fully Diluted Net Income Per Share:
  Income From Operations Before Cumulative Effect of Accounting Changes.............    $   4.25     $   3.74     $   3.27
  Cumulative Effect of Changes in Accounting for Postretirement Benefits
    and Income Taxes................................................................           -        (0.80)           -
                                                                                        --------     --------     --------
  Net Income........................................................................    $   4.25     $   2.94     $   3.27
                                                                                        ========     ========     ========

The accompanying notes are an integral part of these financial statements.


U.S. TRUST CORPORATION

Consolidated Statement of Condition
December 31,
- -------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                                 1993          1992
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks.......................................................................   $  179,117    $  219,709
Interest Bearing Deposits with Banks..........................................................       61,476        61,860
Securities:  Available for Sale, at Estimated Fair Value......................................      836,532             -
  Held to Maturity (Estimated Fair Value $87,069 in 1993).....................................       86,748             -
  Investment (Estimated Fair Value $1,222,349 in 1992)........................................            -     1,196,068
Federal Funds Sold and Securities Purchased Under Agreements to Resell........................      237,000             -
Loans.........................................................................................    1,398,723     1,260,461
Less:  Allowance for Credit Losses............................................................       13,393        11,676
                                                                                                 ----------    ----------
Net Loans.....................................................................................    1,385,330     1,248,785
Premises and Equipment........................................................................      109,767       102,080
Other Assets..................................................................................      290,382       122,958
                                                                                                 ----------    ----------
Total Assets..................................................................................   $3,186,352    $2,951,460
                                                                                                 ==========    ==========
LIABILITIES
Deposits:
  Non-Interest Bearing........................................................................   $1,241,085    $1,220,677
  Interest Bearing............................................................................    1,245,529     1,134,474
                                                                                                 ----------    ----------
Total Deposits................................................................................    2,486,614     2,355,151
Federal Funds Purchased, Securities Sold Under Agreements to Repurchase
  and Other Borrowings........................................................................      258,072       225,295
Accounts Payable and Accrued Liabilities......................................................      147,979       108,779
Long Term Debt................................................................................       65,100        65,082
                                                                                                 ----------    ----------
Total Liabilities.............................................................................    2,957,765     2,754,307
                                                                                                 ----------    ----------

Commitments and Contingencies
STOCKHOLDERS' EQUITY                 1993                 1992
                                     ----                 ----
Common Stock
  Par Value.................        $1.00                $5.00
  Authorized Shares.........   40,000,000           20,000,000
  Issued Shares.............   11,436,293           11,301,213     ............................      11,436        56,506
Capital Surplus................................................................................      67,898        23,280
Retained Earnings..............................................................................     242,112       216,839
Treasury Stock, at Cost (2,076,868 Shares in 1993 and 2,028,891 Shares in 1992)................     (82,857)      (78,443)
Loan to ESOP...................................................................................     (18,697)      (21,029)
Unrealized Gain, Net of Taxes, on Securities Available for Sale................................       8,695             -
                                                                                                 ----------    ----------
Total Stockholders' Equity.....................................................................     228,587       197,153
                                                                                                 ----------    ----------
Total Liabilities and Stockholders' Equity.....................................................  $3,186,352    $2,951,460
                                                                                                 ==========    ==========

The accompanying notes are an integral part of these financial statements.


U.S. TRUST CORPORATION

Consolidated Statement of Changes in Stockholders' Equity
For the Years Ended December 31,
- -------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Amounts)                                           1993         1992         1991
- -------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, Beginning of Year..........................................................   $ 56,506     $ 55,864     $ 55,600
Issuance of Shares Under Employee Benefit Plans (135,080,
  128,497 and 52,800 Shares)........................................................        467          642          264
Change in Par Value of Common Stock.................................................    (45,537)           -            -
                                                                                       --------     --------     --------
Balance, End of Year................................................................   $ 11,436     $ 56,506     $ 55,864
                                                                                       ========     ========     ========

CAPITAL SURPLUS
Balance, Beginning of Year..........................................................   $ 23,280     $ 23,385     $ 22,639
Employee Benefit Plans..............................................................      4,011        2,282          746
Acquisitions........................................................................     (4,930)      (2,387)           -
Change in Par Value of Common Stock.................................................     45,537            -            -
                                                                                       --------     --------     --------
Balance, End of Year................................................................   $ 67,898     $ 23,280     $ 23,385
                                                                                       ========     ========     ========

RETAINED EARNINGS
Balance, Beginning of Year..........................................................   $216,839     $203,441     $186,150
Net Income..........................................................................     42,267       28,751       31,383
Cash Dividends Declared ($1.88, $1.72 and $1.60 Per Share)..........................    (17,677)     (15,860)     (14,598)
Tax Benefit on Dividends Paid to ESOP...............................................        683          507          506
                                                                                       --------     --------     --------
Balance, End of Year................................................................   $242,112     $216,839     $203,441
                                                                                       ========     ========     ========

TREASURY STOCK
Balance, Beginning of Year..........................................................   $(78,443)    $(77,452)    $(73,496)
Purchases (157,500, 292,000 and 96,000 Shares)......................................     (8,485)     (13,277)      (3,862)
Issuance (Tender) of Shares Under Employee Benefit Plans, Net (33,692,
  27,780 and (639) Shares)........................................................        1,175          821          (94)
Issuance of Shares for Acquisitions (75,831 and 312,848 Shares)...................        2,896       11,465            -
                                                                                       --------     --------     --------
Balance, End of Year..............................................................     $(82,857)    $(78,443)    $(77,452)
                                                                                       ========     ========     ========

LOAN TO ESOP
Balance, Beginning of Year..........................................................   $(21,029)    $(23,181)    $(25,167)
Principal Payment by ESOP...........................................................      2,332        2,152        1,986
                                                                                       --------     --------     --------
Balance, End of Year................................................................   $(18,697)    $(21,029)    $(23,181)
                                                                                       ========     ========     ========

UNREALIZED GAIN, NET OF TAXES, ON SECURITIES AVAILABLE FOR SALE
Balance, Beginning of Year..........................................................   $      -     $      -     $      -
Adoption of FAS 115 - Net Unrealized Gain, Net of Taxes, on Securities
  Available for Sale,...............................................................      8,695            -            -
                                                                                       --------     --------     --------
Balance, End of Year................................................................   $  8,695     $      -     $      -
                                                                                       ========     ========     ========

Total Stockholders' Equity..........................................................   $228,587     $197,153     $182,057
                                                                                       ========     ========     ========

The accompanying notes are an integral part of these financial statements.


U.S. TRUST CORPORATION

Consolidated Statement of Cash Flows
For the Years Ended December 31,
- -------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                                                            1993         1992          1991
- -------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income.....................................................................      $  42,267    $  28,751     $  31,383
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses....................................................          4,000        6,000         6,025
Depreciation and Amortization of Premises and Equipment and Other Assets.......         14,896       13,326        11,167
Deferred Income Taxes..........................................................          1,820          889        (1,348)
Net Amortization of Premium on Securities......................................         10,768        9,752         2,091
Net Change in Accrued Interest, Commissions and Other Receivables..............        (28,886)       2,456        (3,384)
Net Change in Accounts Payable and Other Liabilities...........................         39,405        6,019        15,354
Cumulative Effect of Adopting FAS 106 (Before Taxes)...........................              -       22,968             -
Cumulative Effect of Adopting FAS 109..........................................              -       (4,609)            -
Other, Net.....................................................................         (2,738)         (84)       (8,163)
                                                                                     ---------    ---------     ---------
Net Cash Provided by Operating Activities......................................         81,532       85,468        53,125
                                                                                     ---------    ---------     ---------
Cash Flows From Investing Activities:
Net Change in Interest Bearing Deposits with Banks.............................            384       33,480        65,232
Investment Securities:
  Proceeds from Sales..........................................................        202,080      169,968        53,587
  Proceeds from Maturities, Calls and Mandatory Redemptions....................        781,561      607,660       458,981
  Purchases....................................................................       (854,446)    (961,837)     (629,617)
Net Change in Federal Funds Sold and Securities Purchased
  Under Agreements to Resell...................................................       (237,000)     304,525       (65,586)
Net Change in Loans............................................................       (138,262)     (96,816)     (103,481)
Expenditures for Premises and Equipment, Net of Retirements....................        (19,405)      (7,595)       (7,334)
Principal Payment by ESOP......................................................          2,332        2,152         1,986
Other, Net.....................................................................          3,067      (17,147)       (5,357)
                                                                                     ---------    ---------     ---------
Net Cash Provided (Used) by Investing Activities...............................       (259,689)      34,390      (231,589)
                                                                                     ---------    ---------     ---------
Cash Flows From Financing Activities:
Net Change in Non-Interest Bearing Deposits....................................         20,408      183,928        67,655
Net Change in Money Market and Other Savings Deposits..........................        115,971       58,284        37,102
Net Change in Time Deposits....................................................         (4,916)       5,066       (36,747)
Net Change in Federal Funds Purchased, Securities Sold Under
  Agreements to Repurchase and Other Borrowings................................         32,777     (248,486)       46,243
Repurchases/Repayment of Long Term Debt........................................         (5,282)      (3,822)       (2,031)
Issuance of Common Stock.......................................................          4,297        3,119           684
Purchases of Treasury Stock....................................................         (8,485)     (13,277)       (3,862)
Dividends Paid.................................................................        (17,205)     (15,570)      (14,618)
                                                                                     ---------    ---------     ---------
Net Cash Provided (Used) by Financing Activities...............................        137,565      (30,758)       94,426
                                                                                     ---------    ---------     ---------
Net Change in Cash and Cash Equivalents........................................        (40,592)      89,100       (84,038)
Cash and Cash Equivalents at January 1.........................................        219,709      130,609       214,647
                                                                                     ---------    ---------     ---------
Cash and Cash Equivalents at December 31.......................................      $ 179,117    $ 219,709     $ 130,609
                                                                                     =========    =========     =========
Income Taxes Paid..............................................................      $  29,678    $  23,670     $  16,546
Interest Expense Paid..........................................................         53,536       65,436        99,850

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

(g) Premises and Equipment - Premises and equipment, including leasehold improvements, are stated at cost less accumulated amortization and depreciation. Amortization and depreciation expenses are computed on a straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets. Maintenance and repairs expenses

U.S. TRUST CORPORATION


are charged to operating expenses as incurred.

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

- -------------------------------------------------------------------------
2.   Acquisitions
On July 7, 1993, the Corporation exchanged 75,831 shares of its common stock, valued at approximately $4.0 million, for 100% of the shares of Capital Trust Company ("Capital Trust"), a Portland, Oregon-based trust and investment management and consulting company. On December 1, 1992, the Corporation exchanged 106,541 shares of its common stock, valued at approximately $5.0 million, for 100% of the shares of Campbell, Cowperthwait & Co., Inc. ("Campbell"), a New York City-based investment advisory company. These acquisitions were accounted for as poolings-of-interests. Neither acquisition had a significant effect on the Corporation's consolidated financial statements. Accordingly, the results of operations for Capital Trust and Campbell have been recorded as of their respective dates of acquisition and prior period financial statements were not restated.
     On March 31, 1992, the Corporation purchased 100% of the stock of Delafield, Harvey, Tabell Inc., an investment advisory company located in Princeton, New Jersey, for 206,307 shares of the Corporation's common stock valued at $9.0 million. The acquisition was accounted for as a purchase. Substantially all of the purchase price was allocated to the value of investment management contracts that are being amortized on a straight-line basis over their estimated 10 years life. The acquisition did not have a material impact on the Corporation's 1992 operating results.

- -------------------------------------------------------------------------
3.   Cash and Due from Banks
The average non-interest earning balances held at the Federal Reserve
Bank for the years ended December 31, 1993 and 1992 were $73 million and $58 million, respectively. These amounts represent reserve requirements which must be maintained on deposits. There are no other restrictions on cash and due from banks.

- -------------------------------------------------------------------------
4.   Securities
The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("FAS 115") as of December 31, 1993. Prior to adopting FAS 115, all of the Corporation's investments in debt and equity securities had been classified as investment securities that were recorded at their amortized cost.
     A comparison of the amortized cost, estimated fair value and gross

U.S. TRUST CORPORATION


unrealized gains and losses as of December 31, 1993 for securities available for sale and securities held to maturity, and for investment securities as of December 31, 1992 follows.

                                                                                      Estimated        Gross        Gross
                                                                          Amortized        Fair   Unrealized   Unrealized
(In Thousands)                                                                 Cost       Value        Gains       Losses
- -------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
December 31, 1993:
U.S. Government and Federal Agency obligations:
  U.S. Treasury obligations                                              $  210,265   $  212,312      $ 2,100      $   53
  Government National Mortgage Association obligations (Ginnie Mae) <F1>    153,239      162,379        9,401         261
  U.S. Government Sponsored Agencies and Corporations <F2>                  189,755      190,467          784          72
                                                                         ----------   ----------      -------      ------
                                                                            553,259      565,158       12,285         386
                                                                         ----------   ----------      -------      ------
States and Municipal obligations <F3>                                        85,341       89,748        4,417          10
Collateralized mortgage obligations <F4>                                    115,516      115,728          447         235
All other                                                                    65,907       65,898            -           9
                                                                         ----------   ----------      -------      ------
  Total                                                                  $  820,023   $  836,532      $17,149      $  640
                                                                         ==========   ==========      =======      ======
Securities held to maturity:
December 31, 1993:
U.S. Government and Federal Agency obligations:
  Government National Mortgage Association
    obligations (Ginnie Mae) (1)                                         $   73,300   $   73,591      $   291      $    -
  U.S. Government Sponsored Agencies and Corporations (2)                    13,448       13,478           32           2
                                                                         ----------   ----------      -------      ------
                                                                         $   86,748   $   87,069      $   323      $    2
                                                                         ==========   ==========      =======      ======
Investment securities:
December 31, 1992:
U.S. Government and Federal Agency obligations:
  U.S. Treasury obligations                                              $  335,549   $  345,157      $ 9,608      $    -
  Government National Mortgage Association obligations (Ginnie Mae) (1)     268,659      279,889       12,695       1,465
  U.S. Government Sponsored Agencies and Corporations (2)                   154,961      155,195          523         289
                                                                         ----------   ----------      -------      ------
                                                                            759,169      780,241       22,826       1,754
                                                                         ----------   ----------      -------      ------
States and Municipal obligations (3)                                        131,453      137,325        5,891          19
Collateralized mortgage obligations (4)                                     285,184      284,531          723       1,376
All other                                                                    20,262       20,252            9          19
                                                                         ----------   ----------      -------      ------
    Total                                                                $1,196,068   $1,222,349      $29,449      $3,168
                                                                         ==========   ==========      =======      ======

<F1> Backed by the full faith and credit of the U.S. Government.
<F2> Securities available for sale are comprised of Federal National Mortgage Association (Fannie Mae), Federal Home Loan
     Mortgage Corporation (Freddie Mac) and Small Business Administration (SBA) obligations.  Securities held to maturity are comprised of SBA obligations.  Investment securities are comprised of Fannie Mae and Freddie Mac obligations.
<F3> Comprised mainly of highly rated investment grade general obligation and revenue bonds.
<F4> Collateralized by either Ginnie Mae, Fannie Mae or Freddie Mac obligations.

U.S. TRUST CORPORATION


The amortized cost and estimated fair value of securities available for sale and securities held to maturity at December 31, 1993, by the earlier of contractual maturity or call date, follows.

                                                                                                       December 31, 1993,
                                                        -----------------------------------------------------------------
                                                         Securities Available for Sale        Securities Held to Maturity
                                                        ------------------------------        ---------------------------
                                                                             Estimated                          Estimated
                                                         Amortized                Fair           Amortized           Fair
(In Thousands)                                                Cost               Value                Cost          Value
- -------------------------------------------------------------------------------------------------------------------------
Due in one year or less                                   $250,079            $250,469             $     -        $     -
Due after one year through two years                        34,031              35,853                   -              -
Due after two years through five years                      54,069              57,357                   -              -
Due after five years through ten years                       4,515               4,961                   -              -
Due after ten years                                         15,043              15,542                   -              -
                                                          --------            --------             -------        -------
    Sub-Total                                              357,737             364,182                   -              -
Collateralized mortgage obligations,
  mortgage-backed securities and other
  asset-backed securities <F1><F2><F3>                     458,510             468,574              86,748         87,069
                                                          --------            --------             -------        -------
    Total <F4>                                            $816,247            $832,756             $86,748        $87,069
                                                          ========            ========             =======        =======

<F1> In excess of 98% and 84% of securities available for sale and securities held to maturity, respectively, are collateralized mortgage obligations and mortgage-backed securities.
<F2> At December 31, 1993, the Corporation's available for sale collateralized mortgage obligations, mortgage-backed securities and other asset-backed securities had a weighted-average life of 2.6 years and the Corporation's held to maturity mortgage-backed securities and other asset-backed securities had a weighted-average life of 7.8 years, reflecting anticipated future prepayments based on a consensus of dealers in the market.
<F3> Expected maturities for collateralized mortgage obligations, mortgage-backed securities and other asset-backed securities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.
<F4> Excludes $3,776 of Federal Reserve Bank and Federal Home Loan Bank stock.

The components of securities gains, net for the years ended December 31, 1993, 1992 and 1991 follows.

U.S. TRUST CORPORATION

                                                                                                 Years Ended December 31,
                                                                           ----------------------------------------------
(In Thousands)                                                               1993                1992                1991
- -------------------------------------------------------------------------------------------------------------------------
Gross realized gains from sales                                            $3,347              $2,871              $1,624
Gross realized (losses) from sales                                           (370)               (206)                (43)
Net gains (losses) on maturities, calls and mandatory redemptions              48                 136                 (23)
                                                                           ------              ------              ------
    Securities gains, net                                                  $3,025              $2,801              $1,558
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

- -------------------------------------------------------------------------
5.   Loans
The following is an analysis of the composition of the loan portfolio.

                                                                                                             December 31,
                                                               ----------------------------------------------------------
(In Thousands)                                                       1993        1992        1991        1990        1989
- -------------------------------------------------------------------------------------------------------------------------
Private banking:
  Residential real estate mortgages                            $  699,193  $  612,142  $  449,270  $  353,663  $  298,860
  Other                                                           416,922     319,233     300,859     308,071     339 028
                                                               ----------  ----------  ----------  ----------  ----------
Total private banking loans                                     1,116,115     931,375     750,129     661,734     637,888
                                                               ----------  ----------  ----------  ----------  ----------
Short-term trust credit facilities<F1>                            211,741     259,729     321,270     341,511     337,963
Loans to financial institutions for
  purchasing and carrying securities                               57,505      52,652      49,982      20,967      28,103
All other                                                          13,362      16,705      42,264      35,952      74,826
                                                               ----------  ----------  ----------  ----------  ----------
  Total                                                        $1,398,723  $1,260,461  $1,163,645  $1,060,164  $1,078,780
                                                               ==========  ==========  ==========  ==========  ==========

<F1> The Trust Company provides short-term credit facilities to certain of its trust customers in anticipation of receiving interest and dividends due from investments under administration and custody agreements.  The Trust Company has never experienced a credit loss as a result of these arrangements.  Approximately 86% of the December 31, 1993 short-term trust credit facilities were repaid on the next business day.

U.S. TRUST CORPORATION


The aggregate outstanding principal amounts of non-accrual and restructured loans follow:

                                                                                                             December 31,
                                                                   ------------------------------------------------------
(In Thousands)                                                       1993        1992        1991        1990        1989
- -------------------------------------------------------------------------------------------------------------------------
Private banking non-accrual loans                                  $4,929      $7,498     $ 9,194     $ 5,054     $ 1,356
All other non-accrual and restructured loans                        1,076       1,103      10,304      11,058      28,532
                                                                   ------      ------     -------     -------     -------
  Total                                                            $6,005      $8,601     $19,498     $16,112     $29,888
                                                                   ======      ======     =======     =======     =======

The effect of these loans on interest income is presented below:

                                                                                                 Years Ended December 31,
                                                                                          -------------------------------
(In Thousands)                                                                               1993        1992        1991
- -------------------------------------------------------------------------------------------------------------------------
Interest income which would have been earned under original terms                            $689        $648      $1,748
Interest income recognized during year                                                        264         276         473
                                                                                             ----        ----      ------
  Reduction in interest income                                                               $425        $372      $1,275
                                                                                             ====        ====      ======

An analysis of real estate acquired in debt restructurings follows:

                                                                                                             December 31,
                                                                  -------------------------------------------------------
(In Thousands)                                                       1993        1992        1991        1990        1989
- -------------------------------------------------------------------------------------------------------------------------
Private banking                                                   $ 3,101     $ 3,291      $  840      $  240      $  147
All other                                                           8,441      10,386       8,375       9,108       7,192
                                                                  -------     -------      ------      ------      ------
  Total                                                           $11,542     $13,677      $9,215      $9,348      $7,339
                                                                  =======     =======      ======      ======      ======

U.S. TRUST CORPORATION


- -------------------------------------------------------------------------
6.   Allowance for Credit Losses
An analysis of the allowance for credit losses follows:

(In Thousands)                                                                               1993        1992        1991
- -------------------------------------------------------------------------------------------------------------------------
Balance, January 1                                                                        $11,676     $ 8,661     $ 8,599
                                                                                          -------     -------     -------
Charge-offs                                                                                (4,100)     (3,566)     (6,285)
Recoveries                                                                                  1,817         581         322
                                                                                          -------     -------     -------
Net charge-offs                                                                            (2,283)     (2,985)     (5,963)
Provision charged to income                                                                 4,000       6,000       6,025
                                                                                          -------     -------     -------
Balance, December 31                                                                      $13,393     $11,676     $ 8,661
                                                                                          =======     =======     =======

- -------------------------------------------------------------------------
7.   Premises and Equipment
An analysis of premises and equipment follows:

                                                                                                             December 31,
                                                                                                     --------------------
(In Thousands)                                                                                           1993        1992
- -------------------------------------------------------------------------------------------------------------------------
Land                                                                                                 $  1,000    $  1,000
Building                                                                                               12,140      12,127
Leasehold improvements                                                                                 93,115      88,378
Furniture and equipment                                                                                62,776      52,280
                                                                                                     --------    --------
                                                                                                      169,031     153,785
Less accumulated amortization and depreciation                                                         59,264      51,705
                                                                                                     --------    --------
  Total                                                                                              $109,767    $102,080
                                                                                                     ========    ========

Amortization and depreciation expense                                                                $ 11,952    $ 10,669
                                                                                                     ========    ========

Amortization and depreciation expense amounted to $10,062,000 for 1991.

U.S. TRUST CORPORATION


- -------------------------------------------------------------------------
8.   Federal Funds Purchased, Securities Sold Under
Agreements to Repurchase and Other Borrowings
An analysis of borrowings follows:

(In Thousands)                                                                               1993        1992        1991
- -------------------------------------------------------------------------------------------------------------------------
Federal funds purchased:
  Year-end balance                                                                       $ 31,535    $ 70,945    $ 45,775
  Daily average balance                                                                   151,005     253,446     147,888
  Maximum end-of-month balance                                                            470,325     812,810     257,870
  Weighted average interest rate during year                                                 3.12%       3.78%       5.62%
  Weighted average interest rate at year-end                                                 3.00        2.04        4.01
Securities sold under agreements to repurchase:
  Year-end balance                                                                       $189,679    $134,473    $387,657
  Daily average balance                                                                   187,868     192,733     207,662
  Maximum end-of-month balance                                                            305,249     378,146     387,657
  Weighted average interest rate during year                                                 2.82%       3.26%       5.64%
  Weighted average interest rate at year-end                                                 2.86        2.91        3.69
Other borrowings:
  Year-end balance                                                                       $ 36,858    $ 19,877    $ 40,349
  Daily average balance                                                                    17,326      20,327      16,171
  Maximum end-of-month balance                                                             37,716     101,138      40,349
  Weighted average interest rate during year                                                 2.88%       2.45%       5.40%
  Weighted average interest rate at year-end                                                 2.59        3.97        3.75

Federal funds purchased and securities sold under agreements to repurchase generally are overnight borrowing transactions.

- -------------------------------------------------------------------------
9.   Income Taxes
The Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("FAS 109") retroactive to January 1, 1992. FAS 109 requires, among other things, that an asset and liability approach be applied to accounting for income taxes and that the recognition of deferred tax assets be evaluated using a "more likely than not" realizability criterion. As a result of adopting FAS 109, first quarter and full year 1992 net income was increased by $4.6 million ($.47 per share).
     Since the Corporation did not restate its 1991 financial statements for the effects of FAS 109, the following disclosures have been prepared using two different accounting principles. The disclosures for 1993 and 1992 have been prepared under the provisions of FAS 109. Disclosures for 1991 have been prepared under the guidelines set forth in Accounting Principles Board Opinion No. 11, the predecessor of FAS 109.

U.S. TRUST CORPORATION


     The components of the provision for income tax expense that are attributable to income from operations are as follows:

                                                                                                 Years Ended December 31,
                                                                                          -------------------------------
(In Thousands)                                                                               1993        1992        1991
- -------------------------------------------------------------------------------------------------------------------------
Current:
  Federal                                                                                 $16,280     $10,543     $ 9,684
  State and local                                                                          12,318      10,957       9,088
                                                                                          -------     -------     -------
    Total current income taxes                                                             28,598      21,500      18,772
                                                                                          -------     -------     -------
Deferred:
  Federal                                                                                   2,180       2,205      (1,308)
  State and local                                                                            (360)     (1,316)        (40)
                                                                                          -------     -------     -------
    Total deferred income taxes                                                             1,820         889      (1,348)
                                                                                          -------     -------     -------
    Total                                                                                 $30,418     $22,389     $17,424
                                                                                          =======     =======     =======

Deferred income tax provisions (benefits) that are attributable to income from operations resulted from:

                                                                                                 Years Ended December 31,
                                                                                          -------------------------------
(In Thousands)                                                                               1993        1992        1991
- -------------------------------------------------------------------------------------------------------------------------
Alternative minimum tax                                                                   $ 2,563     $ 3,718     $(1,356)
Depreciation expense                                                                        2,999       1,593       2,835
Other real estate                                                                           1,554         107      (2,170)
Deferred compensation                                                                      (3,941)     (3,012)     (1,432)
Provision for credit losses                                                                  (706)     (1,367)         69
Trust and fiduciary activities                                                               (337)       (499)     (1,081)
Retirement plans                                                                               63        (236)      1,651
Federal tax rate change                                                                      (403)          -           -
Other, net                                                                                     28         585         136
                                                                                          -------     -------     -------
  Total                                                                                   $ 1,820     $   889     $(1,348)
                                                                                          =======     =======     =======

U.S. TRUST CORPORATION


A reconciliation of the Federal statutory income tax rate with the Corporation's effective income tax rate attributable to income from operations follows:

                                                                                                Years Ended December 31,
- ------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                     1993     1993            1992    1992            1991    1991
- ------------------------------------------------------------------------         ---------------         ---------------
Tax at U.S. Federal income tax rate                     $25,440     35.0 %       $20,033    34.0 %       $16,594    34.0 %
Increase (decrease) in effective rate resulting from:
    Tax-exempt interest income                           (2,466)    (3.4)         (3,562)   (6.0)         (4,846)   (9.9)
    State and local taxes, net of Federal
      income tax benefit                                  7,773     10.7           6,363    10.8           5,972    12.2
    Alternative minimum tax                                   -        -               -       -          (1,356)   (2.8)
    Miscellaneous items                                    (329)    (0.5)           (445)   (0.8)          1,060     2.2
                                                        -------     ----         -------    ----         -------    ----
                                                        $30,418     41.8 %       $22,389    38.0 %       $17,424    35.7 %
                                                        =======     ====         =======    ====         =======    ====

The components of income tax expense for the years ended December 31, 1993 and 1992 that are attributable to income from operations, cumulative effect of changes in accounting principles and stockholders' equity follows:

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
(In Thousands)                                                                                       1993            1992
- -------------------------------------------------------------------------------------------------------------------------
Income from operations                                                                            $30,418        $ 22,389
Cumulative effect of changes in accounting principles:
  Adoption of FAS 106                                                                                   -         (10,579)
  Adoption of FAS 109                                                                                   -          (4,609)
Stockholders' equity:
  Adoption of FAS 115                                                                               7,814               -
  Tax benefit on dividends paid to the ESOP on unallocated shares                                    (683)           (507)
                                                                                                  -------        --------
    Total                                                                                         $37,549        $  6,694
                                                                                                  =======        ========

U.S. TRUST CORPORATION


The components of the net deferred tax (asset) as of December 31, 1993 and 1992 follows:

                                                                                                             December 31,
                                                                                                  -----------------------
(In Thousands)                                                                                       1993            1992
- -------------------------------------------------------------------------------------------------------------------------
Deferred tax (assets):
Deferred compensation                                                                            $(14,880)       $(10,751)
Trust and fiduciary activities                                                                     (9,239)         (8,750)
Retirement plans                                                                                   (6,332)         (5,863)
Allowance for credit losses                                                                        (6,186)         (5,382)
Leasing transactions                                                                               (3,400)         (3,400)
Other real estate                                                                                  (1,232)         (2,793)
Alternative minimum tax                                                                                 -          (2,563)
Other                                                                                              (1,427)         (1,642)
                                                                                                 --------        --------
                                                                                                  (42,696)        (41,144)
                                                                                                 --------        --------
Deferred tax liabilities:
Premises and equipment                                                                             18,012          14,757
Other                                                                                                 494             780
                                                                                                 --------        --------
  Net deferred tax (asset)                                                                       $(24,190)       $(25,607)
                                                                                                 ========        ========

The income tax effect of securities gains, net was $1,433,000, $1,304,000 and $725,000 in 1993, 1992 and 1991, respectively.

- -------------------------------------------------------------------------
10.  Long Term Debt
Long term debt is comprised of the following:

                                                                                                             December 31,
                                                                                                  -----------------------
(In Thousands)                                                                                       1993            1992
- -------------------------------------------------------------------------------------------------------------------------
8 1/2% Capital Notes due 2001                                                                     $12,453         $14,103
8.35% Senior Unsecured ESOP Notes due 1999                                                         18,697          21,029
8% Notes due 1996                                                                                  29,950          29,950
Federal Home Loan Bank Borrowings                                                                   4,000               -
                                                                                                  -------         -------
  Total                                                                                           $65,100         $65,082
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

- -------------------------------------------------------------------------
11.  Stockholders' Equity
At the Annual Meeting of Shareholders on April 27, 1993, the shareholders approved an amendment to the Certificate of Incorporation which reduced the par value of the Corporation's common stock from $5.00 per share to $1.00 per share. Effective as of that date $45,537,000 was transferred from the Common Stock account to the Capital Surplus account. In addition, the shareholders approved an increase in the Corporation's authorized common shares to 40 million from 20 million. Neither of these actions had any effect on the total amount of Stockholders' Equity.
     In April 1992, the Corporation's Board of Directors approved a 1.0 million common stock buyback program. This was in addition to the 2.7 million common stock buyback program that had been previously approved. Through December 31, 1993, 2,941,787 shares of common stock have been repurchased in the open market at an average cost of $39.54 per share.
Of the total common shares repurchased, 157,500 common shares were

U.S. TRUST CORPORATION


purchased in 1993 at a total cost of $8.5 million.
     The Corporation is authorized to issue up to 5.0 million, $1.00 par value, preferred shares as of December 31, 1993. No preferred shares have been issued.
     The Corporation's banking subsidiaries are subject to limitations on the amount of dividends they can pay to the Corporation without prior approval of the bank regulatory authorities. Under this limitation, the banking subsidiaries can declare, in aggregate, dividends in 1994 without approval of the regulatory authorities of approximately $27.4 million, plus an additional amount equal to the banking subsidiaries' net income for 1994 as of the dividend declaration date. In addition, in 1992 the Trust Company applied for, and was granted permission by the Federal Reserve Bank of New York, authority to pay a special dividend to the Corporation of up to $50.0 million. Under this special authority, the Trust Company has paid dividends to the Corporation of $5.0 million in 1993 and $25.0 million in 1992.

- -------------------------------------------------------------------------
12.  Contingencies
There are various pending and threatened actions and claims against the Corporation and its subsidiaries in which the Corporation has denied any liability and which it will vigorously contest. Management, after consultation with counsel as to the foregoing matters, is of the opinion that the ultimate resolution of such matters is unlikely to have any future material effect on the Corporation's financial position.

- -------------------------------------------------------------------------
13.  Financial Instruments with Off-Balance-Sheet Risk
In the normal course of business, the Corporation enters into various transactions involving off-balance sheet financial instruments to meet the needs of its customers and to reduce its own exposure to fluctuations in interest rates. These transactions are subject to varying degrees of market and credit risk. As compensation for the risks assumed, these instruments generate interest or fee revenue or expense. The controls used to monitor the credit and market risks of off-balance sheet financial instruments are consistent with those associated with the Corporation's on-balance sheet activities.

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

- -------------------------------------------------------------------------
14.  Rental Commitments on Premises and Equipment
Substantially all of the Corporation's operations are conducted from premises that are leased. The initial lease periods expire between 1994 and 2016. The lease for the Corporation's headquarters building expires in 2014 and is renewable at the Corporation's option for two successive terms of 10 years each at the then current market rate. In addition, the Corporation leases data processing equipment under leases with expiration dates ranging from two to seven years. Management expects that in the normal course of business most leases will be renewed or replaced by other leases.
     Rent expense on operating leases for the years 1993, 1992 and 1991, net of sublease rentals, was $35,799,000, $35,021,000 and $35,269,000, respectively. Operating lease rent expense includes adjustments amounting to $2,584,000 in 1993, $2,222,000 in 1992 and $3,598,000 in
1991 for increases in real estate taxes, labor costs and certain operating expenses of the landlords, net of similar adjustments applied on sublease rentals.

U.S. TRUST CORPORATION


     The following is a schedule of future minimum rental and sublease payments that have noncancelable lease terms in excess of one year as of December 31, 1993:

                                                                                                                  Minimum
                                                                                                Minimum       Rentals Net
                                                                              Minimum          Sublease       of Sublease
(In Thousands)                                                                Rentals           Rentals           Rentals
- -------------------------------------------------------------------------------------------------------------------------
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

- -------------------------------------------------------------------------
15.  Retirement Plan

The following table details the components of pension expense (credit) and the funded status of the Corporation's qualified and non-qualified retirement plans and the major assumptions used to determine these amounts.

U.S. TRUST CORPORATION

                                                                  Qualified Plan                       Non-Qualified Plan
                                              ----------------------------------      -----------------------------------
(In Thousands)                                    1993         1992         1991           1993         1992         1991
- -------------------------------------------------------------------------------------------------------------------------
Components of pension expense (credit):
  Service cost                                $  5,072     $  4,267     $  3,520        $   260      $   157      $   134
  Interest cost                                  9,212        8,313        7,379            355          396          308
  Actual return on plan assets                 (31,233)     (15,892)     (36,051)             -            -            -
  Net amortization and deferral                 15,189          821       21,656            110          191          148
                                              --------     --------     --------        -------      -------      -------
    Net pension expense (credit)              $ (1,760)    $ (2,491)    $ (3,496)       $   725      $   744      $   590
                                              ========     ========     ========        =======      =======      =======
Funded status of retirement plans:
  Plan assets, at market value                $194,141     $167,180     $155,241        $     -      $     -      $     -
  Actuarial present value of benefit
    obligations:
    Accumulated benefit obligations:
        Vested                                  99,757       78,468       66,265          2,684        1,749        1,185
        Non-vested                               7,519        6,559        5,816            209          205          159
                                              --------     --------     --------        -------      -------      -------
    Total                                      107,276       85,027       72,081          2,893        1,954        1,344
    Provision for future salary increases       18,370       17,916       16,450          2,130        2,626        2,437
                                              --------     --------     --------        -------      -------      -------
    Projected benefit obligations              125,646      102,943       88,531          5,023        4,580        3,781
                                              --------     --------     --------        -------      -------      -------
  Excess of plan assets over projected
    benefit obligations                         68,495       64,237       66,710         (5,023)      (4,580)      (3,781)
  Unrecognized cumulative net losses (gains)   (32,072)     (27,366)     (29,207)         1,283        1,459        1,342
  Prior service cost not yet recognized
    in periodic pension costs                    1,786        1,976        1,252            245          270          280
  Unrecognized net liability (asset)
    at date of initial application             (19,189)     (21,588)     (23,986)           414          466          517
                                              --------     --------     --------        -------      -------      -------
    Prepaid (accrued) pension cost            $ 19,020     $ 17,259     $ 14,769        $(3,081)     $(2,385)     $(1,642)
                                              ========     ========     ========        =======      =======      =======
Major assumptions at year-end (1):
  Discount rate                                    7.5%         8.5%         9.0%           7.5%         8.5%         9.0%
  Rate of increase in compensation                 4.5%         5.5%           6%           4.5%         5.5%           6%
  Expected rate of return on plan assets             9%           9%           9%             9%           9%           9%
- -------------------------------------------------------------------------------------------------------------------------

<F1> The pension expense (credit) is determined using the assumptions as of the beginning of the year.  The funded status is determined using the assumptions as of the end of the year.

The Corporation uses the projected unit credit cost method to compute the vested benefit obligation, where the vested benefit obligation is the

U.S. TRUST CORPORATION


actuarial present value of the vested benefits to which the employee is entitled based on the employee's expected date of separation or retirement.

- -------------------------------------------------------------------------
16.  Incentive Compensation Plans
The Corporation sponsors a 401(k) Plan and ESOP covering all employees who satisfy a one year service requirement. The 401(k) Plan provides that, depending upon the Corporation satisfying certain profitability criteria and other factors, eligible employees receive annual awards calculated as a percentage of such employees' compensation. Awards to senior officers are calculated under the provisions of the Annual
Incentive Plan ("AIP"), while awards to non-senior officers and other employees are governed by the terms of the Incentive Award Plan ("IAP"). Awards under either the AIP or IAP plan are comprised of an ESOP award, which is mandatorily contributed to the 401(k) Plan, and of an elective award, which may be taken in cash or, subject to certain limitations, deferred and contributed to the 401(k) Plan. Total incentive awards were $26.0 million, $23.8 million and $19.0 million in 1993, 1992 and 1991, respectively.
     The Corporation's 1989 Stock Compensation Plan ("the 1989 Plan") governs the granting of stock option, restricted common stock and Long-Term Performance ("LTPP") awards to eligible employees. The 1989 Plan, as amended in April 1992, authorizes the issuance of a maximum of 1.3 million common shares plus common shares previously authorized but not utilized under certain predecessor stock compensation plans. At December 31, 1993, the Corporation had 561,307 shares of common stock available for issuance as restricted stock awards, incentive stock options, non-qualified stock options and performance share units.
     Under the 1989 Plan, the Corporation may award either incentive stock options or non-qualified stock options. The options expire ten years from the date of grant and their exercise price is not less than the fair value of a common share on the date of grant.
     In 1989, the shareholders of the Corporation approved the Stock
Option Plan for Non-Employee Directors of U.S. Trust Corporation ("the Directors Plan"). The Directors Plan provides for the granting of non-qualified options to non-employee directors, as defined in the Directors Plan. The Directors Plan authorizes the issuance of a maximum of 125,000 shares of common stock. The options expire ten years from the date of grant and their exercise price is not less than the fair value of a common share on the date of grant.
     The following is a combined summary of option transactions which occurred under the 1989 Plan and the Directors Plan during 1993, 1992 and 1991.

U.S. TRUST CORPORATION

                                                                                      Shares
                                                                                       Under                 Option Price
                                                                                      Option                    Per Share
- -------------------------------------------------------------------------------------------------------------------------
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

- -------------------------------------------------------------------------
17.  Health Care and Life Insurance Benefits
The Corporation provides certain health care and life insurance benefits for all employees, certain qualifying retired employees and their dependents.
     The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," ("FAS 106") retroactive to January 1, 1992, using the

U.S. TRUST CORPORATION


immediate recognition method. FAS 106 requires that employers accrue, during the years that the employee renders service, the expected cost of providing health care and life insurance and other benefits to an employee upon retirement. Under the immediate recognition transition method, the accumulated postretirement benefit obligation of $23.0 million, net of deferred taxes of $10.6 million, was charged against first quarter 1992 net income. In addition, employee benefits expense was increased by $2.2 million ($1.4 million after taxes) reflecting the ongoing impact of FAS 106. The increased expense was charged evenly to each of the four quarters of 1992.
     Effective January 1, 1993, the Corporation's postretirement health care plans were amended to change the health care insurance cost-sharing formula for retirees and their qualified dependents. Under the revised cost-sharing formula, the Corporation will not absorb any insurance premium cost increases after 1999. The impact of this amendment ($8.5 million reduction in the accumulated postretirement benefit obligation) is being amortized over the estimated remaining service lives of the affected employee group of 11 years, commencing in 1993.
     The following tables detail the components of expense for the Corporation's unfunded postretirement health care and life insurance plans and the composition of the accumulated postretirement benefit obligation.

                                                                                                 Years Ended December 31,
                                                       ------------------------------------------------------------------
                                                                                 1993                                1992
                                                       ------------------------------      ------------------------------
(In Thousands)                                         Health        Life       Total      Health        Life       Total
- -------------------------------------------------------------------------------------------------------------------------
Components of postretirement benefit expense:
  Service cost                                         $  436        $109      $  545      $  915        $102      $1,017
  Interest cost                                         1,099         465       1,564       1,704         331       2,035
  Amortization of prior service cost                     (771)          -        (771)          _           -           -
  Amortization of loss                                      -          97          97           -           -           -
                                                       ------        ----      ------      ------        ----      ------
    Net postretirement benefit expense                 $  764        $671      $1,435      $2,619        $433      $3,052
                                                       ======        ====      ======      ======        ====      ======

                                                                                                             December 31,
                                                       ------------------------------------------------------------------
                                                                                 1993                                1992
                                                       ------------------------------      ------------------------------
(In Thousands)                                         Health        Life       Total      Health        Life       Total
- -------------------------------------------------------------------------------------------------------------------------
Composition of accumulated postretirement benefit
  obligation:
    Retirees (including covered dependents)           $ 4,252     $ 4,234     $ 8,486     $ 5,390      $1,994     $ 7,384
    Fully eligible active employees                     3,209         926       4,135       2,381         713       3,094
    Other active employees                              8,237       2,039      10,276       5,455       1,635       7,090
                                                      -------     -------     -------     -------      ------     -------
      Total obligation                                 15,698       7,199      22,897      13,226       4,342      17,568
    Unrecognized prior service cost amendment           7,713           -       7,713       8,484           -       8,484
    Unrecognized net (loss)                            (1,659)     (3,599)     (5,258)       (123)       (725)       (848)
                                                      -------     -------     -------     -------      ------     -------
      Accrued (liability)                             $21,752     $ 3,600     $25,352     $21,587      $3,617     $25,204
                                                      =======     =======     =======     =======      ======     =======

<F1> The postretirement benefit expense is determined using the assumptions as of the beginning of the year.  The accumulated postretirement benefit obligation is determined using the assumptions as of the end of the year.

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

- -------------------------------------------------------------------------
18 Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," ("FAS 107") requires the disclosure of the estimated fair values of financial instruments. Substantially all of the Corporation's assets, liabilities and off-balance sheet products are considered financial instruments as defined by FAS 107. Fair value is defined as the price at which a financial instrument could be liquidated in an orderly manner over a reasonable time period under present market conditions.
     FAS 107 requires that the fair value of financial instruments be estimated using various valuation methodologies. Quoted market prices, when available, are used as the measure of fair value. Where quoted market prices are not available, fair values have been estimated using primarily discounted cash flow analyses and other valuation techniques. These derived fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate.
Because assumptions are inherently subjective, the estimated fair values cannot be substantiated by comparison to third party evidence and may not be indicative of the value that could be realized in a sale or settlement of the financial instrument.
     The relevance of this information is also severely constrained because FAS 107 provides only a partial estimate of the fair value of the Corporation. The FAS 107 disclosures do not provide an estimated fair value of the various ongoing businesses in which the Corporation operates. For example, FAS 107 specifically excludes the fair value of certain fee generating businesses, the value of long-term trust relationships and anticipated future business activities from its scope.
     A discussion of the fair value estimation methodologies used for material financial instruments follows.

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

U.S. TRUST CORPORATION


- -------------------------------------------------------------------------
19.  Parent Company Only
Condensed statements of income, condition and cash flows for U.S. Trust Corporation (Parent Company Only) follow:

- -------------------------------------------------------------------------------------------------------------------------
                                                                                                 Years Ended December 31,
STATEMENT OF INCOME                                                                     ---------------------------------
(In Thousands)                                                                             1993         1992         1991
- -------------------------------------------------------------------------------------------------------------------------
Income:
  Equity in Net Income (Loss) of Subsidiaries:
    Bank                                                                                $41,746      $34,046 <F1> $30,916
    Non-Bank                                                                              1,862       (1,358)<F1>     (78)
  Interest Income                                                                         2,658        3,228        3,673
  Other Income                                                                                1            -            1
                                                                                        -------      -------      -------
Total Income                                                                             46,267       35,916       34,512
                                                                                        -------      -------      -------
Expenses:
  Interest Expense                                                                        4,131        4,182        4,406
  Other Expenses                                                                            586        2,240          785
                                                                                        -------      -------      -------
Total Expenses                                                                            4,717        6,422        5,191
                                                                                        -------      -------      -------
Income Before Income Tax Expense (Benefit)                                               41,550       29,494       29,321
Income Tax Expense (Benefit)                                                               (717)         743       (2,062)
                                                                                        -------      -------      -------
Net Income                                                                              $42,267      $28,751      $31,383
                                                                                        =======      =======      =======

<F1> Equity in Net Income (Loss) of Subsidiaries includes the impact of adopting FAS 106 and FAS 109.


U.S. TRUST CORPORATION

- -------------------------------------------------------------------------------------------------------------------------
                                                                                                             December 31,
STATEMENT OF CONDITION                                                                             ----------------------
(In Thousands)                                                                                         1993          1992
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Due from Subsidiary                                                                                $    219      $    444
Due from Other Banks                                                                                     14           212
                                                                                                   --------      --------
Total Due from Banks                                                                                    233           656
                                                                                                   --------      --------
Securities Purchased from Subsidiary Under Agreements to Resell                                           -        19,289
Investment in Subsidiaries at Equity in Net Assets:
  Bank                                                                                              229,239       207,645
  Non-Bank                                                                                           34,165        18,810
                                                                                                   --------      --------
Total Investment in Subsidiaries                                                                    263,404       226,455
                                                                                                   --------      --------
Loan to Non-Bank Subsidiary                                                                               -           700
Securities:
  Available for Sale, at Estimated Fair Value                                                        24,078             -
  Investment (Estimated Fair Value $11,899 in 1992)                                                       -        11,136
Other Assets                                                                                          5,590         7,169
                                                                                                   --------      --------
Total Assets                                                                                       $293,305      $265,405
                                                                                                   ========      ========

LIABILITIES
Short-Term Borrowings                                                                              $      -      $  5,000
Due to Subsidiary                                                                                     1,500             -
Other Liabilities                                                                                    14,571        12,273
Long Term Debt                                                                                       48,647        50,979
                                                                                                   --------      --------
Total Liabilities                                                                                    64,718        68,252
                                                                                                   --------      --------
TOTAL STOCKHOLDERS' EQUITY                                                                          228,587       197,153
                                                                                                   --------      --------
Total Liabilities and Stockholders' Equity                                                         $293,305      $265,405
                                                                                                   ========      ========

U.S. TRUST CORPORATION

- -------------------------------------------------------------------------------------------------------------------------
                                                                                                 Years Ended December 31,
STATEMENT OF CASH FLOWS                                                                 ---------------------------------
(In Thousands)                                                                             1993         1992*        1991*
- -------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                             $ 42,267     $ 28,751     $ 31,383
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
  Equity in Net (Income) of Subsidiaries                                                (43,608)     (32,688)     (30,838)
  Dividends Received from Subsidiaries                                                   30,000       43,836       28,476
  Deferred Income Taxes                                                                  (7,612)       4,572            -
  Net Change in Accruals, Receivables and Other Assets                                    4,307          622         (403)
  Net Change in Accruals, Payables and Other Liabilities                                  6,399        1,193       (1,117)
  Other, Net                                                                                683          508          506
                                                                                       --------     --------     --------
Net Cash Provided by Operating Activities                                                32,436       46,794       28,007
                                                                                       --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in Subsidiaries                                                             (17,028)     (11,900)      (9,756)
Net Change in Securities Purchased Under Agreements to Resell                            19,289      (19,289)           -
Investment Securities:
  Proceeds from Sales                                                                         -        3,778            -
  Proceeds from Maturities, Calls and Mandatory Redemptions                               2,234        1,927            -
  Purchases                                                                             (14,517)           -       (3,188)
Net Change in Loans to Subsidiaries                                                         700         (700)       2,250
Principal Payment by ESOP                                                                 2,332        2,152        1,986
                                                                                       --------     --------     --------
Net Cash (Used) by Investing Activities                                                  (6,990)     (24,032)        (306)
                                                                                       --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Change in Loans from Subsidiaries                                                     1,500            -            -
Net Change in Short-Term Borrowings                                                      (5,000)       5,000       (8,124)
Repayment of Long Term Debt                                                              (2,332)      (2,152)      (1,986)
Issuance of Common Stock Under Employee Benefit Plans                                     5,653        3,745          916
Purchases of Treasury Stock                                                              (8,485)     (13,277)      (3,862)
Dividends Paid                                                                          (17,205)     (15,570)     (14,618)
                                                                                       --------     --------     --------
Net Cash (Used) by Financing Activities                                                 (25,869)     (22,254)     (27,674)
                                                                                       --------     --------     --------
Net Change in Cash and Cash Equivalents                                                    (423)         508           27
Cash and Cash Equivalents at January 1                                                      656          148          121
                                                                                       --------     --------     --------
Cash and Cash Equivalents at December 31                                               $    233     $    656     $    148
                                                                                       ========     ========     ========
Income Taxes Paid (Refund) Received                                                    $  5,285     $   (592)    $  1,607
Interest Expense Paid                                                                     4,258        4,392        4,601

* Certain amounts have been reclassified to conform with the 1993 presentation.

U.S. TRUST CORPORATION

- ------------------------------------------------------------------------
20.  Quarterly Consolidated Statement of Income (Unaudited)
                                                                        1993                                          1992
                                         -----------------------------------  --------------------------------------------
(In Thousands, Except                      Fourth    Third   Second    First   Fourth    Third     Second        First
Per Share Amounts)                        Quarter  Quarter  Quarter  Quarter  Quarter  Quarter<F1> Quarter<F1> Quarter<F1>
- -------------------------------------------------------------------------------------------------------------------------
Net Interest Income                      $ 27,683  $31,588  $27,284  $29,687  $27,887  $29,638     $23,935     $27,428
Provision for Credit Losses                   500    1,000    1,250    1,250    1,500    1,500       1,500       1,500
                                         --------  -------  -------  -------  -------  -------     -------     -------
Net Interest Income After Provision
  for Credit Losses                        27,183   30,588   26,034   28,437   26,387   28,138      22,435      25,928
Total Fees and Other Income                75,714   68,683   67,353   64,213   63,475   61,735      61,586      58,768
                                         --------  -------  -------  -------  -------  -------     -------     -------
Total Operating Income Net of
  Interest Expense and Provision
  for Credit Losses                       102,897   99,271   93,387   92,650   89,862   89,873      84,021      84,696
Total Operating Expenses                   87,711   78,328   76,534   72,947   77,248   72,212      71,131      68,941
                                         --------  -------  -------  -------  -------  -------     -------     -------
Income From Operations Before Income
  Tax Expense and Cumulative Effect
  of Accounting Changes                    15,186   20,943   16,853   19,703   12,614   17,661      12,890      15,755
Income Tax Expense                          6,038    9,027    7,078    8,275    4,793    6,711       4,898       5,987
                                         --------  -------  -------  -------  -------  -------     -------     -------
Income From Operations Before Cumulative
  Effect of Accounting Changes              9,148   11,916    9,775   11,428    7,821   10,950       7,992       9,768
Cumulative Effect of Changes in
  Accounting for Postretirement
  Benefits and Income Taxes                  -        -        -        -        -        -           -         (7,780)
                                         --------  -------  -------  -------  -------  -------     -------     -------
Net Income                               $  9,148  $11,916  $ 9,775  $11,428  $ 7,821  $10,950     $ 7,992     $ 1,988
                                         ========  =======  =======  =======  =======  =======     =======     =======
Primary Net Income Per Share:
  Income From Operations Before
    Cumulative Effect of Accounting
    Changes                              $    .92  $  1.20  $   .99  $  1.16  $   .81  $  1.13     $   .82     $  1.02
  Cumulative Effect of Changes in
    Accounting for Postretirement
    Benefits and Income Taxes                 -        -        -        -        -        -           -          (.81)
                                         --------  -------  -------  -------  -------  -------     -------     -------
  Net Income                             $    .92  $  1.20  $   .99  $  1.16  $   .81  $  1.13     $   .82     $   .21
                                         ========  =======  =======  =======  =======  =======     =======     =======
Fully Diluted Net Income Per Share:
  Income From Operations Before
    Cumulative Effect of Accounting
    Changes                              $    .92  $  1.20  $   .99  $  1.15  $   .80  $  1.12     $   .81     $  1.02
  Cumulative Effect of Changes in
    Accounting for Postretirement
    Benefits and Income Taxes                 -        -        -        -        -        -           -          (.81)
                                         --------  -------  -------  -------  -------  -------     -------     -------
  Net Income                             $    .92  $  1.20  $   .99  $  1.15  $   .80  $  1.12     $   .81     $   .21
                                         ========  =======  =======  =======  =======  =======     =======     =======

<F1> First, second and third quarter 1992 statements of income have been restated to reflect the Corporation's adoption of FAS 106 and FAS 109.  See Notes 9 and 17 for additional details.

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

Coopers & Lybrand

New York, New York
January 19, 1994

U.S. TRUST CORPORATION


Analysis of Change in Net Interest Income
For the Years Ended December 31,
The following table, on a taxable equivalent basis, is an analysis of the year-to-year changes in the categories of interest income and interest expense resulting from changes in volume and rate.

- -------------------------------------------------------------------------
                                                        1993 Compared to 1992                       1992 Compared to 1991
                                        Increase (Decrease) Due to Change in:       Increase (Decrease) Due to Change in:
                                        -------------------------------------       -------------------------------------
                                        Average        Average                      Average        Average
(In Thousands)                          Balance           Rate          Total       Balance           Rate          Total
- -------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
Interest Bearing Deposits with Banks..  $  (137)      $ (1,089)      $ (1,226)      $(5,015)      $ (5,471)      $(10,486)
Loans <F1><F2>........................   11,112         (4,068)         7,044        18,361        (18,285)            76
Federal Funds Sold and Securities
  Purchased Under Agreements to Resell    5,662         (1,787)         3,875        (4,173)        (6.588)       (10,761)
Securities <F3>:
  U.S. Government Obligations.........   (7,451)        (1,601)        (9,052)       14,892         (6,289)         8,603
  Federal Agency Obligations..........   16,368         (8,490)         7,878         7,099         (8,452)        (1,353)
  State and Municipal Obligations.....   (5,056)          (421)        (5,477)       (5,250)        (1,308)        (6,558)
  Collateralized Mortgage Obligations.   (4,890)        (4,219)        (9,109)        8,530         (7,739)           791
  Other Securities....................      339           (310)            29           636         (1,082)          (446)
                                        -------       --------       --------       -------       --------       --------
Total Securities......................     (690)       (15,041)       (15,731)       25,907        (24,870)         1,037
                                        -------       --------       --------       -------       --------       --------
Total Interest Earning Assets.........   15,947        (21,985)        (6,038)       35,080        (55,870)       (20,134)
                                        -------       --------       --------       -------       --------       --------
Interest Bearing Sources of Funds:
Interest Bearing Deposits.............    5,090        (10,062)        (4,972)       (1,417)       (24,772)       (26,189)
Federal Funds Purchased, Securities
  Sold Under Agreements to
  Repurchase and Other Borrowings.....   (3,500)        (2,347)        (5,847)        5,326         (9,857)        (4,531)
Long Term Debt........................      (84)           (62)          (146)         (203)           (10)          (213)
                                        -------       --------       --------       -------       --------       --------
Total Sources on Which Interest
  is Paid.............................    1,506        (12,471)       (10,965)        3,706        (34,639)       (30,933)
                                        -------       --------       --------       -------       --------       --------
Change in Net Interest Income.........  $14,441       $ (9,514)      $  4,927       $31,374       $(20,575)      $ 10,799
                                        =======       ========       ========       =======       ========       ========

     Changes that are not due solely to volume or rate have been allocated ratably to their respective categories.
<F1> The average principal balances of non-accrual and reduced rate loans are included in the above figures.
<F2> Loans include the Loan to ESOP, which had an average balance of $18,902,000 in 1993, $21,211,000 in 1992 and
     $23,350,000 in 1991.
<F3> Includes securities classified at December 31, 1993 as available for sale and held to maturity at amortized cost and securities classified as investment securities in 1992 and 1991.  The average balance and average rate for securities available for sale has been calculated using their amortized cost.

U.S. TRUST CORPORATION

Three-Year Net Interest Income and Average Balances
For the Years Ended December 31,

- -------------------------------------------------------------------------
                                                                                                                     1993
                                                                       --------------------------------------------------
                                                                          Average                                 Average
(Dollars in Thousands)                                                    Balance            Interest                Rate
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest Bearing Deposits with Banks...............................    $  154,376            $  5,048                3.27%
                                                                       ----------            --------
Securities <F1>:
  U.S. Government Obligations......................................       394,717              23,057                5.84
  Federal Agency Obligations.......................................       668,951              38,412                5.74
  State and Municipal Obligations <F2>.............................       107,463              11,703               10.89
  Collateralized Mortgage Obligations <F3>.........................       200,714               6,196                3.09
  Other Securities.................................................        41,571               1,517                3.65
                                                                       ----------            --------
Total Securities...................................................     1,413,416              80,885                5.72
                                                                       ----------            --------
Loans <F2><F4><F5>.................................................     1,114,575              77,264                6.93
                                                                       ----------            --------
Federal Funds Sold and Securities Purchased Under
  Agreements to Resell.............................................       403,846              12,213                3.02
                                                                       ----------            --------
Total Interest Earning Assets......................................     3,086,213             175,410                5.68
                                                                       ----------            --------
Allowance for Credit Losses........................................       (13,601)
Cash and Due From Banks............................................       324,802
Other Assets.......................................................       423,888
                                                                       ----------
Total Assets.......................................................    $3,821,302
                                                                       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Deposits..........................................    $1,277,467              37,478                2.93
Federal Funds Purchased, Securities Sold Under Agreements to
  Repurchase and Other Borrowings..................................       356,199              10,509                2.95
Long Term Debt.....................................................        65,619               5,371                8.19
                                                                       ----------            --------
Total Sources on Which Interest is Paid............................     1,699,285              53,358                3.14
                                                                       ----------            --------
Total Non-Interest Bearing Deposits................................     1,760,892
Other Liabilities..................................................       135,749
Stockholders' Equity <F5>..........................................       225,376
                                                                       ----------
Total Liabilities and Stockholders' Equity.........................    $3,821,302
                                                                       ==========
Net Interest Income................................................                          $122,052
                                                                                             ========
Net Yield on Interest Earning Assets...............................                                                  3.95
- -------------------------------------------------------------------------------------------------------------------------

<F1> Includes securities classified at December 31, 1993 as available for sale and held to maturity at amortized cost and securities classified as investment securities in 1992 and 1991.  The average balance and average rate for securities available for sale has been calculated using their amortized cost.
<F2> Yields on state and municipal obligations are stated on a taxable equivalent basis, employing the Federal statutory income tax rate adjusted for the effect of state and local taxes, resulting in effective tax rate of approximately
     47% for 1993, 1992 and 1991.
<F3> Primarily comprised of variable rate collateralized mortgage obligations.
<F4> The average principal balances of non-accrual and reduced rate loans are included in the above figures.
<F5> Loans include the Loan to ESOP, which had an average balance of $18,902,000 in 1993, $21,211,000 in 1992 and
     $23,350,000 in 1991.

U.S. TRUST CORPORATION

- -------------------------------------------------------------------------
                                                                                                                     1992
                                                                      ---------------------------------------------------
                                                                          Average                                 Average
(Dollars in Thousands)                                                    Balance            Interest                Rate
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest Bearing Deposits with Banks...............................    $  157,903            $  6,274                3.97%
                                                                       ----------            --------
Securities <F1>:
  U.S. Government Obligations......................................       521,049              32,109                6.16
  Federal Agency Obligations.......................................       435,502              30,534                7.01
  State and Municipal Obligations <F2>.............................       153,795              17,180               11.17
  Collateralized Mortgage Obligations <F3>.........................       329,014              15,305                4.65
  Other Securities.................................................        33,858               1,488                4.40
                                                                       ----------            --------
Total Securities...................................................     1,473,218              96,616                6.56
                                                                       ----------            --------
Loans <F2><F4><F5>.................................................       962,301              70,220                7.30
                                                                       ----------            --------
Federal Funds Sold and Securities Purchased Under
  Agreements to Resell.............................................       240,520               8,338                3.47
                                                                       ----------            --------
Total Interest Earning Assets......................................     2,833,942             181,448                6.40
                                                                       ----------            --------
Allowance for Credit Losses........................................       (10,446)
Cash and Due From Banks............................................       286,450
Other Assets.......................................................       378,032
                                                                       ----------
Total Assets.......................................................    $3,487,978
                                                                       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Deposits..........................................    $1,140,696              42,450                3.72
Federal Funds Purchased, Securities Sold Under Agreements to
  Repurchase and Other Borrowings..................................       466,506              16,356                3.51
Long Term Debt.....................................................        66,647               5,517                8.28
                                                                       ----------            --------
Total Sources on Which Interest is Paid............................     1,673,849              64,323                3.84
                                                                       ----------            --------
Total Non-Interest Bearing Deposits................................     1,507,622
Other Liabilities..................................................        97,126
Stockholders' Equity <F5>..........................................       209,381
                                                                       ----------
Total Liabilities and Stockholders' Equity.........................    $3,487,978
                                                                       ==========
Net Interest Income................................................                          $117,125
                                                                                             ========
Net Yield on Interest Earning Assets...............................                                                  4.13
- -------------------------------------------------------------------------------------------------------------------------

<F1> Includes securities classified at December 31, 1993 as available for sale and held to maturity at amortized cost and securities classified as investment securities in 1992 and 1991.  The average balance and average rate for securities available for sale has been calculated using their amortized cost.
<F2> Yields on state and municipal obligations are stated on a taxable equivalent basis, employing the Federal statutory income tax rate adjusted for the effect of state and local taxes, resulting in effective tax rate of approximately
     47% for 1993, 1992 and 1991.
<F3> Primarily comprised of variable rate collateralized mortgage obligations.
<F4> The average principal balances of non-accrual and reduced rate loans are included in the above figures.
<F5> Loans include the Loan to ESOP, which had an average balance of $18,902,000 in 1993, $21,211,000 in 1992 and
     $23,350,000 in 1991.

U.S. TRUST CORPORATION

- -------------------------------------------------------------------------
                                                                                                                     1991
                                                                      ---------------------------------------------------
                                                                          Average                                 Average
(Dollars in Thousands)                                                    Balance            Interest                Rate
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest Bearing Deposits with Banks...............................    $  251,072            $ 16,760                6.68%
                                                                       ----------            --------
Securities <F1>:
  U.S. Government Obligations......................................       318,970              23,506                7.37
  Federal Agency Obligations.......................................       356,198              31,887                8.95
  State and Municipal Obligations <F2>.............................       200,229              23,738               11.86
  Collateralized Mortgage Obligations <F3>.........................       207,229              14,514                7.00
  Other Securities.................................................        25,478               1,934                7.59
                                                                       ----------            --------
Total Securities...................................................     1,108,104              95,579                8.63
                                                                       ----------            --------
Loans <F2><F4><F5>.................................................       762,666              70,144                9.20
                                                                       ----------            --------
Federal Funds Sold and Securities Purchased Under
  Agreements to Resell.............................................       324,944              19,099                5.88
                                                                       ----------            --------
Total Interest Earning Assets......................................     2,446,786             201,582                8.24
                                                                       ----------            --------
Allowance for Credit Losses........................................        (9,064)
Cash and Due From Banks............................................       248,241
Other Assets.......................................................       213,712
                                                                       ----------
Total Assets.......................................................    $2,899,675
                                                                       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Deposits..........................................    $1,165,239              68,639                5.89
Federal Funds Purchased, Securities Sold Under Agreements to
  Repurchase and Other Borrowings..................................       371,721              20,887                5.62
Long Term Debt.....................................................        69,098               5,730                8.29
                                                                       ----------            --------
Total Sources on Which Interest is Paid............................     1,606,058              95,256                5.93
                                                                       ----------            --------
Total Non-Interest Bearing Deposits................................     1,020,599
Other Liabilities..................................................        75,842
Stockholders' Equity <F5>..........................................       197,176
                                                                       ----------
Total Liabilities and Stockholders' Equity.........................    $2,899,675
                                                                       ==========
Net Interest Income................................................                          $106,326
                                                                                             ========
Net Yield on Interest Earning Assets...............................                                                  4.35
- -------------------------------------------------------------------------------------------------------------------------

<F1> Includes securities classified at December 31, 1993 as available for sale and held to maturity at amortized cost and securities classified as investment securities in 1992 and 1991.  The average balance and average rate for securities available for sale has been calculated using their amortized cost.
<F2> Yields on state and municipal obligations are stated on a taxable equivalent basis, employing the Federal statutory income tax rate adjusted for the effect of state and local taxes, resulting in effective tax rate of approximately
     47% for 1993, 1992 and 1991.
<F3> Primarily comprised of variable rate collateralized mortgage obligations.
<F4> The average principal balances of non-accrual and reduced rate loans are included in the above figures.
<F5> Loans include the Loan to ESOP, which had an average balance of $18,902,000 in 1993, $21,211,000 in 1992 and
     $23,350,000 in 1991.

U.S. TRUST CORPORATION

Statistical Summary

- -------------------------------------------------------------------------
(In Millions)                                                                      1993             1992             1991
- -------------------------------------------------------------------------------------------------------------------------
Securities (Carrying Amount at Year End) <F1>:
U.S. Government Obligations.....................................................   $212           $  336           $  257
Federal Agency Obligations......................................................    439              424              346
State and Municipal Obligations.................................................     90              131              181
Collateralized Mortgage Obligations.............................................    116              285              187
Other Securities................................................................     66               20               42
                                                                                   ----           ------           ------
  Total.........................................................................   $923           $1,196           $1,013
                                                                                   ====           ======           ======

<F1> 1993 amounts include securities available for sale, that are carried at their estimated fair value, and securities held to maturity, that are carried at their amortized cost.  1992 and 1991 amounts consist of investment securities, that are carried at their amortized cost.

- --------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------------------
                                  Within 1 Year          1 - 5 Years         5 - 10 Years        Over 10 Years
                                ---------------      ---------------      ---------------      ---------------
                                       Weighted             Weighted             Weighted             Weighted
                                        Average              Average              Average              Average
(Dollars in Millions)           Amount    Yield<F2>  Amount    Yield<F2>  Amount    Yield<F2>  Amount    Yield<F2>  Total
- -------------------------------------------------------------------------------------------------------------------------
Maturity Schedule of Securities Based
  on Amortized Cost at December 31, 1993:<F3>
U.S. Government Obligations.....  $176     3.51%       $ 34     8.02%       $  -        -%       $  -        -%      $210
Federal Agency Obligations......     -        -         226     6.30         121     5.48          83     4.06        430
State and Municipal Obligations.    17    13.64          49    10.68           4    11.66          15     7.49         85
Collateralized Mortgage
  Obligations...................     4     2.81          70     3.47           -        -          42    10.72        116
Other Securities................    58     3.17           4     2.89           -        -           -        -         62
                                  ----                 ----                 ----                 ----                ----
  Total.........................  $255                 $383                 $125                 $140                $903
                                  ====                 ====                 ====                 ====                ====

<F2> Yields have been computed by dividing annualized interest income, on a taxable equivalent basis, by the amortized cost of the respective securities.
<F3> Includes securities available for sale and securities held to maturity; Excludes Federal Reserve Bank and Federal
     Home Loan Bank stock of $3.8 million; Excludes unrealized gains of $16.5 million related to securities available for sale.

- -------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                       Within 1 Year           1-5 Years         Over 5 Years         Total
- -------------------------------------------------------------------------------------------------------------------------
Maturity Schedule of Loans at December 31, 1993:
Private banking:
  Residential real estate mortgages <F4>..........        $242,701            $ 99,664             $356,828    $  699,193
  Other...........................................         406,854               5,862                4,206       416,922
                                                          --------            --------             --------    ----------
Total private banking loans.......................         649,555             105,526              361,034     1,116,115
                                                          --------            --------             --------    ----------
Short-term trust credit facilities................         211,741                   -                    -       211,741
Loans to financial institutions for purchasing and
  carrying securities.............................          57,505                   -                    -        57,505
All other.........................................           9,184               3,690                  488        13,362
                                                          --------            --------             --------    ----------
  Total...........................................        $927,985            $109,216             $361,522    $1,398,723
                                                          ========            ========             ========    ==========
Interest Sensitivity of Loans at December 31, 1993:
Loans with predetermined interest rates...........                            $ 67,015             $271,518    $  338,533
Loans with floating or adjustable interest rates..                              42,201               90,004       132,205
                                                                              --------             --------    ----------
  Total...........................................                            $109,216             $361,522    $  470,738
                                                                              ========             ========    ==========

<F4> Maturities are based upon the contractual terms of the loans.

U.S. TRUST CORPORATION

Statistical Summary

- -------------------------------------------------------------------------
                                                               1993                       1992                       1991
                                                   ----------------           ----------------           ----------------
(Dollars in Millions)                              Amount      Rate           Amount      Rate           Amount      Rate
- -------------------------------------------------------------------------------------------------------------------------
Analysis of Average Daily Deposits:
  Non-Interest Bearing Deposits.................   $1,761                     $1,508                     $1,021
  Certificates of Deposit of $100,000 or more...       26      3.04%              33      4.01%              35      6.61%
  Money Market and Other Savings Deposits.......    1,251      2.93            1,107      3.71            1,130      5.87
                                                   ------                     ------                     ------
    Total Deposits..............................   $3,038                     $2,648                     $2,186
                                                   ======                     ======                     ======

- -------------------------------------------------------------------------------------------------------------------------
                                                                                      Certificates                  Other
(In Millions)                                                                           of Deposit               Deposits
- -------------------------------------------------------------------------------------------------------------------------
Maturity Distribution of Interest Bearing Deposits in
  Amounts of $100,000 or more at December 31, 1993:
Time remaining until maturity:
  Three months or less..............................................................           $18                 $1,007
  Three through six months..........................................................             3                      -
  Six through twelve months.........................................................             1                      -
  Over twelve months................................................................             6                      -
                                                                                               ---                 ------
    Total...........................................................................           $28                 $1,007
                                                                                               ===                 ======

- -------------------------------------------------------------------------------------------------------------------------
Market Price of the Corporation's Common Shares
and Related Security Holder Matters

The common shares of the Corporation are traded in the over-the-counter market. Market prices (based on NASDAQ national market prices as reported in The Wall Street Journal) and dividends declared per share for the past two years are shown below:

- -------------------------------------------------------------------------
                                                                           First        Second        Third        Fourth
- -------------------------------------------------------------------------------------------------------------------------
For Each Quarter
1993 High..............................................................  $58 1/2       $59          $54 1/2       $54 1/2
     Low...............................................................   49 1/4        50 1/4       51 1/4        52
     Cash Dividends Declared...........................................     0.47          0.47         0.47          0.47
1992 High..............................................................  $45 1/4       $49 1/4      $50 1/2       $49 1/4
     Low...............................................................   42 3/4        42 3/4       46            45 1/2
     Cash Dividends Declared...........................................     0.43          0.43         0.43          0.43

- -------------------------------------------------------------------------------------------------------------------------

As of January 1, 1994, there were approximately 2,120 record holders of the Corporation's common shares.

U.S. TRUST CORPORATION

Summary of Credit Loss Experience

- -------------------------------------------------------------------------
(In Thousands)                                                   1993         1992         1991         1990         1989
- -------------------------------------------------------------------------------------------------------------------------
Analysis of Allowance for Credit Losses:
Balance, January 1.......................................  $   11,676     $  8,661     $  8,599     $  7,300     $ 11,344
                                                           ----------     --------     --------     --------     --------
Charge-Offs:
  Private banking........................................      (3,762)      (2,856)      (5,776)      (1,743)        (593)
  Residual corporate loans...............................        (338)        (710)        (509)      (5,878)      (5,292)
  Other..................................................           -            -            -            -          (17)
                                                           ----------     --------     --------     --------     --------
Total charge-offs........................................      (4,100)      (3,566)      (6,285)      (7,621)      (5,902)
                                                           ----------     --------     --------     --------     --------
Recoveries:
  Private banking........................................         612          465          133          226          274
  Residual corporate loans...............................       1,205          116          189          318            -
                                                           ----------     --------     --------     --------     --------
Total recoveries.........................................       1,817          581          322          544          274
                                                           ----------     --------     --------     --------     --------
Net charge-offs..........................................      (2,283)      (2,985)      (5,963)      (7,077)      (5,628)
                                                           ----------     --------     --------     --------     --------
Provision charged to income..............................       4,000        6,000        6,025        8,376        1,584
                                                           ----------     --------     --------     --------     --------
Balance, December 31.....................................  $   13,393     $ 11,676     $  8,661     $  8,599     $  7,300
                                                           ==========     ========     ========     ========     ========
Loan Statistics (Dollars in Thousands):
Average total loans......................................  $1,095,673     $941,090     $739,316     $710,715     $680,305
Allowance for credit losses, end of year,
  as a percent of average total loans....................        1.22%        1.24%        1.17%        1.21%        1.07%
Net loans charged off as a percent of
  average total loans....................................        0.21         0.32         0.81         1.00         0.83
- -------------------------------------------------------------------------------------------------------------------------

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