Form 10-K405, Exhibit 13
period 1994-12-31
U S TRUST CORP
filed 1995-03-15
CIK 225971

U.S. TRUST CORPORATION

SELECTED FINANCIAL DATA
                                                                                                 Years Ended December 31,
(Dollars in Millions,                                              ------------------------------------------------------
Except Per Share Amounts)*                                           1994        1993        1992        1991        1990
- -------------------------------------------------------------------------------------------------------------------------
Fiduciary and Other Fees.......................................    $295.6      $264.1      $235.8      $204.9      $184.2
Net Interest Income............................................     108.1       116.2       108.9        96.1        89.4
Provision for Credit Losses....................................      (2.0)       (4.0)       (6.0)       (6.0)       (8.4)
Securities Gains (Losses), Net.................................     (42.1)        3.0         2.8         1.6           -
Other Income...................................................      16.7         8.9         6.9         7.1        13.0
                                                                   ------      ------      ------      ------      ------
Total Operating Income Net of Interest Expense
  and Provision for Credit Losses..............................     376.3       388.2       348.4       303.7       278.2
Total Operating Expenses.......................................     341.9       315.5       289.5       254.9       259.7
                                                                   ------      ------      ------      ------      ------
Income From Operations Before Income Taxes and
  Cumulative Effect of Accounting Changes......................      34.4        72.7        58.9        48.8        18.5
Income Taxes...................................................      13.4        30.4        22.4        17.4         6.8
                                                                   ------      ------      ------      ------      ------
Income From Operations Before Cumulative Effect
  of Accounting Changes........................................      21.0        42.3        36.5        31.4        11.7
Cumulative Effect of Changes in Accounting for
  Postretirement Benefits and Income Taxes.....................         -           -        (7.8)          -           -
                                                                   ------      ------      ------      ------      ------
Net Income.....................................................    $ 21.0      $ 42.3      $ 28.8      $ 31.4      $ 11.7
                                                                   ======      ======      ======      ======      ======
- -------------------------------------------------------------------------------------------------------------------------
Net Income Per Share:
  Primary:
    Income From Operations Before Cumulative Effect
      of Accounting Changes....................................    $ 2.12      $ 4.26      $ 3.76      $ 3.32      $ 1.24
    Cumulative Effect of Changes in Accounting for
      Postretirement Benefits and Income Taxes.................         -           -       (0.80)          -           -
                                                                   ------      ------      ------      ------      ------
    Net Income.................................................    $ 2.12      $ 4.26      $ 2.96      $ 3.32      $ 1.24
                                                                   ======      ======      ======      ======      ======

  Fully Diluted:
    Income From Operations Before Cumulative Effect
      of Accounting Changes....................................    $ 2.09      $ 4.25      $ 3.74      $ 3.27      $ 1.23
    Cumulative Effect of Changes in Accounting for
      Postretirement Benefits and Income Taxes.................         -           -       (0.80)          -           -
                                                                   ------      ------      ------      ------      ------
    Net Income.................................................    $ 2.09      $ 4.25      $ 2.94      $ 3.27      $ 1.23
                                                                   ======      ======      ======      ======      ======
Cash Dividends Declared Per Share..............................    $ 2.00      $ 1.88      $ 1.72      $ 1.60      $ 1.60

Dividends Per Share as a Percentage of:
  Fully Diluted Income From Operations Before Cumulative
    Effect of Accounting Changes Per Share.....................     95.69%      44.24%      45.99%      48.93%     130.08%
  Fully Diluted Net Income Per Share...........................     95.69       44.24       58.50       48.93      130.08

- -------------------------------------------------------------------------------------------------------------------------
At December 31:
  Total Assets.................................................    $3,223      $3,186      $2,951      $2,917      $2,778
  Total Deposits...............................................     2,440       2,487       2,355       2,108       2,040
  Long Term Debt...............................................        61          65          65          69          71
  Stockholders' Equity.........................................       223         229         197         182         166
- -------------------------------------------------------------------------------------------------------------------------
As a Percentage of Average Stockholders' Equity:
  Income From Operations Before Cumulative Effect
    of Accounting Changes......................................      9.24%      20.47%      18.64%      18.05%       6.75%
  Net Income...................................................      9.24       20.47       15.28       18.05        6.75

As a Percentage of Average Total Assets:
  Income From Operations Before Cumulative Effect
    of Accounting Changes......................................      0.53        1.11        1.05        1.09        0.46
  Net Income...................................................      0.53        1.11        0.83        1.09        0.46

As a Percentage of Risk-Adjusted Period End Total Assets:
  Tier 1 Capital...............................................     13.52       14.08       13.71       10.81        9.90
  Total Capital................................................     14.79       15.47       15.16       12.03       11.22

Tier 1 Leverage................................................      5.68        5.60        5.78        6.68        6.72

Average Stockholders' Equity as a Percentage of
  Average Total Assets.........................................      5.69        5.43        5.43        6.04        6.77
- -------------------------------------------------------------------------------------------------------------------------
* Columns may not tally due to roundings.

U.S. TRUST CORPORATION



FINANCIAL REVIEW


Overview

The Financial Review should be read in conjunction with the Consolidated Financial Statements. The financial information presented in the Financial Review has been prepared on a basis consistent with the policies set forth in the Consolidated Financial Statements. U.S. Trust Corporation ("the Corporation or Parent") is a financial services company that provides fee-based asset management, fiduciary and securities services to affluent individuals and institutions. The Corporation also provides private banking services for its clients.
     On November 18, 1994, the Corporation announced that it had entered into an agreement with The Chase Manhattan Corporation ("Chase") under which Chase will acquire the Corporation's institutional custody, mutual funds servicing and unit trust businesses (the "Processing Business") and certain of the Corporation's back office functions (collectively the "Chase Acquired Business"). See "Pending Disposition and Merger Transaction" in this Financial Review and "Notes to the Consolidated Financial Statements No. 1" for details.
     The following discussion of the Corporation's results of operations and financial condition for each of the years ended December 31, 1994, 1993 and 1992 sets forth, where appropriate, relevant information pertaining to the Chase Acquired Business or the Processing Business and the Corporation's asset management, private banking, special fiduciary and corporate trust businesses (the "Core Businesses").
     The Corporation adopted, as of December 31, 1993, Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("FAS 115"). See "Notes to the Consolidated Financial Statements No. 5" for a discussion of the impact of the adoption of FAS 115. The Corporation also adopted, as of December 31, 1993, Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," ("FAS 112") which did not have a significant impact on the results of operations or financial condition of the Corporation.
     In 1992, the Corporation adopted, retroactive to January 1, 1992, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," ("FAS 106") and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("FAS 109"). As a result of adopting these two accounting standards, a one-time, non-cash net after tax charge of $7.8 million was incurred. The following discussion of the Corporation's earnings excludes the impact of this one-time net charge. For further discussion of FAS 106 and FAS 109, see "Notes to the Consolidated Financial Statements Nos. 10 and 17."

U.S. TRUST CORPORATION



Significant Events and Developments

o The Corporation earned $21.0 million in 1994, compared to $42.3 million in 1993, a decrease of 50.4%. Fully diluted net income per share was $2.09 compared to $4.25 in 1993. The Corporation has incurred charges of $27.9 million (after taxes) in the fourth quarter of 1994 associated with the pending transaction with Chase. Excluding the $27.9 million of charges, 1994 net income would have been $48.9 million, or $4.83 on a fully diluted per share basis.

o The return on average stockholders' equity was 9.24% compared to 20.47% for 1993. The Corporation's return on average stockholders' equity would have been 21.27% if the aforementioned $27.9 million of charges are excluded.

o The Corporation's Tier 1 Capital ratio, based on period end risk-adjusted assets was 13.52% at December 31, 1994, compared to 14.08% at December 31, 1993.


Pending Disposition and Merger Transaction

The Corporation and Chase have entered into an agreement under which Chase will acquire the Corporation's institutional custody, mutual funds servicing and unit trust businesses (the "Processing Business") and certain of the Corporation's back office operations (collectively the "Chase Acquired Business") for $363.5 million in Chase common stock. The transaction, which is subject to bank regulatory approvals, U.S. Trust shareholder approval and a favorable ruling from the Internal Revenue Service regarding its tax-free status, is expected to be consummated during the second quarter of 1995.
     Structurally, the transaction will consist of the following two general steps. First, the Corporation will spin off to its shareholders the assets not included in the Chase Acquired Business by establishing a new corporation ("New USTC") to hold such assets and distributing its shares to the shareholders of the Corporation on a one-for-one basis (the "Disposition"). Second, the Corporation, which will then include only the assets and liabilities of the Chase Acquired Business, will be merged into Chase (the "Merger") and the shareholders of the Corporation will receive shares of Chase common stock, based upon an exchange formula set forth in the agreement, on a pro-rata basis. The exchange formula stipulates that the exchange ratio will be calculated by dividing the purchase price of $363.5 million by the average of the daily average of the high and low sales prices of Chase common stock for the ten trading days immediately before the closing date. The exchange formula also establishes a floor market value for Chase common stock of $31 per share. Therefore, the maximum number of Chase common shares that will be issued in this transaction is 11,725,806 shares even if the market value of Chase common stock should fall below $31 per share.

U.S. TRUST CORPORATION



     As part of the agreement, Chase will provide securities processing, custodial, data processing and other services to New USTC under the five year term of the servicing agreement at an annual base fee of $10 million. The servicing agreement may be extended an additional two to five years beyond its initial term.
     The Processing Business accounted for approximately 35.9% of the Corporation's total revenues, on a taxable equivalent basis, and approximately 33.1% of profit contribution (defined as taxable equivalent operating income excluding corporate overhead and income taxes) for the year ended December 31, 1994, compared to 38.4% of total revenue and 37.3% of profit contribution in 1993, and 39.9% of total revenue and 43.9% of profit contribution in 1992. Total revenue and profit contribution for the 1994 period exclude the gain realized from the sale of Financial Technologies International L.P. and the losses on the sales of securities related to the pending sale of the Processing Business (see "Securities Transactions and Other Income" in this Financial Review for additional information). The reduction in the Processing Business's contribution to total revenue and profit contribution primarily reflects a reduction in the amount of net interest income credited to the Processing Business as a result of the decline in non-interest-bearing sources of funds ("investable balances"). For the year ended
December 31, 1994, average investable balances were $1.2 billion, a decline of $187 million from the comparable 1993 period. Substantially all of the reduction in the average balance of investable balances was attributable to the unit investment trust business ("UIT"). The level of UIT investable balances is impacted by the volume of bonds held by trusts that are called and refunded, which typically declines in periods of rising interest rates. See "Net Interest Income" in this Financial Review for further discussion of investable balances.
     The Corporation expects to incur charges of up to $110 million (after-tax) associated with various downsizing costs and other expenses related to the transaction. The Corporation has charged $50.2 million ($27.9 million after tax) of securities losses and professional fees related to the transaction in the fourth quarter 1994 operating results. See "Notes to the Consolidated Financial Statements No. 1" for additional information.

U.S. TRUST CORPORATION



Fee Revenue

                                                                         Years Ended December 31,
                                                 ------------------------------------------------
                                                                                         % Change
                                                                                    -------------
(Dollars In Thousands)                             1994       1993       1992       94-93   93-92
                                                 --------   --------   --------     -----   -----
Fiduciary and Other Fees:
  Core Businesses:
     Asset Management                            $171,220   $152,362   $131,188     12.4 %  16.1%
     Corporate Trust and Agency                    21,641     18,775     16,916     15.3    11.0
                                                 --------   --------   --------
          Total Core Businesses                   192,861    171,137    148,104     12.7    15.6
                                                 --------   --------   --------
  Processing Business:
     Funds Services                                75,527     68,196     63,412     10.7     7.5
     Institutional Asset Services                  27,177     24,742     24,308      9.8     1.8
                                                 --------   --------   --------
          Total Processing Business               102,704     92,938     87,720     10.5     5.9
                                                 --------   --------   --------
Total Fiduciary and Other Fees                   $295,565   $264,075   $235,824     11.9 %  12.0%
                                                 --------   --------   --------     ----    ----

Total Fee Revenue as a Percent of Taxable
  Equivalent Operating Income, Net of Interest
  Expense and Provision for Credit Losses            69.5%*     67.0%      66.1%
                                                 ========   ========   ========

- ---------------
* The 1994 ratio was calculated by adding to Operating Income, Net of Interest Expense and Provision for Credit Losses the $44.2 million of security losses related to the
Disposition and Merger.

Fiduciary and other fees ("Fee Revenue") are the largest component of both the Core Businesses and Processing Business revenues. Fee-based services provide a relatively stable core source of revenues that are less subject to change in periods of interest rate volatility as compared to net interest income. The credit loss experience from fee-based activities has been and continues to be negligible.
     Fee Revenue is based typically on the market value or par value of assets under management and administration, the volume of securities transactions, income collection transactions and other services rendered.
     Most Asset Management Fee Revenue is determined on an incremental scale so that as the value of a client's portfolio grows in size, the Corporation receives a smaller percentage of the increasing value as fee income. Therefore, market value or other incremental changes in a portfolio's size do not necessarily have a proportionate impact on the level of Fee Revenue.

U.S. TRUST CORPORATION



     In 1994, $144.3 million of Asset Management Fee Revenue was related to the market value of assets held in clients' accounts, compared with $133.8 million and $119.8 million, respectively, for the years ended December 31, 1993 and 1992. The remaining Fee Revenue, principally derived from corporate trust and agency fees, was related to transaction
- -based services.
     The following table provides details of assets under management and administration for the last six years. Unless otherwise noted, asset values are measured at their estimated fair value.

                                                                                         Compound
                                                      December 31,                        Growth
                                   ---------------------------------------------------     Rate
(Dollars In Billions)               1994     1993     1992     1991     1990     1989     89-94
                                   ------   ------   ------   ------   ------   ------   --------
Core Businesses:
Assets Under Management*           $ 33.0   $ 32.2   $ 26.5   $ 21.9   $ 18.1   $ 18.0     12.91%
Personal Custody                      8.2      7.9      6.0      6.8      6.1      4.7     11.79
Corporate and Municipal
  Trusteeships and Agency
  Relationships**                   159.6    152.2    134.6    121.5    109.6    102.3      9.30
                                   ------   ------   ------   ------   ------   ------
  Total Assets Under Management
     and Administration for the
     Core Businesses                200.8    192.3    167.1    150.2    133.8    125.0      9.94
                                   ------   ------   ------   ------   ------   ------
Processing Business:
Custody and Other Non-Managed
  Assets:
  Institutional Services            120.4     97.6     92.9     81.8     81.6     68.0     12.11
  Funds Services***                 103.0    103.3     91.8     84.3     62.4     54.3     13.66
                                   ------   ------   ------   ------   ------   ------
  Total Assets Under Management
     and Administration for the
     Processing Business            223.4    200.9    184.7    166.1    144.0    122.3     12.81
                                   ------   ------   ------   ------   ------   ------
Total Assets Under Management
  and Administration               $424.2   $393.2   $351.8   $316.3   $277.8   $247.3     11.40%
                                   ======   ======   ======   ======   ======   ======     =====

- ---------------
  * Includes funds under management for clients of the Processing Business of approximately
    $1.9 billion, $1.9 billion, $1.7 billion, $1.6 billion, $1.0 billion, and $0.9 billion at
    December 31, 1994, 1993, 1992, 1991, 1990 and 1989, respectively.

 ** Includes corporate trust and agency and bond immobilization assets presented at par value.

*** Includes UIT assets presented at par value and mutual fund custody assets presented at fair market value.

U.S. TRUST CORPORATION



Assets Under Management

Asset Management Fee Revenue is derived mainly from investment management and related services to individuals and institutions. These services include investment portfolio management, estate and tax planning and personal custody. Asset Management Fee Revenue is based primarily on the market value of the assets in clients' accounts. In general, Fee Revenue is influenced by a variety of factors, including growth or decline of stock and bond market levels, fee increases, revenue from new services, outflow of assets due to terminating trusts, disbursements, gifts, etc., acquisitions, and new business. The increase in Asset Management Fee Revenue during 1994 and 1993 is related to higher market values, new business and acquisitions. Assets under management as of December 31, 1994 increased by 2.4% from the December 31, 1993 level.

     Asset Management Fee Revenue in 1994 includes a full year of revenue from U.S. Trust Company of the Pacific Northwest ("Pacific Northwest" - formerly Capital Trust Company, a trust and investment management firm acquired on July 7, 1993). Asset Management Fee Revenue in 1993 includes six months of Fee Revenue from Pacific Northwest and a full year of Fee Revenue from Campbell, Cowperthwait & Co., Inc. ("Campbell" - an investment advisory company acquired in December 1992) and a full year of Fee Revenue from Delafield, Harvey, Tabell ("Delafield" - an investment advisory company acquired in April 1992). Asset Management Fee Revenue in 1992 includes one month of Fee Revenue from Campbell and nine months of Fee Revenue from Delafield. Fee Revenue from Pacific Northwest in 1994 and Fee Revenue from Campbell and Delafield in 1993 and 1992 represent less than 5% of total Asset Management Fee Revenue earned in the respective years. Pacific Northwest accounted for 4.8% of total assets under management at December 31, 1994. Campbell and Delafield accounted for 5.6% and 4.0% of total assets under management as of December 31, 1993 and 1992, respectively.
     The Corporation believes it is well positioned to increase Asset Management Fee Revenue due to favorable growth rates in the overall affluent market, expansion into new geographic markets, selective acquisitions, development of new services, solicitation of new market segments and new business development. Increases in Asset Management Fee Revenue are expected to come from the Corporation's Institutional Asset Management business, where the Corporation has developed a dedicated sales force and has expanded the range of investment products it offers. Another key strategy for increasing Asset Management Fee Revenue is the Corporation's recently implemented initiative to broaden the distribution of its investment products via third parties.
     As noted in the preceding table, assets under management include assets under management for clients of the Processing Business. Substantially all of these assets derive from short-term cash management account relationships. The average rate charged for short-term cash management is significantly less than the average rate charged on the entire portfolio of assets under management. These short-term asset management relationships are expected to leave the Corporation and be managed by Chase upon the consummation of the Disposition and Merger.

U.S. TRUST CORPORATION



Corporate Trust and Agency

Corporate Trust and Agency ("Corporate Trust") activities include the indenture trustee business for corporate and municipal debt issues, as well as complex new types of securities, and the bond immobilization business. Corporate Trust Fee Revenue is affected by the volume of new debt issuances and redemptions at, or in advance of, maturity of existing issues. The volume of corporate and municipal trusteeships and agency relationships (measured by the par value of the outstanding debt) increased 4.8% in 1994 and 13.1% in 1993.


Assets Under Administration - The Processing Business

Institutional asset services ("IAS") includes master trust and custody services, securities lending and global custody services to corporate employee benefit funds, public funds, financial institutions and endowments and foundations. IAS Fee Revenue is influenced by the market value of its accounts and transactional activity. IAS assets administered in custody accounts increased 23.4% in 1994 and 5.1% in 1993.
     Funds Services provides custody administration, fund accounting and administration and transfer agent activities for open and closed-end mutual funds and custodian, recordkeeping, income collection and disbursement, and transfer agent services for taxable and tax-exempt unit investment trusts. Funds Services assets under administration decreased by 0.3% in 1994 and increased by 12.5% in 1993. The 1994 decrease in assets under administration reflects a normal decline in assets held in unit investment trusts as the underlying bonds mature and units are redeemed by the unit holders, almost entirely offset by increases in mutual fund custody business. The increase in Funds Services assets under administration in 1993 is primarily attributable to expanded business with mutual funds, both open and closed-end. The par value of bonds held in custody for unit investment trusts has declined in 1992 and 1993, reflecting accelerated prerefundings and redemptions of municipal securities underlying unit investment trusts by issuers taking advantage of decreasing interest rates during the same period. While this reduced fee income earned from unit investment trusts in 1993 and 1992, the redemption activity had also temporarily increased the volume of non interest bearing deposits reflecting uninvested balances derived from these accounts. See "Net Interest Income" in this Financial Review for an expanded discussion of non-interest-bearing balances derived from the Processing Business.

U.S. TRUST CORPORATION


Securities Transactions and Other Income

                                                                         Years Ended December 31,
                                                 ------------------------------------------------
                                                                                         % Change
                                                                                    -------------
(Dollars In Thousands)                             1994       1993       1992       94-93   93-92
                                                 --------   --------   --------     -----   -----
Other Income:
Securities Gains (Losses), Net                   $(42,118)  $  3,025   $  2,801        - %   8.0%
Other                                              16,748      8,863      6,939     89.0    27.7
                                                 --------   --------   --------
Total Other Income                               $(25,370)  $ 11,888   $  9,740        - %  22.1%
                                                 ========   ========   ========     ====    ====

Net securities losses in the fourth quarter of 1994 totaled $44.2 million ($23.3 million after-taxes). During the 1994 fourth quarter, the Corporation sold approximately $800 million of long and medium-term U.S. Government Agency and Treasury Securities. The sales occurred as a result of the fundamental change in the Corporation's asset and liability structure as a result of signing the agreement to sell the Processing Business to Chase. The deposit liabilities associated with the Processing Business were a source of long-term funds which financed certain of the Corporation's long and medium-term interest earning investments. With the anticipated closing date of the transaction occurring during the second quarter of 1995, the deposit liabilities become short-term in nature. As a result, the securities sales were consummated to substantially effect a rebalancing of the Corporation's overall asset and liability structure. During 1994, net securities losses were $42.1 million compared to a net gain of $3.0 million in 1993.
     The proceeds from the sales were invested in short-term investment securities and used to reduce short-term borrowings.
     Other Income for 1994 includes $6.4 million ($3.4 million after - -taxes or $0.36 per fully diluted share for the fourth quarter and $0.33 per fully diluted share for the year) resulting from the sale of the Corporation's partnership interest in Financial Technologies
International L.P. in the fourth quarter of 1994.

U.S. TRUST CORPORATION


Net Interest Income (Taxable Equivalent Basis)

                                                                       Years Ended December 31,
                                                             ----------------------------------
(Dollars In Thousands)                                         1994         1993         1992
                                                             --------     --------     --------
Interest Income                                              $187,116     $169,600     $173,211
Taxable Equivalent Adjustment                                   4,654        5,810        8,237
                                                             --------     --------     --------
Total Interest Income                                         191,770      175,410      181,448
Interest Expense                                               79,004       53,358       64,323
                                                             --------     --------     --------
Net Interest Income                                          $112,766     $122,052     $117,125
                                                             ========     ========     ========
Percentage Increase (Decrease) from Prior Period                 (7.6)%        4.2%        10.2%
                                                             ========     ========     ========

Significant influences on the Corporation's net interest income over the past three years included: the average balance of net non-interest bearing funds primarily attributable to the non-interest bearing deposits generated by the Processing Business; a reduction in the average yield on short-term and variable rate investments and loans; and an increase in total interest earning assets.

                                                                       Years Ended December 31,
                                                                   ----------------------------
(Dollars In Millions)                                               1994       1993       1992
                                                                   ------     ------     ------
Average Volume:
Interest Earning Assets                                            $3,232     $3,086     $2,834
Interest Bearing Liabilities                                        2,032      1,699      1,674
                                                                   ------     ------     ------
Net Interest Earning Assets                                        $1,200     $1,387     $1,160
                                                                   ======     ======     ======
Percentage Increase (Decrease) from Prior Period                    (13.5)%     19.6%      38.0%
                                                                   ======     ======     ======
Non-Interest Bearing Deposits                                      $1,565     $1,761     $1,508
                                                                   ======     ======     ======
Percentage Increase (Decrease) from Prior Period                    (11.1)%     16.8%      47.7%
                                                                   ======     ======     ======

Average Rates (Taxable Equivalent Basis)
Interest Earning Assets:                                             5.93%      5.68%      6.40%
Cost of Funding Interest Earning Assets                              2.44       1.73       2.27
                                                                   ------     ------     ------
Net Yield on Interest Earning Assets                                 3.49%      3.95%      4.13%
                                                                   ======     ======     ======
</TABLE)

U.S. TRUST CORPORATION



The net yield on interest earning assets is dependent upon the Corporation's average level of non-interest bearing funds, the maturity structure of the Corporation's interest earning assets and interest bearing liabilities and the general interest rate environment. If the average volume of all sources of funds is stable, the net yield will generally be higher in a rising interest rate environment. Conversely, in a declining interest rate environment, the net yield will be lower.
     The volume of the Processing Business's non-interest bearing deposits, however, is generally inversely related to the level of interest rates. Thus, in periods of decreasing interest rates, the average balance of non-interest bearing deposits derived from the Processing Business tends to increase, whereas in periods of rising interest rates, the average balance typically declines. Interest rates were low in 1993 and the Processing Business experienced its highest level of average deposit balances. Average non-interest bearing deposits, net of uncollected funds, for the Processing Business amounted to $776 million in 1994, $983 million in 1993 and $832 million in 1992.
     Temporary inflows of deposits, mainly related to the Processing
Business, are invested in high quality liquid short-term financial instruments that ensure the Corporation an adequate rate of return, while maintaining liquidity and credit quality to satisfy the eventual outflow of the deposits.
     For the year ended December 31, 1994, average interest earning assets increased by $146 million from the corresponding 1993 period, consisting primarily of $174 million of private banking loans, offset by a net decline of $28 million in securities and short-term financial instruments. Average interest earning assets increased in 1993 by $252 million from the 1992 period consisting primarily of an increase of $148 million of private banking loans and a net increase of $104 million in securities and short-term financial instruments. In 1993, the higher volume of average interest earning assets was funded mainly by net non interest bearing funds, derived principally from the Processing Business.
For the year ended December 31, 1994, the average balance of non-interest bearing funds derived principally from the Processing Business declined by $187 million from the corresponding 1993 period. In 1994, the higher volume of average interest earning assets was funded primarily by increases in average interest bearing deposits and short-term borrowings.



Total Revenues

Total revenues, defined as net interest income after the provision for credit losses, fee income and other income for the Core Businesses and the Processing Business for the years ended December 31, 1994, 1993 and 1992 are as follows:



U.S. TRUST CORPORATION



                                                                       Years Ended December 31,
                                                             ----------------------------------
(Dollars In Thousands)                                         1994         1993         1992
                                                             --------     --------     --------
Core Businesses Revenues                                     $270,200     $236,815     $206,029
Processing Business Revenues                                  150,284      151,390      142,423
                                                             --------     --------     --------
Total Revenues                                               $420,484*    $388,205     $348,452
                                                             ========     ========     ========

- ----------------
*  In 1994, Total Revenues exclude the $44.2 million of securities losses incurred in anticipation of the sale of the Chase Acquired Business.

Revenues of the Core Businesses and the Processing Business are allocated in accordance with the allocation methodologies utilized by the Corporation's internal management reporting system. The amount of net interest income allocated to the respective businesses is based upon the average net deposit balances supplied by such businesses multiplied by an appropriate, internally-generated, interest rate. The interest rate is based upon the rates earned by the Corporation's long- and short-term securities for the relevant period. Fee Revenue is allocated directly to the businesses performing the service from which the revenue is derived.



Operating Expenses

The following table provides details of operating expenses other than interest expense and provision for credit losses for the last three years.

                                                                       Years Ended December 31,
                                                             ----------------------------------
(Dollars In Thousands)                                         1994         1993         1992
                                                             --------     --------     --------
Salaries                                                     $135,415     $120,770     $104,506
Employee Benefits and Incentive Compensation                   72,068       68,383       60,426
Net Occupancy                                                  40,030       40,035       37,420
Equipment                                                      18,371       18,536       18,591
Other                                                          76,051       67,796       68,589
                                                             --------     --------     --------
Total                                                        $341,935     $315,520     $289,532
                                                             ========     ========     ========
Percentage Increase From Prior Period                             8.4%         9.0%        13.6%
                                                             ========     ========     ========
Total Operating Expenses as a Percent of Taxable Equivalent
  Operating Income, Net of Interest Expense and Provision
  for Credit Losses                                              79.0%*       80.1%        81.2%
                                                             ========     ========     ========

U.S. TRUST CORPORATION



- ----------------
*  The 1994 ratio has been calculated excluding the impact of $44.2 million of securities losses and $6.0 million of professional fees and related costs incurred in connection with the sale of the Chase Acquired Business.

Salaries in 1994 increased 12.1% from 1993 and increased 15.6% in 1993 from 1992. The increases were due mainly to staff additions in the asset management business and the mutual funds servicing division within the Processing Business. The number of full-time equivalent employees increased 4.0% to 2,676 at December 31, 1994, compared to 2,574 at December 31, 1993. During 1993, the number of full-time equivalent employees increased 12.1% to 2,574 from 2,296. Excluding the impact of the acquisition of Pacific Northwest in 1993, salaries increased by 10.6% in 1994. Excluding the impact of the acquisitions of Delafield, Campbell and Pacific Northwest, salaries increased by 13.3% in 1993.
     Employee benefits and incentive compensation increased 5.4% in 1994 from 1993 and increased 14.7% in 1993 compared with 1992. These changes were due primarily to incentive award plans, which are determined based upon the Corporation's financial performance, adjusted to offset the impact of nonrecurring charges and credits, as measured by its return on stockholders' equity, and to other employee benefits whose expense level is a function of staffing levels.
     In addition to the approximately 1,150 of the Corporation's employees that will be employed by Chase following the Disposition and Merger, the Corporation will reduce its staffing levels by approximately 153 employees, which will reduce corporate staff salaries and related employee benefits and incentive compensation by an estimated
$12.4 million on an annualized basis. It is anticipated that these employees will be terminated by the Closing Date.
     Occupancy charges remained stable in 1994 compared with 1993 and increased 7.0% in 1993 from the 1992 level. The increase in 1993 reflects the impact of the asset management acquisitions. The Chase Acquired Business includes leased space in the building located in New York at 770 Broadway and the leased premises of Mutual Funds Service Company in Boston. As of the Closing Date, the transfer of those premises is expected to reduce the occupancy expense of the Corporation by approximately $11 million on an annualized basis.
     Other expenses in 1994 increased 12.2% compared to 1993, while decreasing 1.2% in 1993 compared to 1992. The 1994 increase includes $6.0 million of professional fees and related costs associated with the Disposition and Merger. The 1993 decline is a result, in part, of lower costs related to real estate acquired in debt restructurings.

U.S. TRUST CORPORATION



     As part of the Disposition and Merger, Chase will acquire the Corporation's back office operations. The Corporation and Chase will enter into a Services Agreement pursuant to which Chase will furnish necessary securities processing, custodial, data processing and other services to the Corporation. The initial term of the Services Agreement will be for five years beginning on the Closing Date, with certain renewal options. In consideration of the services provided to it under the Services Agreement, during the initial term, the Corporation will pay Chase an annual base fee of $10 million, which is significantly less than the Corporation's estimate of the annual cost of providing such services to itself.
     Operating expenses applicable to the Core Businesses and the Processing Business for the years ended December 31, 1994, 1993 and 1992 are as follows:

                                                                       Years Ended December 31,
                                                             ----------------------------------
(Dollars In Thousands)                                         1994         1993         1992
                                                             --------     --------     --------
Core Businesses:
  Salaries and Benefits                                      $120,036     $108,481     $ 91,355
  Net Occupancy                                                21,125       18,778       16,996
  Other                                                        52,974       46,143       46,652
                                                             --------     --------     --------
  Subtotal                                                    194,135      173,402      155,003
                                                             --------     --------     --------
Processing Business:
  Salaries and Benefits                                        72,798       61,855       58,021
  Net Occupancy                                                10,616        9,360        8,792
  Other                                                        30,190       31,988       29,152
                                                             --------     --------     --------
  Subtotal                                                    113,604      110,130       95,965
                                                             --------     --------     --------
Corporate Overhead                                             34,196*      31,988       38,564
                                                             --------     --------     --------
          Total Operating Expenses                           $341,935     $315,520     $289,532
                                                             ========     ========     ========

- ----------------
*  Includes $6.0 million of professional fees and related costs incurred in connection with the sale of the Chase Acquired Business.

U.S. TRUST CORPORATION



Operating expenses associated with the Core Businesses and Processing Business are determined by the Company's internal management accounting information system. The Company's management accounting practices and policies have been developed and implemented with the objective of reflecting the economics of the respective businesses. Direct costs are those expenses that can be directly attributable to a specific business activity. Direct expenses include actual salaries and benefits of the employees of the business, net occupancy costs based upon actual space utilized and furniture and equipment specifically employed by the business.
     Methodologies have been developed to capture and allocate expenses that are not directly incurred by the businesses but for which there is a direct relationship between the level of business activity and the amount of cost incurred. The guidelines employ volume or percentage allocation bases or the activity of other expense or balance sheet accounts. Indirect costs include computer services, securities clearing and bank operations services transfer charges which are allocated on the basis of volume statistics, and systems man month charges.
     Corporate overhead consists of unallocated costs not specifically attributable to the respective businesses, including financial, legal and other general purpose corporate expenses.


Income Taxes

The effective tax rates on income before income taxes and cumulative effect of accounting changes for 1994, 1993 and 1992 were 39.0%, 41.8% and 38.0%, respectively. The decline in the effective tax rate in 1994 from 1993 is due to lower state and local income taxes. The increase in the 1993 effective tax rate from 1992 is due to the decline in tax-exempt income as a result of maturities and redemptions of state and municipal bonds and the impact of the increase in the federal corporate income tax rate that was retroactive to January 1, 1993.


Financial Condition

Capital and Regulatory Ratios

The Corporation has maintained its strong capital position throughout 1994. The ratio of Tier 1 capital at December 31, 1994 to period end risk-adjusted assets (as defined by the Federal Reserve Board) was 13.52%. The ratio of Total Capital at December 31, 1994 to period end risk-adjusted assets was 14.79%. The Tier 1 leverage ratio (Tier 1 capital as of the period end divided by quarterly (3 month) total average assets) was 5.68%.
     For the year ended December 31 1994, 90,000 shares of common stock were acquired under the Corporation's share repurchase program at an average price of $50.81 per share. For the same period during 1993, 157,500 shares were repurchased at an average cost of $53.88 per share.

U.S. TRUST CORPORATION



     One of the principal purposes of the Corporation's common stock repurchase program has been to provide a supply of common shares for issuance under the Corporation's various common stock incentive and compensation plans. Such common shares have been acquired through systematic purchases in the open market in amounts deemed sufficient to satisfy the Corporation's immediate and near-term (i.e., less than two years) obligations to issue common shares under its benefit plans.
During 1994, the Corporation issued 182,500 common shares under its various stock-based plans.
     The adoption of a stock repurchase program by New USTC following the Disposition and Merger would be subject to (i) the approval of the New USTC's Board, (ii) maintaining regulatory capital ratios necessary to remain "well capitalized", (iii) maintaining appropriate parent company liquidity, and (iv) existing statutory authority that permits repurchases of shares in an amount that does not exceed 10% of the parent company's stockholders' equity at the beginning of the year.


Asset/Liability Management

The principal functions of asset and liability management are to provide for adequate liquidity, to manage interest rate exposure by maintaining a prudent relationship between interest sensitive assets and interest sensitive liabilities, and to manage the size and composition of the balance sheet so as to maximize net interest income, while complying with bank regulatory agency capital standards.
     The Corporation's asset mix is predominantly liquid and low-risk, while its exposure to credit risk from lending activities is well controlled.

                                                                                                Years Ended December 31,
Average Balances                                                --------------------------------------------------------
(Percentage)                                                        1994                    1993                    1992
- ------------------------------------------------------------------------------------------------------------------------
Cash and Due From Banks                                             8.1%                    8.5%                    8.3%
Short-Term Financial Instruments                                    8.2                    14.7                    11.5
Marketable Securities                                              39.6                    37.2                    42.5
                                                                  -----                   -----                   -----
Total Cash, Short-Term Financial Instruments
  and Marketable Securities                                        55.9                    60.4                    62.3
Loans, Net of Allowance for Credit Losses                          32.4                    28.5                    26.8
Other Assets                                                       11.7                    11.1                    10.9
                                                                  -----                   -----                   -----
Total Assets                                                      100.0%                  100.0%                  100.0%
                                                                  =====                   =====                   =====

U.S. TRUST CORPORATION



In excess of 55% of average total assets consist of cash and due from banks, short-term financial instruments and readily marketable securities. The securities portfolio is concentrated in investments in U.S. Government and Federal Agencies securities. See "Notes to the Consolidated Financial Statements No. 5" for additional details concerning securities.
     The loan portfolio is currently the second largest category of average total assets, compared to most other banking institutions where the loan portfolio is the largest component of interest earning assets. The Corporation's loan portfolio is comprised primarily of loans to private banking customers. Average loans increased $212.2 million, or 19.4%, to $1,307.9 million at December 31, 1994, from $1,095.7 million in 1993. Residential real estate mortgages accounted for approximately 65% of the increase in the portfolio. Average private banking loans, which comprise approximately 89% of total loans outstanding, grew by $174.5 million, or 17.7% from 1993. In excess of 68% of average private banking loans are secured by residential mortgages. Average loans increased by 16.4% in 1993, with average private banking loans increasing by 17.7%.
     As part of its overall asset and liability management process, the Corporation uses interest rate swaps ("Swaps") and forward rate agreements ("FRAs") as hedges. Swaps are used to hedge the net yield earned on pools of fixed rate residential real estate mortgage loans originated in the year of the Swap's inception. The following table provides details, as of December 31, 1994, 1993 and 1992, of the notional amounts of Swaps by maturity and the related average interest rates paid and received. The Corporation is a fixed rate payor on all of its Swaps.

                                                             Maturing
                                                ----------------------------------
                                                Within 1      1 to 5
                                                  Year        Years         Total
(Dollars In Thousands)                          --------     --------     --------
- ----------------------------------------------------------------------------------
December 31, 1994:
Fixed Pay Swaps                                 $ 42,000     $ 44,375     $ 86,375
Average Rate Paid                                6.8486%      7.0047%      6.9288%
Average Rate Received*                           5.7426%      6.0806%      5.9163%

December 31, 1993:
Fixed Pay Swaps                                 $ 42,000     $ 61,375     $103,375
Average Rate Paid                                8.9464%      7.3274%      7.9852%
Average Rate Received*                           3.3938%      3.4182%      3.4083%

December 31, 1992:
Fixed Pay Swaps                                 $ 14,000     $ 79,875     $ 93,875
Average Rate Paid                                8.8357%      8.7814%      8.7895%
Average Rate Received*                           3.5910%      3.6995%      3.6833%

U.S. TRUST CORPORATION



- ---------------
* Represents the average variable rate that will be received by the Corporation based upon the rate in effect at the latest variable rate reset date of each
  Swap.

Customer deposit balances associated with the Processing Business have provided the Corporation with a stable, long-term source of funds that historically has been used to finance fixed-rate loans and investments. In the fourth quarter of 1994, the Corporation sold over $800 million of U.S. Government Treasury and Agency securities in anticipation of the closing of the Disposition and Merger and the resultant need to fund the deposit balances being transferred as part of the Chase Acquired Business. The Corporation will retain most, if not all, of its fixed rate loan portfolio. As a result, the Corporation's use of Swaps as an asset/liability management tool is expected to increase, as a greater proportion of the Corporation's fixed rate assets will be funded with short-term interest bearing liabilities. In addition, the Corporation may issue term financing or sell loans to maintain an appropriate matching of its asset/liability structure.
     The impact of the Corporation's hedging activities upon net interest income for the years ended December 31, 1994, 1993 and 1992, are detailed in the following table.

                                                                                For the Years Ended December 31,
                                                                        ----------------------------------------
(Taxable Equivalent Basis; Dollars In Thousands)                            1994            1993            1992
- ----------------------------------------------------------------------------------------------------------------
Net Interest Income:
     As Reported                                                        $112,766        $122,052        $117,125
     Excluding Hedging Activities                                       $116,007        $127,112        $122,092
Net Yield on Interest Earning Assets:
     As Reported                                                          3.49%           3.95%           4.13%
     Excluding Hedging Activities                                         3.59%           4.12%           4.31%

The preceding table presents the impact of the Corporation's hedging activities on net interest income. The difference between the results "As Reported" and "Excluding Hedging Activities" reflects the cost of utilizing swaps to hedge interest rate risk and lock in a specified level of return.


Securities Available for Sale

During 1994, the Corporation purchased $1,283.4 million of securities (primarily U.S. Government agency and Treasury securities ($1,269.3 million)) classified as available for sale.

U.S. TRUST CORPORATION



     The Corporation's portfolio of securities classified as available for sale is principally comprised of the following: U.S. Treasury fixed rate obligations with weighted average original maturities of one and one half years (58%); Government National Mortgage Association ("GNMA") fixed rate mortgage-backed securities ("Fixed Rate GNMAs") and GNMA adjustable rate mortgage-backed securities ("GNMA ARMs") (21%); obligations of states and municipalities (7%) and variable rate collateralized mortgage obligations backed by GNMAs ("CMOs") (6%). GNMAs are backed by the full faith and credit of the U. S. Government.
     The amortized cost of securities available for sale exceeded their market value by $5.8 million at December 31, 1994. The market value of securities available for sale exceeded their amortized cost by $16.5 million at December 31, 1993. The decrease in market value relative to amortized cost reflected several factors. First, in the first quarter of 1994, high yielding available for sale securities (mainly Treasuries) were sold for a $2.0 million gain, and the proceeds from sales, maturities, calls and mandatory redemption of securities of $258.6 million were reinvested (mainly in Treasuries) at then-lower prevailing interest rates. Second, since the beginning of 1994, interest rates have significantly increased. For example, the Federal funds interest rate increased 250 basis points from January to December 1994.
     In the fourth quarter of 1994, the Corporation sold $390.0 million of U.S. Treasury Notes in addition to $41.9 million of securities available for sale sold in January 1994. (See "Securities Transactions and Other Income" in this Financial Review for additional information.)


Securities Held to Maturity

During 1994, the Corporation purchased $402.5 million of securities classified as held to maturity, primarily consisting of U.S. Government agency securities ($388.4 million).
     In the fourth quarter of 1994, the Corporation sold approximately $412.0 million of U.S. Government Agency securities classified as held to maturity. (See "Securities Transactions and Other Income" in this Financial Review for additional information.) No securities are classified as held to maturity at December 31, 1994. At December 31, 1993, the market value of securities held to maturity was $87.1 million, which exceeded their carrying amount by $300,000. A reconciliation of the activity in held to maturity securities for the year ended
December 31, 1994 is provided below:

U.S. TRUST CORPORATION


(Dollars In Thousands)                                                 1994
- --------------------------------------------------------------------------------
Balance, Beginning of Year                                          $  86,748
Purchases                                                             402,502
Proceeds from Sales                                                  (379,954)
Realized Losses on Sales                                              (32,168)
Proceeds from Maturities, Calls and Mandatory Redemptions             (46,229)
Transfers to Available for Sale                                       (28,884)
Net Amortization of Premium                                            (2,015)
                                                                    ----------

Balance, End of Year                                                $        -
                                                                    ==========

Impact of the Disposition and Merger on the Investment Portfolio

The Corporation anticipates that after the Disposition and Merger New USTC's securities portfolio will be concentrated in shorter-term U.S. Government Treasury securities and floating rate CMO's collateralized by GNMA mortgage pass-through securities. A lesser amount will be invested in GNMA mortgage pass-through securities and tax-exempt state and municipal obligations. Tax-exempt state and municipal securities are largely fixed-rate investments with an average life of approximately 4.4 years and a duration of approximately 3.3 years. GNMA securities are mostly 15 year original maturity securities and 30 year original maturity securities with a remaining maturity of about 20 years. The average life of the GNMA portfolio is about 7.4 years and the duration is about 5.1 years.
     The shorter term portfolio of U.S. Government Treasury Securities and floating rate CMO's will be primarily used for liquidity. The GNMAs and state and municipal obligations are intended to provide longer term returns with low credit risk.


Mortgage Securities and Prepayment Risk

At December 31, 1994, the Corporation held GNMA and CMO securities ("mortgage securities") having a carrying value of approximately
$279 million in its available for sale portfolio. While these mortgage securities, as well as the Corporation's residential real estate mortgage loans ("mortgage loans"), are subject to prepayment risk, management believes that these are appropriate investments for the Corporation. Historically, relatively high levels of non-interest bearing deposits derived from the Processing Business helped to mitigate the financial risk associated with the unpredictable experience of these holdings.

U.S. TRUST CORPORATION



Impact of the Disposition and Merger on Liquidity

The Corporation requires access to funds sufficient to pay dividends to common shareholders, interest and principal to debt holders and for other corporate purposes, such as loans and capital investments in affiliates and purchases of treasury stock.
     Historically, the Corporation has maintained strong liquidity at both the parent and the operating subsidiaries. While the Disposition and Merger will have a significant effect on capital resources and the overall asset and liability structure, the Corporation believes that New USTC will maintain sufficient liquidity at the parent and at each of its active subsidiaries.
     In connection with the Disposition and Merger, United States Trust Company of New York will redeem its outstanding 8 1/2% Capital Notes Due 2001. The funds required to redeem the Capital Notes will be obtained through normal business operations.
     The Corporation also will satisfy and discharge the $30 million balance of its 8% Notes due 1996. The funding for such satisfaction and discharge will be provided by cash on hand and dividends from subsidiaries.
     Additional sources of liquidity will include a new multi-year
$35 million credit facility which the Corporation is currently negotiating. The Corporation expects that the new facility will have terms and conditions at least as favorable as the Corporation's existing credit facility. The existing credit facility is a $25.0 million revolving, unsecured credit arrangement with a major financial institution. At December 31, 1994, the Corporation had no borrowings
outstanding under its revolving credit arrangement   The Corporation
expects that the new credit facility will be finalized prior to the consummation of the Disposition and Merger. Additionally, New USTC may borrow, subject to certain regulatory restriction, on a fully collateralized basis from its affiliate banks.


Interest Rate Sensitivity

Interest rate risk arises from differences in the timing of repricing assets and liabilities. One measure of interest rate risk is the difference in asset and liability repricing on a cumulative basis within a specified time frame. The following table provides the components of the Corporation's interest rate sensitivity gaps at December 31, 1994. Gap analysis has inherent limitations as an analytical tool because it only measures the Corporation's exposure at a single point in time. Exposure to interest rates is constantly changing as a result of the Corporation's ongoing business and its management initiatives. Accordingly, the gap table cannot be used to predict the Corporation's interest sensitivity position after the Disposition and Merger. Certain actions that the Corporation has taken in response to the transaction have been described in "Impact of the Disposition and Merger on Liquidity" section of this Financial Review.

U.S. TRUST CORPORATION



     As set forth in the following table, as of December 31, 1994, the Corporation had more liabilities repricing than assets (liability sensitive) in the 0-3 month and 4-6 month categories, reflecting the impact of the Disposition and Merger on the classification of Processing Business non-interest bearing deposits. In general, when an enterprise is liability sensitive, its net interest income will improve in a declining interest rate environment and will decline in a rising interest rate environment. Conversely, an asset sensitive enterprise will realize a benefit in net interest income if rates are rising and will have lower net interest income in a falling rate environment.

U.S. TRUST CORPORATION



                                     0-3         4-6       7-12         1-5        Over
(Dollars in Thousands)              Months     Months     Months       Years      5 Years     Total
                                  ----------  ---------  ---------  ----------  ---------  ----------
Assets
Interest Bearing Deposits
  with Banks                      $   21,524  $      --  $      --  $       --  $      --  $   21,524
Securities Available for Sale        427,759    239,582    132,443     168,421     65,321   1,033,526
Federal Funds Sold and
  Securities Purchased Under
  Agreements to Resell               120,000         --         --          --         --     120,000
Loans, Net of Allowance for
  Credit Losses                      980,241     18,574     35,118     211,649    366,617   1,612,199
Cash and Other Non-Interest
  Earning Assets                     212,316     23,116     28,643      68,683    103,204     435,962
                                  ----------  ---------  ---------  ----------  ---------  ----------
Total Assets                       1,761,840    281,272    196,204     448,753    535,142   3,223,211
                                  ==========  =========  =========  ==========  =========  ==========
Liabilities and Stockholders' Equity
Non-Interest Bearing Deposits        134,278    745,532     45,480     106,248         --   1,031,538
Interest Bearing Deposits          1,378,437      7,601     14,468       8,327         --   1,408,833
Federal Funds Purchased,
  Securities Sold Under
  Agreements to Repurchase
  and Other Borrowings               350,515         --         --          --         --     350,515
Accounts Payable and Accrued
  Liabilities                         44,460     45,465     38,030       9,239     10,884     148,078
Long Term Debt                                   41,753      2,020      11,080      6,071      60,924
Stockholders' Equity                      --         --         --          --    223,323     223,323
                                  ----------  ---------  ---------  ----------  ---------  ----------
Total Liabilities and
  Stockholders' Equity             1,907,690    840,351     99,998     134,894    240,278   3,223,211
                                  ----------  ---------  ---------  ----------  ---------  ----------
Asset/(Liability) Sensitivity
  Gap                               (145,850)  (559,079)    96,206     313,859    294,864          --
                                  ----------  ---------  ---------  ----------  ---------  ----------
Interest Rate Swaps                *  48,750     (1,125)    (3,250)    (44,375)        --          --
                                  ----------  ---------  ---------  ----------  ---------  ----------
Interest Rate Sensitivity Gap        (97,100)  (560,204)    92,956     269,484    294,864          --
                                  ----------  ---------  ---------  ----------  ---------  ----------
Cumulative Interest Rate
  Sensitivity Gap                 $  (97,100) $(657,304) $(564,348) $ (294,864) $      --  $       --
                                  ==========  ========== ========== ==========  =========  ==========
- ---------------
*  Includes $86,375 of total outstanding notional principal of Swaps less $37,625 of Swaps maturing or amortizing within three months.

U.S. TRUST CORPORATION



Following the Disposition and Merger, New USTC will not have access to non-interest bearing deposits derived from the Processing Business. The Corporation has taken actions to reduce its exposure to fixed rate investments through its sale of held to maturity securities and to rebalance its asset/liability mix through the sale of certain available for sale securities. See "Asset/Liability Management" in this Financial Review.
     The Disposition and Merger will have no direct impact on the Corporation's private banking loan portfolio. Approximately 50% of the current loan portfolio is made up of fixed rate mortgages. The fixed rate mortgage portfolio has an average maturity of about 7.4 years and a duration of about 5.1 years. While it is anticipated that the portion of fixed rate loans will remain about constant, changes in the level and direction of interest rates will cause prepayments of existing loans and origination of new fixed rate loans to vary. Consequently the proportion of fixed rate loans may vary from period to period.



Asset Quality

The Corporation's loan portfolio is comprised primarily of loans to private banking customers. Average loans increased $212.2 million, or 19.4%, to $1.3 billion at December 31, 1994, from $1.1 billion in 1993. Residential real estate mortgages accounted for approximately 65% of the increase in the portfolio.
     An analysis of the allowance for credit losses for the years ended December 31, 1994, 1993 and 1992, follows.

(In Thousands)                                                                              1994        1993        1992
- ------------------------------------------------------------------------------------------------------------------------
Balance, January 1                                                                       $13,393     $11,676     $ 8,661
                                                                                         -------     -------     -------
Provision charged to income                                                                2,000       4,000       6,000
                                                                                         -------     -------     -------
Recoveries                                                                                   805       1,817         581
Charge-offs                                                                               (1,499)     (4,100)    (3,566)
                                                                                         -------     -------     -------
Net charge-offs                                                                            (694)     (2,283)     (2,985)
                                                                                         -------     -------     -------
Balance, December 31                                                                     $14,699     $13,393     $11,676
                                                                                         =======     =======     =======

Ratios:
Allowance to Average Loans                                                                 1.12%       1.22%       1.24%
Net Charge-Offs to Average Loans                                                           0.05        0.21        0.32
Allowance to Loans at Year-End                                                             0.90        0.96        0.93
Net Charge-Offs to Loans at Year-End                                                       0.04        0.16        0.24
Nonperforming Assets to Average Loans and Real Estate Owned                                1.42        1.58        2.33
Allowance to Nonperforming Loans                                                         230.72      223.03      135.75

U.S. TRUST CORPORATION



The provision for credit losses in 1994 was $2.0 million, compared to $4.0 million and $6.0 million in 1993 and 1992, respectively. The provision for credit losses reflects the addition to the allowance for credit losses that management deems appropriate to maintain the allowance at a level adequate when related to the risk of loss inherent in the credit portfolio. In assessing adequacy, management relies on its ongoing review of specific credits, on past experience, present credit portfolio composition and general economic and financial considerations. See "Summary of Credit Loss Experience" on page 48 for a more detailed discussion of the allowance for credit losses. The improvement in these ratios between December 31, 1994 and December 31, 1993, reflects a net addition to the allowance for credit losses since December 31, 1993 as the provision has exceeded net loan charge-offs.
     At December 31, 1994, the loan portfolio included loans to individuals involved in the financial services industry of approximately $420 million. The Corporation's credit loss experience with these loans has been excellent. Net charge-offs from loans to individuals involved in the financial services industry amounted to $438,000 in 1994, $237,000 in 1993 and $707,000 in 1992. Such net charge-offs as a percentage of average total loans amounted to 3 basis points, 2 basis points and 8 basis points in 1994, 1993 and 1992, respectively.
     Nonperforming assets, which include non-accrual and restructured loans and real estate acquired in debt restructurings, are as follows:

                                                                                                            December 31,
                                                                                                   ---------------------
(In Thousands)                                                                                        1994          1993
- ------------------------------------------------------------------------------------------------------------------------
Non-accrual and restructured loans                                                                 $ 6,371       $ 6,005
Real estate acquired in debt restructurings                                                         12,362        11,542
                                                                                                   -------       -------

Total nonperforming assets                                                                         $18,733       $17,547
                                                                                                   =======       =======

After the consummation of the Disposition and Merger, New USTC's loan portfolio will become a more significant percentage of total interest earning assets. It is not anticipated that the Disposition and Merger will effect the quality of the loan portfolio.


Acquisitions and Subsidiaries

The Corporation's business strategy calls for expansion of its asset management customer base in key areas of wealth concentration through the acquisition of investment advisory firms, the de novo establishment of subsidiaries and the establishment of branch offices of existing subsidiaries. A summary of these activities follows.

U.S. TRUST CORPORATION



o On January 17, 1995, the Corporation announced an agreement to acquire the individual account business of J. & W. Seligman & Co. Inc., and to purchase J. & W. Seligman Trust Company. J. &
     W. Seligman & Co. Inc., is a privately held investment manager and advisor located in New York. Under the agreement, the Corporation will pay up to $20 million in cash for the business being acquired (approximately $900 million in assets under management). The transaction, which is subject to approval by the Federal Reserve Board and New York State banking authorities, is expected to close during the second quarter of 1995.

o In July 1994, U.S. Trust Company of Florida Savings Bank, located in Palm Beach, converted the Boca Raton sales office into a full-service branch office. In 1992, a branch office was opened in Naples, Florida. U.S. Trust Company of Florida Savings Bank, including the Boca Raton and Naples branch offices, had approximately $1.2 billion of assets under management at December 31, 1994.

o In June 1993, U.S. Trust Company of Connecticut ("UST Connecticut") was opened for business as a limited purpose trust company. At December 31, 1994, UST Connecticut had approximately $678 million of assets under management. A substantial portion of these assets were from Connecticut domiciled clients, who requested that their account be transferred from New York.

o In July 1993, the Corporation acquired Capital Trust Company ("Capital Trust"), a Portland, Oregon-based trust and investment management firm, for 75,831 shares of its common stock valued at $4 million. The acquisition was accounted for as a pooling-of -interests. At December 31, 1994, Capital Trust had approximately $1.6 billion of assets under management. As of January 1, 1994, Capital Trust changed its name to U.S. Trust of the Pacific Northwest and its consulting practice was contributed to a separate subsidiary, CTC Consulting Inc.

o In November 1993, U.S. Trust Company of California, N.A., opened a new full-service branch office in Costa Mesa, California, to serve the growing affluent region of Orange County. U.S. Trust Company of California, N.A., including the Costa Mesa branch office, had approximately $5.9 billion of assets under management at December 31, 1994.

U.S. TRUST CORPORATION



o In March 1992, the Corporation purchased Delafield, Harvey, Tabell, Inc. ("Delafield"), a Princeton, New Jersey-based investment advisory company that also provides broker/dealer services, for 206,307 shares of its common stock valued at $9 million. The acquisition was accounted for as a purchase. In late 1992, U.S. Trust Company of New Jersey was granted authority to operate as a full-service trust company and the investment advisory business of Delafield was contributed to it. At December 31, 1994, U.S. Trust Company of New Jersey had approximately $592 million of assets under management.


o    In December 1992, the Corporation acquired Campbell,
     Cowperthwait & Co., Inc. ("Campbell"), a New York City-based investment advisory company, for 106,541 shares of its common stock valued at $5 million. The acquisition was accounted for as a pooling-of-interests. At December 31, 1994, Campbell had approximately $450 million of assets under management.


Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," ("FAS 107") requires disclosure of the estimated fair values of the Corporation's financial instruments.
The FAS 107 disclosures and commentary concerning the usefulness of these disclosures is set forth in "Notes to the Consolidated Financial Statements No. 18." A discussion of the Corporation's most significant financial instruments under FAS 107 follows.
     The carrying amount of the Corporation's loan portfolio exceeded its estimated fair value by approximately $30 million at December 31, 1994. At December 31, 1993, the estimated fair value of the Corporation's loan portfolio exceeded its carrying amount by approximately $19 million. The estimated fair value of loans was derived using a discounted cash flow model which considers average rates earned by the portfolio, current rates offered to clients and current loan prepayment rates. The decline in the fair value of the Corporation's loan portfolio is primarily due to the impact on fixed rate loans of the significant increase in interest rates since the beginning of 1994. At December 31, 1994, the spread between the yield on the Corporation's existing fixed rate loans and the interest rate offered to qualified borrowers for similar loans was approximately 184 basis points.
     The amortized cost of the Corporation's securities portfolio exceeded its estimated fair value by approximately $6 million at December 31, 1994. At December 31, 1993, the estimated fair value exceeded its amortized cost by approximately $17 million. See the discussion in "Asset/Liability Management - Securities Available for Sale" in this Financial Review for an analysis of the decrease in the estimated fair value of the securities portfolio.

U.S. TRUST CORPORATION



      The carrying amount of the Corporation's long term debt exceed the estimated fair value by approximately $2 million at December 31, 1994 At December 31, 1993, the estimated fair value exceeded the carrying amount by approximately $5 million. The decrease in the fair value of long term debt reflects the increase in the interest rate environment between the two periods.
     The estimated fair value of interest rate swaps was a gain of approximately $1 million at December 31, 1994 compared to of a loss of approximately $(4) million at December 31, 1993. The Corporation is a net fixed rate payor under its interest rate swap agreements. The increase in the estimated fair value of interest rate swaps reflects the gradual increase in interest rates in 1994. Since the Corporation is a fixed rate payer on all of its interest rate swaps, it receives the benefit of an increase in the LIBOR rate throughout 1994.


Adoption of New Accounting Standards

Disclosure Requirements related to Derivative Financial Instruments

The Corporation has adopted, as of December 31, 1994, Statement of Financial Accounting Standards No 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," ("FAS 119"). FAS 119 requires new disclosures about derivative financial instruments and amends certain existing disclosure requirements. Since FAS 119 is a disclosure requirement only, its adoption did not have any effect on either the Corporation's financial condition or its results of operations.


Accounting for Debt and Equity Securities

The Corporation adopted, as of December 31, 1993, Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("FAS 115"). FAS 115 requires that investments in debt securities be classified in one of three categories, each having a different financial accounting method. The three categories are: securities held to maturity; trading securities; and securities available for sale. See "Notes to the Consolidated Financial Statements Nos. 2 (c) and 5" for additional discussion of FAS 115.

U.S. TRUST CORPORATION



Accounting for Postemployment Benefits

The Corporation adopted, as of December 31, 1993, Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," ("FAS 112"). FAS 112 requires employers to accrue currently the cost of benefits, including salary continuation and severance benefits, provided to former or inactive employees after employment but before retirement. The adoption of FAS 112 did not have a significant impact on the results of operations or financial condition of the Corporation.


Accounting Standards Not Yet Adopted

Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", ("FAS 114")," issued in May 1993, and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures", ("FAS 118")", an amendment of FAS 114, issued in October 1994, address the accounting by creditors for impairment of certain loans. FAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. FAS 118 amends the disclosure requirements of FAS 114 to require information about the recorded investment in certain impaired loans and amends the income recognition criteria in FAS 114. FAS 114 and FAS 118 are effective for fiscal years beginning after December 15, 1994. Based upon a preliminary review of the present loan portfolio, the Corporation does not believe that the adoption of FAS 114 and FAS 118 will have a significant impact on the financial condition or results of operations of the Corporation.

U.S. TRUST CORPORATION

Consolidated Statement of Income
For the Years Ended December 31,
- -------------------------------------------------------------------------------------------------------------------------
(In Thousands, Except Per Share Amounts)                                                     1994        1993        1992
- -------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans...............................................................................     $ 94,525    $ 77,204    $ 70,088
Securities:
  Taxable...........................................................................       74,980      67,868      77,669
  Exempt from Federal Income Taxes..................................................        5,038       7,267      10,842
Federal Funds Sold and Securities Purchased Under Agreements to Resell..............        9,027      12,213       8,338
Deposits with Banks.................................................................        3,546       5,048       6,274
                                                                                         --------    --------    --------
Total Interest Income...............................................................      187,116     169,600     173,211
                                                                                         --------    --------    --------
INTEREST EXPENSE
Deposits............................................................................       47,928      37,478      42,450
Federal Funds Purchased, Securities Sold Under Agreements to Repurchase
  and Other Borrowings..............................................................       25,992      10,509      16,356
Long Term Debt......................................................................        5,084       5,371       5,517
                                                                                         --------    --------    --------
Total Interest Expense..............................................................       79,004      53,358      64,323
                                                                                         --------    --------    --------
NET INTEREST INCOME.................................................................      108,112     116,242     108,888
Provision for Credit Losses.........................................................        2,000       4,000       6,000
                                                                                         --------    --------    --------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES...............................      106,112     112,242     102,888
                                                                                         --------    --------    --------
FEES AND OTHER INCOME
Fiduciary and Other Fees............................................................      295,565     264,075     235,824
Securities Gains (Losses), Net......................................................      (42,118)      3,025       2,801
Other...............................................................................       16,748       8,863       6,939
                                                                                         --------    --------    --------
Total Fees and Other Income.........................................................      270,195     275,963     245,564
                                                                                         --------    --------    --------
Total Operating Income Net of Interest Expense and Provision for Credit Losses......      376,307     388,205     348,452
                                                                                         --------    --------    --------
OPERATING EXPENSES
Salaries............................................................................      135,415     120,770     104,506
Employee Benefits and Incentive Compensation........................................       72,068      68,383      60,426
                                                                                         --------    --------    --------
Total Salaries and Benefits.........................................................      207,483     189,153     164,932
Net Occupancy.......................................................................       40,030      40,035      37,420
Equipment...........................................................................       18,371      18,536      18,591
Other...............................................................................       76,051      67,796      68,589
                                                                                         --------    --------    --------
Total Operating Expenses............................................................      341,935     315,520     289,532
                                                                                         --------    --------    --------
Income From Operations Before Income Taxes and Cumulative Effect
  of Accounting Changes.............................................................       34,372      72,685      58,920
Income Taxes........................................................................       13,405      30,418      22,389
                                                                                         --------    --------    --------
Income From Operations Before Cumulative Effect of Accounting Changes...............       20,967      42,267      36,531
Cumulative Effect of Changes in Accounting for Postretirement Benefits and
  Income Taxes (Notes 10 and 17)....................................................            -           -      (7,780)
                                                                                         --------    --------    --------
Net Income..........................................................................     $ 20,967    $ 42,267    $ 28,751
                                                                                         ========    ========    ========

Primary Net Income Per Share:
  Income From Operations Before Cumulative Effect of Accounting Changes.............     $   2.12    $   4.26    $   3.76
  Cumulative Effect of Changes in Accounting for Postretirement Benefits
    and Income Taxes................................................................            -           -       (0.80)
                                                                                         --------    --------    --------
  Net Income........................................................................     $   2.12    $   4.26    $   2.96
                                                                                         ========    ========    ========

Fully Diluted Net Income Per Share:
  Income From Operations Before Cumulative Effect of Accounting Changes.............     $   2.09    $   4.25    $   3.74
  Cumulative Effect of Changes in Accounting for Postretirement Benefits
    and Income Taxes................................................................            -           -       (0.80)
                                                                                         --------    --------    --------
  Net Income........................................................................     $   2.09    $   4.25    $   2.94
                                                                                         ========    ========    ========
The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION

Consolidated Statement of Condition
December 31,
- -------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                                                 1994          1993
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks.......................................................................   $  164,610    $  179,117
Interest Bearing Deposits with Banks..........................................................       21,524        61,476
Securities:
  Available for Sale, at Estimated Fair Value.................................................    1,033,526       836,532
  Held to Maturity (Estimated Fair Value $87,069 in 1993).....................................            -        86,748
Federal Funds Sold and Securities Purchased Under Agreements to Resell........................      120,000       237,000
Loans.........................................................................................    1,626,898     1,398,723
Less:  Allowance for Credit Losses............................................................       14,699        13,393
                                                                                                 ----------    ----------
Net Loans.....................................................................................    1,612,199     1,385,330
Premises and Equipment........................................................................      109,346       109,767
Other Assets..................................................................................      162,006       290,382
                                                                                                 ----------    ----------
Total Assets..................................................................................   $3,223,211    $3,186,352
                                                                                                 ==========    ==========
LIABILITIES
Deposits:
  Non-Interest Bearing........................................................................   $1,031,538    $1,241,085
  Interest Bearing............................................................................    1,408,833     1,245,529
                                                                                                 ----------    ----------
Total Deposits................................................................................    2,440,371     2,486,614
Federal Funds Purchased, Securities Sold Under Agreements to Repurchase
  and Other Borrowings........................................................................      350,515       258,072
Accounts Payable and Accrued Liabilities......................................................      148,078       147,979
Long Term Debt................................................................................       60,924        65,100
                                                                                                 ----------    ----------
Total Liabilities.............................................................................    2,999,888     2,957,765
                                                                                                 ----------    ----------

Commitments and Contingencies (Notes 1, 13, 14, 15)
STOCKHOLDERS' EQUITY
Common Stock, Par Value $1.00; Authorized 40,000,000 Shares;
  Issued 11,581,373 in 1994 and 11,436,293 in 1993.............................................      11,581        11,436
Capital Surplus................................................................................      72,605        67,898
Retained Earnings..............................................................................     244,639       242,112
Treasury Stock, at Cost (2,129,448 Shares in 1994 and 2,076,868 Shares in 1993)................     (86,139)      (82,857)
Loan to ESOP...................................................................................     (16,171)      (18,697)
Unrealized Gain (Loss), Net of Taxes, on Securities Available for Sale.........................      (3,192)        8,695
                                                                                                 ----------    ----------
Total Stockholders' Equity.....................................................................     223,323       228,587
                                                                                                 ----------    ----------
Total Liabilities and Stockholders' Equity.....................................................  $3,223,211    $3,186,352
                                                                                                 ==========    ==========

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION

Consolidated Statement of Changes in Stockholders' Equity
For the Years Ended December 31,
- -------------------------------------------------------------------------------------------------------------------------
Dollars in Thousands, Except Per Share Amounts)                                            1994         1993         1992
- -------------------------------------------------------------------------------------------------------------------------
COMMON STOCK
Balance, Beginning of Year..........................................................   $ 11,436     $ 56,506     $ 55,864
Issuance of Shares Under Employee Benefit Plans (145,080,
  135,080 and 128,497 Shares).......................................................        145          467          642
Change in Par Value of Common Stock.................................................          -      (45,537)           -
                                                                                       --------     --------     --------
Balance, End of Year................................................................   $ 11,581     $ 11,436     $ 56,506
                                                                                       ========     ========     ========

CAPITAL SURPLUS
Balance, Beginning of Year..........................................................   $ 67,898     $ 23,280     $ 23,385
Employee Benefit Plans..............................................................      4,707        4,011        2,282
Acquisitions........................................................................          -       (4,930)      (2,387)
Change in Par Value of Common Stock.................................................          -       45,537            -
                                                                                       --------     --------     --------
Balance, End of Year................................................................   $ 72,605     $ 67,898     $ 23,280
                                                                                       ========     ========     ========

RETAINED EARNINGS
Balance, Beginning of Year..........................................................   $242,112     $216,839     $203,441
Net Income..........................................................................     20,967       42,267       28,751
Cash Dividends Declared ($2.00, $1.88 and $1.72 Per Share)..........................    (18,750)     (17,677)     (15,860)
Tax Benefit on Dividends Paid to ESOP...............................................        310          683          507
                                                                                       --------     --------     --------
Balance, End of Year................................................................   $244,639     $242,112     $216,839
                                                                                       ========     ========     ========

TREASURY STOCK
Balance, Beginning of Year..........................................................   $(82,857)    $(78,443)    $(77,452)
Purchases (90,000, 157,500 and 292,000 Shares)......................................    (4,573)      (8,485)     (13,277)
Issuance of Shares Under Employee Benefit Plans, Net (37,420,
  33,692 and 27,780) Shares)........................................................      1,291        1,175          821
Issuance of Shares for Acquisitions (75,831 in 1993 and 312,848 Shares in 1992).....          -        2,896       11,465
                                                                                       --------     --------     --------
Balance, End of Year................................................................   $(86,139)    $(82,857)    $(78,443)
                                                                                       ========     ========     ========

LOAN TO ESOP
Balance, Beginning of Year..........................................................   $(18,697)    $(21,029)    $(23,181)
Principal Payment by ESOP...........................................................      2,526        2,332        2,152
                                                                                       --------     --------     --------
Balance, End of Year................................................................   $(16,171)    $(18,697)    $(21,029)
                                                                                       ========     ========     ========

UNREALIZED GAIN (LOSS), NET OF TAXES, ON SECURITIES AVAILABLE FOR SALE
Balance, Beginning of Year..........................................................   $  8,695     $      -     $      -
Net Change in Fair Value, After Taxes...............................................    (11,887)       8,695            -
                                                                                       --------     --------     --------
Balance, End of Year................................................................   $ (3,192)    $  8,695     $      -
                                                                                       ========     ========     ========

Total Stockholders' Equity..........................................................   $223,323     $228,587     $197,153
                                                                                       ========     ========     ========

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION

Consolidated Statement of Cash Flows
For the Years Ended December 31,
- -------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                                                            1994         1993          1992
- -------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income.....................................................................    $    20,967    $  42,267     $  28,751
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Credit Losses....................................................          2,000        4,000         6,000
Depreciation and Amortization of Premises and Equipment and Other Assets.......         15,158       14,896        13,326
Net Amortization of Premium on Securities......................................          4,637       10,768         9,752
Net Change in Accrued Interest and Accounts Receivable.........................        (11,001)     (27,066)        2,456
Net Change in Accounts Payable and Other Liabilities...........................          1,397       39,405        25,267
Other, Net.....................................................................         31,951       (2,738)          (84)
                                                                                   -----------    ---------     ---------
Net Cash Provided by Operating Activities......................................         65,109       81,532        85,468
                                                                                   -----------    ---------     ---------
Cash Flows From Investing Activities:
Net Change in Interest Bearing Deposits with Banks.............................         39,952          384        33,480
Purchases of Securities:
  Available for Sale...........................................................     (1,283,359)           -             -
  Held to Maturity.............................................................       (402,502)           -             -
  Investment...................................................................              -     (854,446)     (961,837)
Proceeds from Sales of Securities:
  Available for Sale...........................................................        578,777            -             -
  Held to Maturity.............................................................        379,954            -             -
  Investment...................................................................              -      202,080       169,968
Proceeds from Maturities, Calls and Mandatory Redemptions of Securities:
  Available for Sale...........................................................        653,972            -             -
  Held to Maturity.............................................................         46,229            -             -
  Investment...................................................................              -      781,561       607,660
Net Change in Federal Funds Sold and Securities Purchased
  Under Agreements to Resell...................................................        117,000     (237,000)      304,525
Net Change in Loans............................................................       (228,175)    (138,262)      (96,816)
Purchases of Premises and Equipment............................................        (12,626)     (19,405)       (7,595)
Other, Net.....................................................................          7,492        5,399       (14,995)
                                                                                   -----------    ---------     ---------
Net Cash Provided by (Used in) Investing Activities............................       (103,286)    (259,689)       34,390
                                                                                   -----------    ---------     ---------
Cash Flows From Financing Activities:
Net Change in Non-Interest Bearing Deposits....................................       (209,547)      20,408       183,928
Net Change in Money Market and Other Savings Deposits..........................        147,674      115,971        58,284
Net Change in Time Deposits....................................................         15,630       (4,916)        5,066
Net Change in Federal Funds Purchased, Securities Sold Under
  Agreements to Repurchase and Other Borrowings................................         92,443       32,777      (248,486)
Repurchases/Repayment of Long Term Debt........................................         (4,176)      (5,282)       (3,822)
Issuance of Common Stock.......................................................          4,686        4,297         3,119
Purchases of Treasury Stock....................................................         (4,573)      (8,485)      (13,277)
Dividends Paid.................................................................        (18,467)     (17,205)      (15,570)
                                                                                   -----------    ---------     ---------
Net Cash Provided by (Used in) Financing Activities............................         23,670      137,565       (30,758)
                                                                                   -----------    ---------     ---------
Net Change in Cash and Cash Equivalents........................................        (14,507)     (40,592)       89,100
Cash and Cash Equivalents at January 1.........................................        179,117      219,709       130,609
                                                                                   -----------    ---------     ---------
Cash and Cash Equivalents at December 31.......................................    $   164,610    $ 179,117     $ 219,709
                                                                                   ===========    =========     =========
Income Taxes Paid..............................................................    $    27,551    $  29,678     $  23,670
Interest Expense Paid..........................................................         76,711       53,536        65,436

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION



NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
- ----------------------------------------------

1.  Pending Disposition and Merger Transaction

On November 18, 1994, U.S. Trust Corporation (the "Corporation") and The Chase Manhattan Corporation ("Chase") entered into an agreement under which Chase will acquire the Corporation's institutional custody, mutual funds servicing and unit trust businesses (the "Processing Business") and certain back office operations (collectively the "Chase Acquired Business") for $363.5 million in Chase common stock. The transaction, which is subject to bank regulatory approvals, U.S. Trust shareholder approval and a favorable ruling from the Internal Revenue Service regarding its tax-free status, is expected to be consummated during the second quarter of 1995.
     The transaction will be effected in two virtually simultaneous steps. First, the Corporation will spin off to its shareholders the assets not included in the Chase Acquired Business (the "Disposition") (the asset management, private banking, special fiduciary and corporate trust businesses and related subsidiaries) in the form of a new holding company ("New USTC"). The Corporation's shareholders will receive shares in New USTC on a share-for-share basis. Immediately following the Disposoition, the Corporation, which will include only the assets and liabilities of the Chase Acquired Business, will be merged with Chase (the "Merger").
     In conjunction with the Disposition and Merger, Chase will provide securities processing, custodial, data processing and other services to New USTC under the five-year term of the servicing agreement at an annual base fee of $10 million. The servicing agreement may be extended an additional two to five years beyond its initial term.
     Under the agreement, the Corporation will transfer to Chase at the closing date readily available funds and assets employed by the Chase Acquired Business equal to the liabilities assumed by Chase. The Processing Business deposits provided a long-term source of funds to the Corporation which financed a portion of the Corporation's long- and medium-term interest earning assets. In anticipation of consummating the Disposition and Merger and to substantially effect a rebalancing of the Corporation's overall asset and liability structure, in the fourth quarter of 1994, the Corporation sold approximately $800 million of U.S. Government Treasury and Agency securities.

U.S. TRUST CORPORATION



Estimated Transaction Costs

In conjunction with the announcement of the Disposition and Merger, the Corporation disclosed that it may incur up to $110 million of restructuring charges on an after-tax basis in connection with the Disposition and Merger. The following table lists the estimated nonrecurring adjustments that satisfy the definition of "exit costs" as set forth in Emerging Issues Task Force Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" ("EITF 94-3") that are directly related to the Disposition and Merger. The difference between the $110 million and the charges described below represents charges that do not presently meet the definition of "exit costs" as defined by EITF 94-3.

                                                                             (Thousands) (1)
                                                                              ----------
Loss on sale of securities held to maturity
  and available for sale                                                       $ 44,177  (2)
Severance, post-retirement benefits and related costs                            21,100
Professional fees                                                                12,000  (3)
Cost of terminating leases for premises                                          12,000
Cost of terminating computer hardware leases, computer
  software licenses, contracts and capitalized software                          32,986
Cost of incentive compensation plans that are being
  terminated                                                                      5,100
Payout for stock options                                                         39,045
                                                                               --------
                                                                                166,408
Applicable tax benefits                                                          72,116
                                                                               --------
Total after-tax charges                                                          94,292
Less after-tax charges recorded in the fourth quarter of 1994                   (27,934)
                                                                               --------
After-tax charges to be recorded in 1995                                       $ 66,358
                                                                               ========

(1)  Except where otherwise noted, these expenses will be accrued or paid in the first and second quarters of 1995.
(2)  The losses on the sale of securities were incurred in the fourth quarter of 1994.
(3)  $6.0 million of professional fees were accrued or paid in the fourth quarter of
     1994.  The balance of the professional fees will be incurred in the first and second quarters of 1995.

U.S. TRUST CORPORATION



While the amounts set forth in the table above represent the Corporation's best estimate of the restructuring costs that will be incurred, the ultimate level of such charges will not be precisely determinable until the closing date of the transaction. The cost of terminating computer hardware leases takes into consideration the estimated residual value of the equipment when it is returned to the lessor. Such residual values could be severely impacted and the cost of terminating the leases increased if the manufacturer releases upgraded versions of the equipment prior to the lease termination date.
     The Corporation continues to review its staffing requirements. This review will be completed by the closing date of the transaction and may result in lower staffing levels. Accordingly, the cost of severance and related benefits may range from the above listed $21.1 million to approximately $24.0 million.
     The payout for stock options is based upon various assumptions, including: the estimated fair market value of the shares of the Corporation's common stock, the number of stock options that are outstanding as of the closing date of the transaction and the average exercise price of such outstanding options. As a result, the actual amount of the cash payment will not be determinable until that date.

Other Contingencies and Commitments

In connection with the Disposition and Merger, United States Trust Company of New York (the "Trust Company") will redeem its outstanding
8 1/2% Capital Notes Due 2001. The Corporation also will satisfy and discharge its 8% Notes Due 1996. See "Notes to the Consolidated Financial Statements No. 11" for additional discussion of long term debt.
     Under the terms of the Merger Agreement, if the transaction is terminated due to the Corporation's failure to satisfy certain conditions, including the failure of the Corporation's stockholders to approve the Disposition and Merger, the Corporation will pay Chase
$7.5 million as liquidated damages.

2.   Accounting Policies
The accounting and reporting policies of the Corporation and its subsidiaries conform with generally accepted accounting principles and general practice within the banking industry.
     The following is a summary of the significant policies:

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

U.S. TRUST CORPORATION



(c) Securities - Effective December 31, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("FAS 115"). In accordance with the provisions of FAS 115, debt securities that the Corporation has both the positive intent and ability to hold to maturity are classified as Securities Held to Maturity and carried at historical cost, adjusted for amortization of premiums and accretion of discounts ("amortized cost"). Gains and losses related to Securities Held to Maturity are not recorded until realized. Debt securities that may be sold prior to maturity as part of asset/liability management or in response to other factors are classified as Securities Available for Sale and carried at their estimated fair value with unrealized gains and losses reported in a separate component of stockholders' equity, net of deferred taxes.
     The Corporation has evaluated all of its investments in debt and equity securities and has classified them as either held to maturity or available for sale. Premiums and discounts on these securities are amortized or accreted in accordance with the policy set forth in "Notes to the Consolidated Financial Statements No. 1(d)." Realized gains and losses from sales of securities held to maturity and securities available for sale are determined on a specific identification cost basis.
     Prior to the adoption of FAS 115, the Corporation had classified its investments in debt and equity securities as investment securities, that were carried at amortized cost. Premiums and discounts on investment securities were amortized or accreted in accordance with the policy set forth in "Notes to the Consolidated Financial Statements No.1(d)." Realized gains and losses from sales of investment securities were determined on a specific identification cost basis.
     See "Notes to the Consolidated Financial Statements No. 5" for additional discussion.

(d) Interest Bearing Financial Instruments - Interest income/expense is accrued on interest bearing financial instruments based upon the contractual terms of the instrument. Premiums and discounts are amortized or accreted, respectively, on a basis that approximates the effective yield method.

U.S. TRUST CORPORATION



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

(g) Premises and Equipment - Premises and equipment, including leasehold improvements, are stated at cost less accumulated amortization and depreciation. Amortization and depreciation expenses are computed on a straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets. Maintenance and repairs expenses are charged to operating expenses as incurred.

U.S. TRUST CORPORATION



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

(i) Income Taxes - The Corporation files a consolidated Federal income tax return. Applicable taxes of the individual companies are determined as if they filed a separate return and every subsidiary is charged or credited for its amount of computed tax.
     Deferred income taxes are provided for items that are recognized for income tax purposes in years other than those in which they are recognized for financial reporting purposes.
     Effective January 1, 1992, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." See "Notes to the Consolidated Financial Statements No. 10" for additional discussion.

(j) Derivative Financial Instruments - The Corporation accounts for its interest rate swap agreements ("Swaps") and forward rate agreements ("FRAs") as hedges. The differential to be paid or received over the life of the Swap is recognized on an accrual basis as an adjustment to interest expense. FRAs are accounted for by deferring the cash received/paid on settlement date and amortizing the cash settlement as an adjustment to interest expense until the maturity date of the contract.

(k) Net Income Per Share - Primary net income per share is computed by dividing net income by the total weighted average common and common equivalent shares outstanding. Common equivalent shares include the dilutive effect of outstanding stock options and the assumed issuance of deferred stock awards earned from incentive plans. Total common and common equivalent shares outstanding amounted to 10,019,592 in 1994, 9,968,033 in 1993 and 9,697,987 in 1992.
     Fully diluted net income per share is computed under the assumption that all contingent increases in common stock have occurred to the extent that they have a dilutive effect on net income per share. Total common shares outstanding on a fully diluted basis amounted to 10,198,301 in 1994, 9,994,591 in 1993 and 9,768,499 in 1992.

U.S. TRUST CORPORATION



(l) Cash and Cash Equivalents - For purposes of the Consolidated Statement of Cash Flows, the Corporation considers the Consolidated Statement of Condition caption "Cash and Due from Banks" as cash and cash equivalents. For purposes of the U.S. Trust Corporation (Parent Company
Only) (See "Notes to the Consolidated Financial Statements No. 20") Statement of Cash Flows, the Corporation considers the Statement of Condition caption "Total Due From Banks" as cash and cash equivalents.

(m) Reclassifications - Prior periods have been reclassified to conform with the current presentation.

3.   Acquisitions
On July 7, 1993, the Corporation exchanged 75,831 shares of its common stock, valued at approximately $4.0 million, for 100% of the shares of Capital Trust Company ("Capital Trust"), a Portland, Oregon-based trust and investment management and consulting company. On December 1, 1992, the Corporation exchanged 106,541 shares of its common stock, valued at approximately $5.0 million, for 100% of the shares of Campbell, Cowperthwait & Co., Inc. ("Campbell"), a New York City-based investment advisory company. These acquisitions were accounted for as poolings-of
- -interests. Neither acquisition had a significant effect on the Corporation's consolidated financial statements. Accordingly, the results of operations for Capital Trust and Campbell have been recorded as of their respective dates of acquisition and prior period financial statements were not restated.
     On March 31, 1992, the Corporation purchased 100% of the stock of Delafield, Harvey, Tabell Inc., an investment advisory company located in Princeton, New Jersey, for 206,307 shares of the Corporation's common stock valued at $9.0 million. The acquisition was accounted for as a purchase. Substantially all of the purchase price was allocated to the value of investment management contracts that are being amortized on a straight-line basis over their estimated ten-year life. The acquisition did not have a material impact on the Corporation's 1992 operating results.

4.   Cash and Due from Banks
The average non-interest earning balances held at the Federal Reserve Bank for the years ended December 31, 1994 and 1993 were $65 million and $73 million, respectively. These amounts represent reserve requirements which must be maintained on deposits. There are no other restrictions on cash and due from banks.

5.   Securities
The Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("FAS 115") as of December 31, 1993. Prior to adopting FAS 115, all of the Corporation's investments in debt and equity securities had been classified as investment securities that were recorded at their amortized cost.

U.S. TRUST CORPORATION



     A comparison of the amortized cost, estimated fair value and gross unrealized gains and losses as of December 31, 1994 and 1993, respectively, for securities available for sale and securities held to maturity follows.

                                                                                      Estimated        Gross        Gross
                                                                          Amortized        Fair   Unrealized   Unrealized
(In Thousands)                                                                 Cost       Value        Gains       Losses
- -------------------------------------------------------------------------------------------------------------------------
Securities available for sale:
December 31, 1994:
U.S. Government and Federal Agency obligations:
  U.S. Treasury obligations                                              $  606,999   $  601,120      $    17     $ 5,896
  Government National Mortgage Association obligations (Ginnie Mae) (1)     105,810      107,143        2,666       1,333
  U.S. Government Sponsored Agencies and Corporations (2)                   134,612      133,119           73       1,566
                                                                         ----------   ----------      -------     -------
                                                                            847,421      841,382        2,756       8,795
                                                                         ----------   ----------      -------     -------
States and Municipal obligations (3)                                         75,086       75,879        1,437         644
Collateralized mortgage obligations (4)                                      58,842       58,580           69         331
All other                                                                    57,954       57,685            -         269
                                                                         ----------   ----------      -------     -------
  Total                                                                  $1,039,303   $1,033,526      $ 4,262     $10,039
                                                                         ==========   ==========      =======     =======

December 31, 1993:
U.S. Government and Federal Agency obligations:
  U.S. Treasury obligations                                              $  210,265   $  212,312      $ 2,100     $    53
  Government National Mortgage Association obligations (Ginnie Mae) (1)     153,239      162,379        9,401         261
  U.S. Government Sponsored Agencies and Corporations (2)                   189,755      190,467          784          72
                                                                         ----------   ----------      -------     -------
                                                                            553,259      565,158       12,285         386
                                                                         ----------   ----------      -------     -------
States and Municipal obligations (3)                                         85,341       89,748        4,417          10
Collateralized mortgage obligations (4)                                     115,516      115,728          447         235
All other                                                                    65,907       65,898            -           9
                                                                         ----------   ----------      -------     -------
  Total                                                                  $  820,023   $  836,532      $17,149     $   640
                                                                         ==========   ==========      =======     =======

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

U.S. TRUST CORPORATION



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

The amortized cost and estimated fair value of securities available for sale at December 31, 1994, by the earlier of contractual maturity or call date, follows.

                                                                                         December 31, 1994
                                                                            ------------------------------
                                                                                                 Estimated
                                                                             Amortized                Fair
(In Thousands)                                                                    Cost               Value
- ----------------------------------------------------------------------------------------------------------
Due in one year or less                                                     $  584,786          $  581,388
Due after one year through two years                                            97,538              95,031
Due after two years through five years                                          37,716              38,381
Due after five years through ten years                                           1,395               1,358
Due after ten years                                                             14,764              14,687
                                                                            ----------          ----------
    Sub-Total                                                                  736,199             730,845
Collateralized mortgage obligations, mortgage-backed securities
  and other asset-backed securities (1)(2)(3)                                  299,265             298,842
                                                                            ----------          ----------
    Sub-Total                                                                1,035,464           1,029,687
Federal Reserve Bank and Federal Home Loan Bank stock                            3,839               3,839
                                                                            ----------          ----------
    Total                                                                   $1,039,303          $1,033,526
                                                                            ==========          ==========

(1) In excess of 93% of these securities are collateralized mortgage obligations and mortgage-backed securities.
(2) At December 31, 1994, the Corporation's available for sale collateralized mortgage obligations, mortgage-
    backed securities and other asset-backed securities had a weighted-average life of 5.5 years reflecting anticipated future prepayments based on a consensus of dealers in the market.
(3) Expected maturities for collateralized mortgage obligations, mortgage-backed securities and other asset-
    backed securities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

The components of securities gains (losses), net for the years ended December 31, 1994, 1993 and 1992 follows.

U.S. TRUST CORPORATION


                                                                                                 Years Ended December 31,
                                                                         ------------------------------------------------
(In Thousands)                                                               1994                1993                1992
- -------------------------------------------------------------------------------------------------------------------------
Gross realized gains from sales                                          $  2,116              $3,347              $2,871
Gross realized (losses) from sales                                        (44,263)               (370)               (206)
Net gains on maturities, calls and mandatory redemptions                       29                  48                 136
                                                                         --------              ------              ------
    Securities gains (losses), net                                       $(42,118)             $3,025              $2,801
                                                                         ========              ======              ======

In December 1994, the Corporation tranferred $28,884,000 (carrying value) of securities classified as held to maturity to the securities available for sale category. As a result of this transfer, an unrealized loss of $503,000 (before-tax) was recorded in "Stockholders' Equity - Unrealized Gain (Loss), Net of Taxes, on Securities Available for Sale." See "Notes to the Consolidated Financial Statements No. 1" for additional discussion regarding the Corporation's disposition of its portfolio of held to maturity securities.
     In December 1993, the Corporation sold $351,460,000 of securities, which created an account receivable from various brokers of $152,358,000. The entire amount of this receivable was collected in January 1994.
     At December 31, 1994 and 1993, securities in the amount of $303,304,000 and $285,543,000, respectively, were pledged to secure public deposits, as collateral for borrowings, to qualify for fiduciary powers and for other purposes.

6.   Loans
The following is an analysis of the composition of the loan portfolio.

                                                                                                             December 31,
                                                               ----------------------------------------------------------
(In Thousands)                                                       1994        1993        1992        1991        1990
- -------------------------------------------------------------------------------------------------------------------------
Private banking:
  Residential real estate mortgages                            $  851,074  $  699,193  $  612,142  $  449,270  $  353,663
  Other                                                           420,442     416,922     319,233     300,859     308 071
                                                               ----------  ----------  ----------  ----------  ----------
Total private banking loans                                     1,271,516   1,116,115     931,375     750,129     661,734
                                                               ----------  ----------  ----------  ----------  ----------
Short-term trust credit facilities*                               215,105     211,741     259,729     321,270     341,511
Loans to financial institutions for
  purchasing and carrying securities                              126,640      57,505      52,652      49,982      20,967
All other                                                          13,637      13,362      16,705      42,264      35,952
                                                               ----------  ----------  ----------  ----------  ----------
  Total                                                        $1,626,898  $1,398,723  $1,260,461  $1,163,645  $1,060,164
                                                               ==========  ==========  ==========  ==========  ==========

U.S. TRUST CORPORATION



*  The Trust Company provides short-term credit facilities to certain of its trust customers in anticipation of receiving interest and dividends due from investments under administration and custody agreements.  At December 31, 1994, more than 75% of the Trust Company's short-term trust credit facilities related to clients of the Processing Business.  The
   Trust Company has never experienced a credit loss as a result of these arrangements.  Approximately 83% of the
   December 31, 1994 short-term trust credit facilities were repaid on the next business day.

The aggregate outstanding principal amounts of non-accrual and restructured loans follow:

                                                                                                             December 31,
                                                                   ------------------------------------------------------
(In Thousands)                                                       1994        1993        1992        1991        1990
- -------------------------------------------------------------------------------------------------------------------------
Private banking non-accrual loans                                  $5,592      $4,929      $7,498     $ 9,194     $ 5,054
All other non-accrual and restructured loans                          779       1,076       1,103      10,304      11,058
                                                                   ------      ------      ------     -------     -------
  Total                                                            $6,371      $6,005      $8,601     $19,498     $16,112
                                                                   ======      ======      ======     =======     =======

The effect of these loans on interest income is presented below:

                                                                                                 Years Ended December 31,
                                                                                             ----------------------------
(In Thousands)                                                                               1994        1993        1992
- -------------------------------------------------------------------------------------------------------------------------
Interest income which would have been earned under original terms                            $571        $689        $648
Interest income recognized during year                                                        245         264         276
                                                                                             ----        ----        ----
  Reduction in interest income                                                               $326        $425        $372
                                                                                             ====        ====        ====

An analysis of real estate acquired in debt restructurings follows:

                                                                                                             December 31,
                                                                  -------------------------------------------------------
(In Thousands)                                                       1994        1993        1992        1991        1990
- -------------------------------------------------------------------------------------------------------------------------
Private banking                                                   $ 2,984     $ 3,101     $ 3,291      $  840      $  240
All other                                                           9,378       8,441      10,386       8,375       9,108
                                                                  -------     -------     -------      ------      ------
  Total                                                           $12,362     $11,542     $13,677      $9,215      $9,348
                                                                  =======     =======     =======      ======      ======

U.S. TRUST CORPORATION



7.   Allowance for Credit Losses
An analysis of the allowance for credit losses follows:

(In Thousands)                                                                               1994        1993        1992
- -------------------------------------------------------------------------------------------------------------------------
Balance, January 1                                                                        $13,393     $11,676     $ 8,661
                                                                                          -------     -------     -------
Charge-offs                                                                                (1,499)     (4,100)     (3,566)
Recoveries                                                                                    805       1,817         581
                                                                                          -------     -------     -------
Net charge-offs                                                                              (694)     (2,283)     (2,985)
Provision charged to income                                                                 2,000       4,000       6,000
                                                                                          -------     -------     -------
Balance, December 31                                                                      $14,699     $13,393     $11,676
                                                                                          =======     =======     =======

8.   Premises and Equipment
An analysis of premises and equipment follows:

                                                                                                             December 31,
                                                                                                     --------------------
(In Thousands)                                                                                           1994        1993
- -------------------------------------------------------------------------------------------------------------------------
Land                                                                                                 $  1,000    $  1,000
Building                                                                                               12,144      12,140
Leasehold improvements                                                                                 97,463      93,115
Furniture and equipment                                                                                65,355      62,776
                                                                                                     --------    --------
                                                                                                      175,962     169,031
Less accumulated amortization and depreciation                                                         66,616      59,264
                                                                                                     --------    --------
  Total                                                                                              $109,346    $109,767
                                                                                                     ========    ========

Amortization and depreciation expense                                                                $ 13,056    $ 11,952
                                                                                                     ========    ========

Amortization and depreciation expense amounted to $10,669,000 for 1992.

9.   Federal Funds Purchased, Securities Sold Under
Agreements to Repurchase and Other Borrowings
An analysis of borrowings follows:

U.S. TRUST CORPORATION


(In Thousands)                                                                               1994        1993        1992
- -------------------------------------------------------------------------------------------------------------------------
Federal funds purchased:
  Year-end balance                                                                       $ 19,535    $ 31,535    $ 70,945
  Daily average balance                                                                   313,765     151,005     253,446
  Maximum end-of-month balance                                                            941,860     470,325     812,810
  Weighted average interest rate during year                                                 4.50%       3.12%       3.78%
  Weighted average interest rate at year-end                                                 5.96        3.00        2.04
Securities sold under agreements to repurchase:
  Year-end balance                                                                       $204,280    $189,679    $134,473
  Daily average balance                                                                   197,416     187,868     192,733
  Maximum end-of-month balance                                                            368,750     305,249     378,146
  Weighted average interest rate during year                                                 3.87%       2.82%       3.26%
  Weighted average interest rate at year-end                                                 5.57        2.86        2.91
Federal funds purchased term and other borrowings:
  Year-end balance                                                                       $126,700    $ 36,858    $ 19,877
  Daily average balance                                                                    84,813      17,326      20,327
  Maximum end-of-month balance                                                            311,511      37,716     101,138
  Weighted average interest rate during year                                                 5.01%       2.88%       2.45%
  Weighted average interest rate at year-end                                                 5.70        2.59        3.97

Federal funds purchased and securities sold under agreements to repurchase generally are overnight borrowing transactions.

10.  Income Taxes
The Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("FAS 109") retroactive to January 1, 1992. FAS 109 requires, among other things, that an asset and liability approach be applied to accounting for income taxes and that the recognition of deferred tax assets be evaluated using a "more likely than not" realizability criterion. As a result of adopting FAS 109, 1992 net income was increased by $4.6 million ($.47 per share).
     The components of the provision for income taxes that are attributable to income from operations are as follows:

U.S. TRUST CORPORATION


                                                                                                 Years Ended December 31,
                                                                                          -------------------------------
(In Thousands)                                                                               1994        1993        1992
- -------------------------------------------------------------------------------------------------------------------------
Current:
  Federal                                                                                 $11,347     $16,280     $10,543
  State and local                                                                           2,897      12,318      10,957
                                                                                          -------     -------     -------
    Total current income taxes                                                             14,244      28,598      21,500
                                                                                          -------     -------     -------
Deferred:
  Federal                                                                                    (687)      2,180       2,205
  State and local                                                                            (152)       (360)     (1,316)
                                                                                          -------     -------     -------
    Total deferred income taxes                                                              (839)      1,820         889
                                                                                          -------     -------     -------
    Total                                                                                 $13,405     $30,418     $22,389
                                                                                          =======     =======     =======

Deferred income taxes that are attributable to income from operations resulted from:

                                                                                                 Years Ended December 31,
                                                                                          -------------------------------
(In Thousands)                                                                               1994        1993        1992
- -------------------------------------------------------------------------------------------------------------------------
Deferred employee benefits                                                                  $(980)    $(3,878)    $(3,248)
Trust and fiduciary activities                                                               (812)       (337)       (499)
Provision for credit losses                                                                  (575)       (706)     (1,367)
Other real estate                                                                             (17)      1,554         107
Depreciation expense                                                                          745       2,999       1,593
Leasing transactions                                                                          398          11         (17)
Alternative minimum tax                                                                         -       2,563       3,718
Federal tax rate change                                                                         -        (403)          -
Other, net                                                                                    402          17         602
                                                                                            -----     -------     -------
  Total                                                                                     $(839)    $ 1,820     $   889
                                                                                            =====     =======     =======

A reconciliation of the Federal statutory income tax rate with the Corporation's effective income tax rate attributable to income from operations follows:

U.S. TRUST CORPORATION


                                                                                                Years Ended December 31,
- ------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                     1994     1994            1993    1993            1992    1992
- ------------------------------------------------------------------------         ---------------         ---------------
Tax at U.S. Federal income tax rate                     $12,030     35.0 %       $25,440    35.0 %       $20,033    34.0 %
Increase (decrease) in effective rate resulting from:
    Tax-exempt interest income                           (1,668)    (4.9)         (2,466)   (3.4)         (3,562)   (6.0)
    State and local taxes, net of Federal
      income tax benefit                                  1,784      5.2           7,773    10.7           6,363    10.8
    Miscellaneous items                                   1,259      3.7            (329)   (0.5)           (445)   (0.8)
                                                        -------     ----         -------    ----         -------    ----
                                                        $13,405     39.0 %       $30,418    41.8 %       $22,389    38.0 %
                                                        =======     ====         =======    ====         =======    ====

The components of income tax expense for the years ended December 31, 1994, 1993 and 1992 that are applicable to operations, cumulative effect of changes in accounting principles and stockholders' equity follows:

                                                                                                 Years Ended December 31,
                                                                                          -------------------------------
(In Thousands)                                                                               1994        1993        1992
- -------------------------------------------------------------------------------------------------------------------------
Income taxes applicable to:
  Operations                                                                             $ 13,405      $30,418   $ 22,389
  Cumulative effect of changes in accounting principles - Adoption of:
    FAS 106                                                                                     -           -     (10,579)
    FAS 109                                                                                     -           -      (4,609)
  Stockholders' equity:
    Change in fair value of securities available for sale                                 (10,399)      7,814           -
    Tax benefit on dividends paid to the ESOP on unallocated shares                          (310)       (683)       (507)
                                                                                         --------     -------    --------
    Total                                                                                $  2,696     $37,549    $  6,694
                                                                                         ========     =======    ========

The components of the net deferred tax liability (asset) as of December 31, 1994 and 1993 follows:

U.S. TRUST CORPORATION


                                                                                                             December 31,
                                                                                                  -----------------------
(In Thousands)                                                                                       1994            1993
- -------------------------------------------------------------------------------------------------------------------------
Deferred tax (assets):
Deferred employee benefits                                                                       $(22,137)       $(21,212)
Trust and fiduciary activities                                                                    (10,025)         (9,239)
Allowance for credit losses                                                                        (6,746)         (6,186)
Leasing transactions                                                                               (3,745)         (3,400)
Other real estate                                                                                  (1,190)         (1,232)
Other                                                                                                (425)         (1,427)
                                                                                                 --------        --------
                                                                                                  (44,268)        (42,696)
                                                                                                 --------        --------
Deferred tax liabilities:
Premises and equipment                                                                             18,798          18,012
Other                                                                                                 442             494
                                                                                                 --------        --------
                                                                                                   19,240          18,506
                                                                                                 --------        --------
  Net deferred tax (asset)                                                                       $(25,028)       $(24,190)
                                                                                                 ========        ========

The income tax effect of securities gains (losses), net was $(19,898,000), $1,433,000 and $1,304,000 in 1994, 1993 and 1992,
respectively.

11.  Long Term Debt
The composition of long term debt follows.

                                                                                                             December 31,
                                                                                                  -----------------------
(In Thousands)                                                                                       1994            1993
- -------------------------------------------------------------------------------------------------------------------------
8 1/2% Capital Notes due 2001                                                                     $10,803         $12,453
8% Notes due 1996                                                                                  29,950          29,950
8.35% Senior Unsecured ESOP Notes due 1999                                                         16,171          18,697
Federal Home Loan Bank Borrowings                                                                   4,000           4,000
                                                                                                  -------         -------
  Total                                                                                           $60,924         $65,100
                                                                                                  =======         =======

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

U.S. TRUST CORPORATION



     The 8% notes are unsecured and unsubordinated obligations of the Corporation. They are not redeemable or callable by, or at the option of, the Corporation at any time.
     The 8.35% Senior Unsecured ESOP Notes due 1999 ("ESOP Notes") are obligations of the Corporation that require annual payments of principal and interest. The Corporation loaned the proceeds from the ESOP Notes to the trust established to administer the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies ("401(k) Plan") on the same terms. The 401(k) Plan used the proceeds to purchase 690,498 shares of common stock from the Corporation's treasury stock holdings for an Employee Stock Ownership Plan ("the ESOP"). (See "Notes to the Consolidated Financial Statements No. 17.") The ESOP Notes call for principal repayments amounting to $2,737,000, $2,966,000, $3,213,000,
$3,482,000 and $3,773,000, payable annually on February 1, 1995, through February 1, 1999.
     The Federal Home Loan Bank ("FHLB") borrowings represent four separate drawings of $1 million each, by U.S Trust Company of Texas, N.A., with maturity dates between 1995 and 1999. The FHLB borrowings bear interest ranging between 5.56% and 6.43%. Each FHLB borrowing is collateralized by the pledge of qualifying assets.

12.  Stockholders' Equity
At the Annual Meeting of Shareholders on April 27, 1993, the shareholders approved an amendment to the Certificate of Incorporation which reduced the par value of the Corporation's common stock from $5.00 per share to $1.00 per share. Effective as of that date $45,537,000 was transferred from the Common Stock account to the Capital Surplus account. In addition, the shareholders approved an increase in the Corporation's authorized common shares to 40 million from 20 million. Neither of these actions had any effect on the total amount of Stockholders' Equity.
     In April 1992, the Corporation's Board of Directors approved a 1.0 million common stock buyback program. This was in addition to the 2.7 million common stock buyback program that had been previously approved. Through December 31, 1994, 3,031,787 shares of common stock have been repurchased in the open market at an average cost of $39.87 per share.
Of the total common shares repurchased, 90,000 common shares were purchased in 1994 at a total cost of $4.6 million.
     The Corporation is authorized to issue up to 5.0 million, $1.00 par value, preferred shares as of December 31, 1993. No preferred shares have been issued.

U.S. TRUST CORPORATION



     The Corporation's banking subsidiaries are subject to limitations on the amount of dividends they can pay to the Corporation without prior approval of the bank regulatory authorities. Under this limitation, the banking subsidiaries can declare, in aggregate, dividends in 1995 without approval of the regulatory authorities of approximately $33.9 million, plus an additional amount equal to the banking subsidiaries' net income for 1995 as of the dividend declaration date. In addition, in 1992 the Trust Company applied for, and was granted permission by the Federal Reserve Bank of New York, authority to pay a special dividend to the Corporation of up to $50.0 million. Under this special authority, the Trust Company has paid dividends to the Corporation of $5.0 million in 1994, $5.0 million in 1993 and $25.0 million in 1992.

13.  Contingencies
There are various pending and threatened actions and claims against the Corporation and its subsidiaries in which the Corporation has denied liability and which it will vigorously contest. Management, after consultation with counsel is of the opinion that the ultimate resolution of such matters is unlikely to have any future material effect on the Corporation's financial position or results of operations.

14.  Financial Instruments with Off-Balance-Sheet Risk
In the normal course of business, the Corporation enters into various transactions involving off-balance sheet financial instruments to meet the needs of its customers and to reduce its own exposure to fluctuations in interest rates. These transactions are subject to varying degrees of market and credit risk. As compensation for the risks assumed, these instruments generate interest or fee revenue or expense. The controls used to monitor the credit and market risks of off-balance sheet financial instruments are consistent with those associated with the Corporation's on-balance sheet activities.

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

U.S. TRUST CORPORATION



     Commitments are legally binding agreements to lend to a customer that generally have fixed expiration dates or other termination clauses, may require payment of a fee and are not secured by collateral until funds are advanced. The Corporation evaluates each customer's creditworthiness on a case-by-case basis prior to approving a commitment or advancing funds under a commitment and determining the related collateral requirement. Collateral held includes marketable securities, real estate mortgages or other assets. The majority of the Corporation's commitments are related to mortgage lending to private banking clients and backup lines or credit for various financial institutions. The mortgage lending commitments are generally expected to be utilized, while the backup lines of credit typically expire unused. Commitments totaled $121.4 million and $129.6 million at December 31, 1994 and 1993, respectively.
     Standbys are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guaranties are issued to satisfy margin requirements incurred by investment banking and broker/dealer companies for their activities conducted on organized exchanges, to guarantee performance under lease and other agreements by professional business corporations and for other purposes. The credit risk involved in issuing standbys is essentially the same as that involved in extending loans. Standbys outstanding at December 31, 1994 and 1993 amounted to $79.1 million and $113.5 million, respectively. Collateral is obtained based on management's credit assessment of the counterparty. At December 31, 1994, $58.8 million of the standbys outstanding were partially or fully secured by collateral consisting of cash, marketable equity securities, marketable debt securities (including corporate and U.S. Treasury debt securities) and other assets, compared with $92.7 million at December 31, 1993. Approximately 56% of the standbys outstanding at December 31, 1994 expire within one year compared with approximately 54% at December 31, 1993.
     The Trust Company has established a program through which participating trust customers may lend their securities to counterparties. In certain cases, the Trust Company indemnifies the trust customer for losses if the counterparty defaults and the collateral received is insufficient to compensate for the loss of the loaned securities. Collateral value is monitored daily and additional collateral is obtained when appropriate. Securities lending obligations subject to the Trust Company's indemnification amounted to $2,233.2 million at December 31, 1994 and $1,231.1 million at December 31, 1993. Collateral, principally cash, held against these security lending obligations totaled $2,270.0 million and $1,253.2 million, respectively, at December 31, 1994 and 1993, respectively.

U.S. TRUST CORPORATION



Derivative Financial Instruments
From time to time, as part of its overall asset and liability management process, the Corporation utilizes derivative financial instruments, such as Swaps and FRAs as hedges. Swaps are used to hedge the net yield earned on pools of fixed rate residential real estate mortgage loans originated in the year of the Swaps' inception. FRAs are used to hedge either the rate earned from the investment of a portion of the Corporation's non-interest bearing deposit flows in pools of short term investments, such as U.S. Treasury Bills and short term interest bearing deposits with banks, or the rate earned on other anticipated short term investments that are funded by other sources of funds.
     The market values associated with these instruments can vary depending on movements in interest rates. The measurement of the market risks associated with these instruments is meaningful only when all related and offsetting transactions are identified. The notional or contractual amounts of these instruments are indications of the volume of transactions and do not represent amounts at risk. The amounts at risk upon default are generally limited to the unrealized market valuation gains of the instruments and will vary based on changes in interest rates. The risk of default depends on the creditworthiness of the counterparty to the instrument. The Corporation evaluates the creditworthiness of its counterparties as part of its normal credit review procedures.
     At December 31, 1994 and 1993, the Corporation was a counterparty to Swaps with a total notional principal amount of $86 million and $103 million, respectively. Swaps involve the exchange of fixed and floating rate interest payment obligations computed on notional principal amounts. The Corporation enters into Swaps with counterparties as a principal. Outstanding Swaps had a weighted average maturity of approximately 13 months at December 31, 1994 and 19 months at December 31, 1993.
     FRAs involve the exchange of net interest differentials calculated as the difference between a contractual interest rate and a market interest rate determined on the contract's settlement date. At ecember 31, 1994, the Corporation had no FRAs outstanding, compared with a total notional principal amount of $150 million outstanding at December 31, 1993. Outstanding FRAs at December 31, 1993 had a weighted average maturity of approximately 90 days.

15.  Rental Commitments on Premises and Equipment
Substantially all of the Corporation's operations are conducted from premises that are leased. The initial lease periods expire between 1995 and 2016. The lease for the Corporation's headquarters building expires in 2014 and is renewable at the Corporation's option for two successive terms of ten years each at the then current market rate. In addition, the Corporation leases data processing equipment under leases with expiration dates ranging from two to seven years. Management expects that in the normal course of business most leases will be renewed or replaced by other leases.

U.S. TRUST CORPORATION



     Rent expense on operating leases for the years 1994, 1993 and 1992, net of sublease rentals, was $35,326,000, $35,799,000 and $35,021,000, respectively. Operating lease rent expense includes adjustments amounting to $2,676,000 in 1994, $2,584,000 in 1993 and $2,222,000 in
1992 for increases in real estate taxes, labor costs and certain operating expenses of the landlords, net of similar adjustments applied on sublease rentals.
     A schedule of future minimum rental payments that have noncancelable lease terms in excess of one year as of December 31, 1994 follows.
Rental commitments related ot the Chase Acquired Business have been included in the schedule and amounted to approximately $50 million of the total minimum payments required.

                                                                                                                  Minimum
(In Thousands)                                                                                                    Rentals
- -------------------------------------------------------------------------------------------------------------------------
Year Ending December 31:
1995                                                                                                             $ 28,822
1996                                                                                                               29,285
1997                                                                                                               27,929
1998                                                                                                               28,077
1999                                                                                                               28,154
Later years                                                                                                       262,225
                                                                                                                 --------
  Total minimum payments required                                                                                $404,492
                                                                                                                 ========

The foregoing minimum rental amounts include, and are subject to escalations based upon increases in certain operating expenses incurred by the lessors.

16.  Incentive Compensation Plans
The Corporation sponsors a 401(k) Plan and ESOP covering all employees who satisfy a one year service requirement. The 401(k) Plan provides that, depending upon the Corporation satisfying certain profitability criteria and other factors, eligible employees receive annual awards calculated as a percentage of such employees' compensation. Awards to senior officers are calculated under the provisions of the Annual Incentive Plan ("AIP"), while awards to non-senior officers and other employees are governed by the terms of the Incentive Award Plan ("IAP"). Awards under either the AIP or IAP plan are comprised of an ESOP award, which is mandatorily contributed to the 401(k) Plan, and of an elective award, which may be taken in cash or, subject to certain limitations, deferred and contributed to the 401(k) Plan. Total incentive awards were $26.8 million, $26.0 million and $23.8 million in 1994, 1993 and 1992, respectively.

U.S. TRUST CORPORATION



     The ESOP had originally purchased 690,498 shares of the Corporation's common stock with borrowed funds (See "Notes to the Consolidated Financial Statements No. 11"). Debt service requirements are satisfied through the dividends received by the ESOP and the ESOP award to the extent required. Any remaining ESOP award is invested in the U.S. Trust Corporation Stock Fund of the 401(k) Plan. Unallocated ESOP shares are as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees.
     All dividends declared on allocated and unallocated ESOP shares are recorded as deductions from retained earnings. The related tax benefits for dividends paid on allocated shares are recorded in the Consolidated Statement of Income as a reduction of Income Tax Expense. The tax benefits for dividends paid on unallocated shares are recorded in the Consolidated Statement of Condition as an increase in Retained Earnings.
     The external borrowings related to the ESOP are included in the Consolidated Statement of Condition under the caption "Long Term Debt." The original cost of the ESOP shares has been recorded in the Consolidated Statement of Condition caption Stockholders' Equity - Loan to ESOP. As annual debt service payments are made, the balances in Long Term Debt and Loan to ESOP are reduced. For earnings per share purposes, shares held by the ESOP, both allocated and unallocated, are considered to be outstanding.
     At December 31, 1994, 414,199 shares of stock held by the ESOP have been allocated to participant accounts, including 69,075 shares that have been allocated based upon the anticipated February 1, 1995 debt service payment. Unallocated shares at December 31, 1994 amounted to 276,299. The Corporation has no obligation to repurchase any ESOP shares from either the ESOP or any participants in the 401(k) Plan.
     The Corporation's 1989 Stock Compensation Plan ("the 1989 Plan") governs the granting of stock option, restricted common stock and Long
- -Term Performance ("LTP") awards to eligible employees. The 1989 Plan, as amended in April 1992, authorizes the issuance of a maximum of 1.3 million common shares plus common shares previously authorized but not utilized under certain predecessor stock compensation plans. At
December 31, 1994, the Corporation had 343,761 shares of common stock available for issuance as restricted stock awards, incentive stock options, non-qualified stock options and performance share units.
     Awards of restricted common stock to key executives are contingent upon their continued employment, generally between two to seven years. The fair value of the shares at the date of grant is recorded as compensation expense over the restriction period. At December 31, 1994, a total of 90,296 shares with an unamortized cost of $1,844,000 were outstanding with restrictions. During 1994, 34,550 shares with an aggregate fair value at their date of grant of approximately $1,771,000 were awarded. The expense recognized for the plan amounted to $1,521,000 in 1994, $1,465,000 in 1993 and $1,240,000 in 1992.
     Under the 1989 Plan, the Corporation may award either incentive stock options or non-qualified stock options. The options expire ten years from the date of grant and their exercise price is not less than the fair value of a common share on the date of grant.

U.S. TRUST CORPORATION



     In 1989, the shareholders of the Corporation approved the Stock Option Plan for Non-Employee Directors of U.S. Trust Corporation ("the Directors Plan"). The Directors Plan provides for the granting of non qualified options to non-employee directors, as defined in the Directors Plan. The Directors Plan authorizes the issuance of a maximum of 125,000 shares of common stock. The options expire ten years from the date of grant and their exercise price is not less than the fair value of a common share on the date of grant.
     The following is a combined summary of option transactions which occurred under the 1989 Plan and the Directors Plan during 1994, 1993 and 1992.

                                                                                      Shares
                                                                                       Under                 Option Price
                                                                                      Option                    Per Share
- -------------------------------------------------------------------------------------------------------------------------
Balance, January 1. 1992                                                           1,188,133               $16.72 - 42.13
  Granted                                                                            210,000                44.75 - 49.63
  Exercised                                                                         (128,497)               16.72 - 38.75
  Cancelled                                                                          (17,238)               30.75 - 44.75
                                                                                   ---------               --------------
Balance, December 31, 1992                                                         1,252,398                16.72 - 49.63
  Granted                                                                            179,200                        53.88
  Exercised                                                                         (135,080)               16.72 - 44.75
  Cancelled                                                                           (9,345)               28.00 - 53.88
                                                                                   ---------               --------------
Balance, December 31, 1993                                                         1,287,173                19.00 - 53.88
  Granted                                                                            205,000                51.25 - 51.60
  Exercised                                                                         (145,080)               19.00 - 53.88
  Cancelled                                                                          (27,084)               19.00 - 53.88
                                                                                   ---------               --------------
Balance, December 31, 1994                                                         1,320,009               $27.75 - 53.88
                                                                                   =========               ==============

Options exercisable at December 31, 1994 and 1993 amounted to 812,305 shares and 750,121 shares, respectively.
     LTP awards are calculated as a percentage of such officers' compensation to the extent that certain goals defined in the plan are met. LTP awards are based upon three-year cycles. Awards are charged to expense over the three-year cycle subject to the Corporation meeting the goals specified for the award cycle. The Corporation provided for awards of $5,097,000, $4,222,000 and $3,691,000 for the LTP in the years 1994,
1993 and 1992.

17.  Health Care and Life Insurance Benefits
The Corporation provides certain health care and life insurance benefits for all employees, certain qualifying retired employees and their dependents.

U.S. TRUST CORPORATION



     The Corporation adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," ("FAS 106") retroactive to January 1, 1992, using the immediate recognition method. FAS 106 requires that employers accrue, during the years that the employee renders service, the expected cost of providing health care and life insurance and other benefits to an employee upon retirement. Under the immediate recognition transition method, the accumulated postretirement benefit obligation of $23.0 million, net of deferred taxes of $10.6 million, was charged against 1992 net income. In addition, employee benefits expense was increased by $2.2 million ($1.4 million after taxes) reflecting the ongoing impact of FAS 106.
     Effective January 1, 1993, the Corporation's postretirement health care plans were amended to change the health care insurance cost-sharing formula for retirees and their qualified dependents. Under the revised cost-sharing formula, the Corporation will not absorb any insurance premium cost increases after 1999. The impact of this amendment
($8.5 million reduction in the accumulated postretirement benefit obligation) is being amortized over the estimated remaining service lives of the affected employee group of 11 years, commencing in 1993.
     The following tables detail the components of expense for the Corporation's unfunded postretirement health care and life insurance plans and the composition of the accumulated postretirement benefit obligation.

                                                                                                Years Ended December 31,
                                     -----------------------------------------------------------------------------------
                                                             1994                        1993                       1992
                                         ------------------------     -----------------------    -----------------------
(In Thousands)                           Health     Life    Total     Health    Life    Total    Health    Life    Total
- ------------------------------------------------------------------------------------------------------------------------
Components of postretirement
 benefit expense:(1)
  Service cost                          $   395  $   131  $   526   $   436  $   109  $   545   $   915  $  102  $ 1,017
  Interest cost                             949      586    1,535     1,099      465    1,564     1,704     331    2,035
  Amortization of prior
   service cost                            (812)       -     (812)     (771)       -     (771)        -       -        -
  Amortization of loss                        4      247      251         -       97       97         -       -        -
                                        -------  -------  -------   -------  -------  -------   -------  ------  -------
    Net postretirement benefit
     expense                            $   536  $   964  $ 1,500   $   764  $   671  $ 1,435   $ 2,619  $  433  $ 3,052
                                        =======  =======  =======   =======  =======  =======   =======  ======  =======




U.S. TRUST CORPORATION



Composition of accumulated post-
  retirement benefit obligation:(1)
    Retirees (including covered
      dependents)                       $ 3,996  $ 4,465  $ 8,461   $ 4,252  $ 4,234  $ 8,486   $ 5,390  $1,994  $ 7,384
    Fully eligible active employees       2,919    1,344    4,263     3,209      926    4,135     2,381     713    3,094
    Other active employees                5,845    1,782    7,627     8,237    2,039   10,276     5,455   1,635    7,090
                                        -------  -------  -------   -------  -------  -------   -------  ------  -------
      Total obligation                   12,760    7,591   20,351    15,698    7,199   22,897    13,226   4,342   17,568
    Unrecognized prior service
      cost amendment                      7,354        -    7,354     7,713        -    7,713     8,484       -    8,484
    Unrecognized net gain (loss)          1,531   (3,729)  (2,198)   (1,659)  (3,599)  (5,258)     (123    (725)    (848)
                                        -------  -------  -------   -------  -------  -------   -------  ------  -------
      Accrued liability                 $21,645  $ 3,862  $25,507   $21,752  $ 3,600  $25,352   $21,587  $3,617  $25,204
                                        =======  =======  =======   =======  =======  =======   =======  ======  =======

(1) The postretirement benefit expense is determined using the assumptions as of the beginning of the year.  The accumulated postretirement benefit obligation is determined using the assumptions as of the end of the year.

The assumed rate of future increases in per capita cost of health care benefits (the health care cost trend rate) is 12.9% in 1995, decreasing gradually to 6% in the year 2009. An increase in the health care cost trend rate by 1% will increase the annual net postretirement benefit expense by approximately $66,000 and the accumulated postretirement benefit obligation by approximately $621,000.
     A discount rate of 8.25% was used at December 31, 1994 to measure the accumulated postretirement benefit obligation.

18.  Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," ("FAS 107") requires the disclosure of the estimated fair values of financial instruments. Substantially all of the Corporation's assets, liabilities and off-balance sheet products are considered financial instruments as defined by FAS 107. Fair value is defined as the price at which a financial instrument could be liquidated in an orderly manner over a reasonable time period under present market conditions.
     FAS 107 requires that the fair value of financial instruments be estimated using various valuation methodologies. Quoted market prices, when available, are used as the measure of fair value. Where quoted market prices are not available, fair values have been estimated using primarily discounted cash flow analyses and other valuation techniques. These derived fair values are significantly affected by assumptions used, principally the timing of future cash flows and the discount rate. Because assumptions are inherently subjective, the estimated fair values cannot be substantiated by comparison to third party evidence and may not be indicative of the value that could be realized in a sale or settlement of the financial instrument.

U.S. TRUST CORPORATION



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

Loans
The estimated fair value of the Corporation's performing fixed rate loans (primarily residential real estate mortgages) was calculated by discounting contractual cash flows adjusted for current prepayment estimates. The discount rates were based on the interest rates charged to current customers for comparable loans. The Corporation's performing adjustable rate loans reprice frequently at current market rates. Therefore, the fair value of these loans has been estimated to be approximately equal to their carrying amount. Estimated fair value for nonperforming loans was based upon a discounted estimated cash flow method and, for residential real estate mortgage loans, current appraisals. The discount rate used was commensurate with the risk associated with the estimated cash flows. See "Notes to the Consolidated Financial Statements No. 6" for additional discussion of the Corporation's entire loan portfolio.

Securities
The estimated fair value of securities is based upon quoted bid market prices, where available, or fair value quotes obtained from third party pricing services. See "Notes to the Consolidated Financial Statements No. 5" for additional discussion of securities.

Long Term Debt
The estimated fair value of long term debt was calculated using a discounted cash flow method, where the estimated cash flows considered contractual principal and interest payments, as well as required sinking fund payments. The discount rate used consisted of two components. First, the credit risk spread was determined for each debt issue i.e., the spread that the Corporation paid over the comparable risk-free rate at the date of issuance. The credit risk spread was added to the current risk-free market interest rate for the comparable remaining maturity.
See "Notes to the Consolidated Financial Statements No. 11" for additional discussion of long term debt.
     A comparison of the fair value and carrying amounts of the Corporation's significant on-balance sheet financial instruments follows.

U.S. TRUST CORPORATION


                                                                                                   December 31,
                                                                 ----------------------------------------------
                                                                                 1994                      1993
                                                                 --------------------      --------------------
                                                                 Carrying        Fair      Carrying        Fair
(In Millions)                                                      Amount       Value        Amount       Value
- ---------------------------------------------------------------------------------------------------------------
Loans                                                              $1,612*     $1,582        $1,385*     $1,404
Securities:
  Available for sale                                                1,034       1,034           837         837
  Held to maturity                                                      -           -            87          87
Long term debt                                                         61          59            65          70

*  Net of allowance for credit losses.

Interest Rate Swap Agreements
The Corporation is a net fixed rate payor under its Swaps and at December 31, 1994 and 1993 had a net payable of $111,000 and $468,000, respectively. Swaps are used as a hedge of the Corporation's funding of various fixed rate interest earning assets. The estimated fair value of Swaps are obtained from dealer quotes. These values represent the estimated amount that the Corporation would have to pay to terminate the Swaps, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties. See "Notes to the Consolidated Financial Statements No. 14" for additional discussion of Swaps.

Forward Rate Agreements
FRAs are used as a hedge of the Corporation's short-term interest earning assets. The estimated fair value of FRAs are obtained from dealer quotes. There were no FRAs outstanding at December 31, 1994. The fair value of FRAs at December 31, 1993 was nominal. See "Notes to the Consolidated Financial Statements No. 14" for additional discussion of FRAs.
     A comparison of the fair value and notional amounts of the Corporation's significant off-balance sheet financial instruments follows.

                                                                                                   December 31,
                                                                 ----------------------------------------------
                                                                                 1994                      1993
                                                                 --------------------      --------------------
                                                                 Notional        Fair      Notional        Fair
(In Millions)                                                      Amount       Value        Amount       Value
- ---------------------------------------------------------------------------------------------------------------
Interest rate swap agreements                                         $86        $1.0          $103       $(4.0)
Forward rate agreements                                                 -           -           150         0.1


U.S. TRUST CORPORATION



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

19.  Retirement Plan
The following table details the components of pension expense (credit) and the funded status of the Corporation's qualified and non-qualified retirement plans and the major assumptions used to determine these amounts.































U.S. TRUST CORPORATION



                                                                  Qualified Plan                       Non-Qualified Plan
                                              ----------------------------------      -----------------------------------
(In Thousands)                                    1994         1993         1992           1994         1993         1992
- -------------------------------------------------------------------------------------------------------------------------
Components of pension expense (credit):
  Service cost                                $  5,615     $  5,072     $  4,267        $   838      $   260      $   157
  Interest cost                                  9,534        9,212        8,313            658          355          396
  Actual return on plan assets                  14,854      (31,233)     (15,892)             -            -            -
  Net amortization and deferral                (33,447)      15,189          821            339          110          191
                                              --------     --------     --------        -------      -------      -------
    Net pension expense (credit)              $ (3,444)    $ (1,760)    $ (2,491)       $ 1,835      $   725      $   744
                                              ========     ========     ========        =======      =======      =======
Funded status of retirement plans:
  Plan assets, at market value                $174,915     $194,141     $167,180        $     -      $     -      $     -
  Actuarial present value of benefit
    obligations:
    Accumulated benefit obligations:
        Vested                                  98,956       99,757       78,468          4,361        2,684        1,749
        Non-vested                               7,360        7,519        6,559            507          209          205
                                              --------     --------     --------        -------      -------      -------
    Total                                      106,316      107,276       85,027          4,868        2,893        1,954
    Provision for future salary increases       15,503       18,370       17,916          3,609        2,130        2,626
                                              --------     --------     --------        -------      -------      -------
    Projected benefit obligations              121,819      125,646      102,943          8,477        5,023        4,580
                                              --------     --------     --------        -------      -------      -------
  Excess of plan assets over projected
    benefit obligations                         53,096       68,495       64,237         (8,477)      (5,023)      (4,580)
  Unrecognized cumulative net losses (gains)   (13,446)     (32,072)     (27,366)           995        1,283        1,459
  Prior service cost not yet recognized
    in periodic pension costs                     (396)       1,786        1,976          2,212          245          270
  Unrecognized net liability (asset)
    at date of initial application             (16,791)     (19,189)     (21,588)           362          414          466
                                              --------     --------     --------        -------      -------      -------
    Prepaid (accrued) pension cost            $ 22,463     $ 19,020     $ 17,259        $(4,908)     $(3,081)     $(2,385)
                                              ========     ========     ========        =======      =======      =======
Major assumptions at year-end (1):
  Discount rate                                   8.25%         7.5%         8.5%          8.25%         7.5%         8.5%
  Rate of increase in compensation                 4.5%         4.5%         5.5%           4.5%         4.5%         5.5%
  Expected rate of return on plan assets             9%           9%           9%             9%           9%           9%
- -------------------------------------------------------------------------------------------------------------------------
(1) The pension expense (credit) is determined using the assumptions as of the beginning of the year.  The funded status is determined using the assumptions as of the end of the year.

The Corporation uses the projected unit credit cost method to compute the vested benefit obligation, where the vested benefit obligation is the actuarial present value of the vested benefits to which the employee is entitled based on the employee's expected date of separation or retirement.

U.S. TRUST CORPORATION



20.  Parent Company Only
Condensed statements of income, condition and cash flows for U.S. Trust Corporation (Parent Company Only) follow.

                                                                                                Years Ended December 31,
STATEMENT OF INCOME                                                                    ---------------------------------
(In Thousands)                                                                            1993         1993         1992
- ------------------------------------------------------------------------------------------------------------------------
Income:
  Equity in Net Income (Loss) of Subsidiaries:
    Bank                                                                               $21,607      $41,746      $34,046 *
    Non-Bank                                                                             8,386        1,862       (1,358)*
  Interest Income                                                                        2,740        2,658        3,228
                                                                                       -------      -------      -------
Total Income                                                                            32,733       46,266       35,916
                                                                                       -------      -------      -------
Expenses:
  Interest Expense                                                                       3,779        4,131        4,186
  Other Expenses                                                                        14,357          585        2,240
                                                                                       -------      -------      -------
Total Expenses                                                                          18,136        4,716        6,422
                                                                                       -------      -------      -------
Income Before Income Taxes                                                              14,597       41,550       29,494
Income Tax Expense (Benefit)                                                            (6,370)        (717)         743
                                                                                       -------      -------      -------
Net Income                                                                             $20,967      $42,267      $28,751
                                                                                       =======      =======      =======

*  Equity in Net Income (Loss) of Subsidiaries includes the impact of adopting FAS 106 and FAS 109.

U.S. TRUST CORPORATION

                                                                                                             December 31,
STATEMENT OF CONDITION                                                                             ----------------------
(In Thousands)                                                                                         1994          1993
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Due from Subsidiary                                                                                $    807      $    219
Due from Other Banks                                                                                     61            14
                                                                                                   --------      --------
Total Due from Banks                                                                                    868           233
                                                                                                   --------      --------
Equity Investments in Subsidiaries:
  Bank                                                                                              239,370       229,239
  Non-Bank                                                                                           34,541        34,165
                                                                                                   --------      --------
Total Equity Investments in Subsidiaries                                                            273,911       263,404
                                                                                                   --------      --------
Securities Available for Sale, at Estimated Fair Value                                               27,110        24,078
Other Assets                                                                                         19,735         5,590
                                                                                                   --------      --------
Total Assets                                                                                       $321,624      $293,305
                                                                                                   ========      ========

LIABILITIES
Due to Subsidiary                                                                                  $      -      $  1,500
Other Liabilities                                                                                    52,180        14,571
Long Term Debt                                                                                       46,121        48,647
                                                                                                   --------      --------
Total Liabilities                                                                                    98,301        64,718
                                                                                                   --------      --------
TOTAL STOCKHOLDERS' EQUITY                                                                          223,323       228,587
                                                                                                   --------      --------
Total Liabilities and Stockholders' Equity                                                         $321,624      $293,305
                                                                                                   ========      ========

U.S. TRUST CORPORATION


                                                                                                 Years Ended December 31,
STATEMENT OF CASH FLOWS                                                                 ---------------------------------
(In Thousands)                                                                             1994         1993         1992
- -------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                             $ 20,967     $ 42,267     $ 28,751
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
  Equity in Net (Income) of Subsidiaries                                                (29,993)     (43,608)     (32,688)
  Dividends Received from Subsidiaries                                                   11,810       30,000       43,836
  Deferred Income Taxes                                                                  (2,281)       2,445        3,577
  Net Change in Accruals, Receivables and Other Assets                                  (11,493)      (5,750)         622
  Net Change in Accruals, Payables and Other Liabilities                                 37,326        6,399        2,188
  Other, Net                                                                                310          683          508
                                                                                       --------     --------     --------
Net Cash Provided by Operating Activities                                                26,646       32,436       46,794
                                                                                       --------     --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in Subsidiaries                                                              (3,800)     (17,028)     (11,900)
Net Change in Securities Purchased Under Agreements to Resell                                 -       19,289      (19,289)
Securities:
  Proceeds from Sales                                                                     8,554            -        3,778
  Proceeds from Maturities, Calls and Mandatory Redemptions                               1,601        2,234        1,927
  Purchases                                                                             (13,969)     (14,517)           -
Net Change in Loans to Subsidiaries                                                           -          700         (700)
Principal Payment from ESOP                                                               2,526        2,332        2,152
                                                                                       --------     --------     --------
Net Cash Provided by (Used in) Investing Activities                                      (5,088)      (6,990)     (24,032)
                                                                                       --------     --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Change in Loans from Subsidiaries                                                    (1,500)       1,500            -
Net Change in Short-Term Borrowings                                                           -       (5,000)       5,000
Repayment of Long Term Debt                                                              (2,526)      (2,332)      (2,152)
Issuance of Common Stock Under Employee Benefit Plans                                     6,143        5,653        3,745
Purchases of Treasury Stock                                                              (4,573)      (8,485)     (13,277)
Dividends Paid                                                                          (18,467)     (17,205)     (15,570)
                                                                                       --------     --------     --------
Net Cash Provided by (Used in) Financing Activities                                     (20,923)     (25,869)     (22,254)
                                                                                       --------     --------     --------
Net Change in Cash and Cash Equivalents                                                     635         (423)         508
Cash and Cash Equivalents at January 1                                                      233          656          148
                                                                                       --------     --------     --------
Cash and Cash Equivalents at December 31                                               $    868     $    233     $    656
                                                                                       ========     ========     ========
Income Taxes Paid (Refund) Received                                                    $  4,475     $  5,285     $   (592)
Interest Expense Paid                                                                     3,972        4,258        4,392

U.S. TRUST CORPORATION



21.  Quarterly Consolidated Statement of Income (Unaudited)

                                                                                1994                                  1993
                                                ------------------------------------   -----------------------------------
(In Thousands, Except                           Fourth     Third    Second     First     Fourth    Third   Second    First
Per Share Amounts)                             Quarter   Quarter   Quarter   Quarter    Quarter  Quarter  Quarter  Quarter
- --------------------------------------------------------------------------------------------------------------------------
Net Interest Income                           $ 25,721  $ 28,013  $ 26,348  $ 28,030   $ 27,683  $31,588  $27,284  $29,687
Provision for Credit Losses                        500       500       500       500        500    1,000    1,250    1,250
                                              --------  --------  --------  --------   --------  -------  -------  -------
Net Interest Income After Provision for
  Credit Losses                                 25,221    27,513    25,848    27,530     27,183   30,588   26,034   28,437
Total Fees and Other Income                     40,510    76,976    75,433    77,276     75,714   68,683   67,353   64,213
                                              --------  --------  --------  --------   --------  -------  -------  -------
Total Operating Income Net of Interest
  Expense and Provision for Credit Losses       65,731   104,489   101,281   104,806    102,897   99,271   93,387   92,650
Total Operating Expenses                        94,313    82,522    82,329    82,771     87,711   78,328   76,534   72,947
                                              --------  --------  --------  --------   --------  -------  -------  -------
Income (Loss) Before Income Taxes              (28,582)   21,967    18,952    22,035     15,186   20,943   16,853   19,703
Income Taxes                                   (13,036)    9,022     8,054     9,365      6,038    9,027    7,078    8,275
                                              --------  --------  --------  --------   --------  -------  -------  -------
Net Income (Loss)                             $(15,546) $ 12,945  $ 10,898  $ 12,670   $  9,148  $11,916  $ 9,775  $11,428
                                              ========  ========  ========  ========   ========  =======  =======  =======
Net Income (Loss) Per Share:
  Primary                                     $  (1.65) $   1.31  $   1.10  $   1.28   $    .92  $  1.20  $   .99  $  1.16
                                              ========  ========  ========  ========   ========  =======  =======  =======
  Fully Diluted                               $  (1.65) $   1.30  $   1.10  $   1.28   $    .92  $  1.20  $   .99  $  1.15
                                              ========  ========  ========  ========   ========  =======  =======  =======

Report of Independent Accountants



To the Board of Directors and Stockholders of U.S. Trust Corporation:

We have audited the accompanying consolidated statements of condition of U.S. Trust Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the financial statements based on our audits.

U.S. TRUST CORPORATION



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of U.S. Trust Corporation and Subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.
     As discussed in Notes 10 and 17 to the consolidated financial statements, U.S. Trust Corporation and Subsidiaries has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," and Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," retroactive to January 1, 1992.


Coopers & Lybrand L.L.P.


New York, New York
February 14, 1995

U.S. TRUST CORPORATION



Analysis of Change in Net Interest Income
For the Years Ended December 31,
The following table, on a taxable equivalent basis, is an analysis of the year-to-year changes in the categories of interest income and interest expense resulting from changes in volume and rate.

                                                        1994 Compared to 1993                       1993 Compared to 1992
                                        Increase (Decrease) Due to Change in:       Increase (Decrease) Due to Change in:
                                        -------------------------------------       -------------------------------------
                                        Average        Average                      Average        Average
(In Thousands)                          Balance           Rate          Total       Balance           Rate          Total
- -------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
Interest Bearing Deposits with Banks..  $(3,079)      $  1,577       $ (1,502)      $  (137)      $ (1,089)      $ (1,226)
Loans (1)(2)..........................   14,912          2,373         17,285        11,112         (4,068)         7,044
Federal Funds Sold and Securities
  Purchased Under Agreements to Resell   (5,917)         2,731         (3,186)        5,662         (1,787)         3,875
Securities (3):
  U.S. Government Obligations.........   21,851        (10,190)        11,661        (7,451)        (1,601)        (9,052)
  Federal Agency Obligations..........   (4,288)         2,070         (2,218)       16,368         (8,490)         7,878
  State and Municipal Obligations.....   (2,677)          (958)        (3,635)       (5,056)          (421)        (5,477)
  Collateralized Mortgage Obligations.   (5,333)         2,670         (2,663)       (4,890)        (4,219)        (9,109)
  Other Securities....................      440            178            618           339           (310)            29
                                        -------       --------       --------       -------       --------       --------
Total Securities......................    9,993         (6,230)         3,763          (690)       (15,041)       (15,731)
                                        -------       --------       --------       -------       --------       --------
Total Interest Earning Assets.........   15,909            451         16,360        15,947        (21,985)        (6,038)
                                        -------       --------       --------       -------       --------       --------
Interest Bearing Sources of Funds:
Interest Bearing Deposits.............    2,966          7,484         10,450         5,090        (10,062)        (4,972)
Federal Funds Purchased, Securities
  Sold Under Agreements to
  Repurchase and Other Borrowings.....    9,053          6,430         15,483        (3,500)        (2,347)        (5,847)
Long Term Debt........................      253            (34)          (287)          (84)           (62)          (146)
                                        -------       --------       --------       -------       --------       --------
Total Sources on Which Interest
  is Paid.............................   11,766         13,880         25,646         1,506        (12,471)       (10,965)
                                        -------       --------       --------       -------       --------       --------
Change in Net Interest Income.........  $ 4,143       $(13,429)      $ 19,286       $14,441       $ (9,514)      $  4,927
                                        =======       ========       ========       =======       ========       ========

    Changes that are not due solely to volume or rate have been allocated ratably to their respective categories.
(1) The average principal balances of non-accrual and reduced rate loans are included in the above figures.
(2) Loans include the Loan to ESOP, which had an average balance of $16,385,000 in 1994, $18,902,000 in 1993 and
    $21,211,000 in 1992.
(3) Includes securities classified as available for sale and held to maturity during 1994 and at December 31, 1993 at amortized cost and securities classified as investment securities in 1992.  The average balance and average rate for securities available for sale has been calculated using their amortized cost.

U.S. TRUST CORPORATION



Three-Year Net Interest Income and Average Balances
For the Years Ended December 31,

                                                                                                                     1994
                                                                       --------------------------------------------------
                                                                          Average                                 Average
(Dollars in Thousands)                                                    Balance            Interest                Rate
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest Bearing Deposits with Banks...............................    $   82,632            $  3,546                4.29
                                                                       ----------            --------
Securities (1):
  U.S. Government Obligations......................................       768,798              34,718                4.52
  Federal Agency Obligations.......................................       598,097              36,194                6.05
  State and Municipal Obligations (2)..............................        81,189               8,068                9.94
  Collateralized Mortgage Obligations (3)..........................        79,972               3,533                4.42
  Other Securities.................................................        52,774               2,135                4.05
                                                                       ----------            --------
Total Securities...................................................     1,580,830              84,648                5.35
                                                                       ----------            --------
Loans (2)(4)(5)....................................................     1,324,285              94,549                7.14
                                                                       ----------            --------
Federal Funds Sold and Securities Purchased Under
  Agreements to Resell.............................................       243,944               9,027                3.70
                                                                       ----------            --------
Total Interest Earning Assets......................................     3,231,691             191,770                5.93
                                                                       ----------            --------
Allowance for Credit Losses........................................       (14,093)
Cash and Due From Banks............................................       321,549
Other Assets.......................................................       465,752
                                                                       ----------
Total Assets.......................................................    $4,004,899
                                                                       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Deposits..........................................    $1,373,421              47,928                3.49
Federal Funds Purchased, Securities Sold Under Agreements to
  Repurchase and Other Borrowings..................................       595,994              25,992                4.36
Long Term Debt.....................................................        62,513               5,084                8.13
                                                                       ----------            --------
Total Sources on Which Interest is Paid............................     2,031,928              79,004                3.89
                                                                       ----------            --------
Total Non-Interest Bearing Deposits................................     1,565,158
Other Liabilities..................................................       164,443
Stockholders' Equity (5)...........................................       243,370
                                                                       ----------
Total Liabilities and Stockholders' Equity.........................    $4,004,899
                                                                       ==========
Net Interest Income................................................                          $112,766
                                                                                             ========
Net Yield on Interest Earning Assets...............................                                                  3.49

U.S. TRUST CORPORATION



- ------------------------------------------------------------------------------------------------------------------------
(1) Includes securities classified as available for sale and held to maturity during 1994 and at December 31, 1993 at amortized cost and securities classified as investment securities in 1992.  The average balance and average rate for securities available for sale has been calculated using their amortized cost.
(2) Yields on state and municipal obligations are stated on a taxable equivalent basis, employing the Federal statutory income tax rate adjusted for the effect of state and local taxes, resulting in effective tax rate of approximately 47% for 1994, 1993 and 1992.
(3) Primarily comprised of variable rate collateralized mortgage obligations.
(4) The average principal balances of non-accrual and reduced rate loans are included in the above figures.
(5) Loans include the Loan to ESOP, which had an average balance of $16,385,000 in 1994,
    $18,902,000 in 1993 and $21,211,000 in 1992.

                                                                                                                     1993
                                                                       --------------------------------------------------
                                                                          Average                                 Average
(Dollars in Thousands)                                                    Balance            Interest                Rate
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest Bearing Deposits with Banks...............................    $  154,376            $  5,048                3.27
                                                                       ----------            --------
Securities (1):
  U.S. Government Obligations......................................       394,717              23,057                5.84
  Federal Agency Obligations.......................................       668,951              38,412                5.74
  State and Municipal Obligations (2)..............................       107,463              11,703               10.89
  Collateralized Mortgage Obligations (3)..........................       200,714               6,196                3.09
  Other Securities.................................................        41,571               1,517                3.65
                                                                       ----------            --------
Total Securities...................................................     1,413,416              80,885                5.72
                                                                       ----------            --------
Loans (2)(4)(5)....................................................     1,114,575              77,264                6.93
                                                                       ----------            --------
Federal Funds Sold and Securities Purchased Under
  Agreements to Resell.............................................       403,846              12,213                3.02
                                                                       ----------            --------
Total Interest Earning Assets......................................     3,086,213             175,410                5.68
                                                                       ----------            --------
Allowance for Credit Losses........................................       (13,601)
Cash and Due From Banks............................................       324,802
Other Assets.......................................................       423,888
                                                                       ----------
Total Assets.......................................................    $3,821,302
                                                                       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Deposits..........................................    $1,277,467              37,478                2.93
Federal Funds Purchased, Securities Sold Under Agreements to
  Repurchase and Other Borrowings..................................       356,199              10,509                2.95
Long Term Debt.....................................................        65,619               5,371                8.19
                                                                       ----------            --------
Total Sources on Which Interest is Paid............................     1,699,285              53,358                3.14
                                                                       ----------            --------

U.S. TRUST CORPORATION



Total Non-Interest Bearing Deposits................................     1,760,892
Other Liabilities..................................................       135,749
Stockholders' Equity (5)...........................................       225,376
                                                                       ----------
Total Liabilities and Stockholders' Equity.........................    $3,821,302
                                                                       ==========
Net Interest Income................................................                          $122,052
                                                                                             ========
Net Yield on Interest Earning Assets...............................                                                  3.95

U.S. TRUST CORPORATION


                                                                                                                     1992
                                                                      ---------------------------------------------------
                                                                          Average                                 Average
(Dollars in Thousands)                                                    Balance            Interest                Rate
- -------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest Bearing Deposits with Banks...............................    $  157,903            $  6,274                3.97%
                                                                       ----------            --------
Securities (1):
  U.S. Government Obligations......................................       521,049              32,109                6.16
  Federal Agency Obligations.......................................       435,502              30,534                7.01
  State and Municipal Obligations (2)..............................       153,795              17,180               11.17
  Collateralized Mortgage Obligations (3)..........................       329,014              15,305                4.65
  Other Securities.................................................        33,858               1,488                4.40
                                                                       ----------            --------
Total Securities...................................................     1,473,218              96,616                6.56
                                                                       ----------            --------
Loans (2)(4)(5)....................................................       962,301              70,220                7.30
                                                                       ----------            --------
Federal Funds Sold and Securities Purchased Under
  Agreements to Resell.............................................       240,520               8,338                3.47
                                                                       ----------            --------
Total Interest Earning Assets......................................     2,833,942             181,448                6.40
                                                                       ----------            --------
Allowance for Credit Losses........................................       (10,446)
Cash and Due From Banks............................................       286,450
Other Assets.......................................................       378,032
                                                                       ----------
Total Assets.......................................................    $3,487,978
                                                                       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest Bearing Deposits..........................................    $1,140,696              42,450                3.72
Federal Funds Purchased, Securities Sold Under Agreements to
  Repurchase and Other Borrowings..................................       466,506              16,356                3.51
Long Term Debt.....................................................        66,647               5,517                8.28
                                                                       ----------            --------
Total Sources on Which Interest is Paid............................     1,673,849              64,323                3.84
                                                                       ----------            --------
Total Non-Interest Bearing Deposits................................     1,507,622
Other Liabilities..................................................        97,126
Stockholders' Equity (5)...........................................       209,381
                                                                       ----------
Total Liabilities and Stockholders' Equity.........................    $3,487,978
                                                                       ==========
Net Interest Income................................................                          $117,125
                                                                                             ========
Net Yield on Interest Earning Assets...............................                                                  4.13

U.S. TRUST CORPORATION



Statistical Summary

(In Millions)                                                                        1994           1993             1992
- -------------------------------------------------------------------------------------------------------------------------
Securities (Carrying Amount at Year End) (1):
U.S. Government Obligations.....................................................   $  601           $212           $  336
Federal Agency Obligations......................................................      240            439              424
State and Municipal Obligations.................................................       76             90              131
Collateralized Mortgage Obligations.............................................       59            116              285
Other Securities................................................................       58             66               20
                                                                                   ------           ----           ------
  Total.........................................................................   $1,034           $923           $1,196
                                                                                   ======           ====           ======

(1) 1994 amounts are comprised of securities available for sale, that are carried at their estimated fair value.  1993 amounts include securities available for sale, that are carried at their estimated fair value, and securities held to maturity, that are carried at their amortized cost.  1992 amounts consist of investment securities, that are carried at their amortized cost.

- --------------------------------------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------------------------
                                  Within 1 Year          1 - 5 Years         5 - 10 Years        Over 10 Years
                                ---------------      ---------------      ---------------      ---------------
                                       Weighted             Weighted             Weighted             Weighted
                                        Average              Average              Average              Average
(Dollars in Millions)           Amount    Yield(2)   Amount    Yield(2)   Amount    Yield(2)   Amount    Yield(2)   Total
- -------------------------------------------------------------------------------------------------------------------------
Maturity Schedule of Securities Based
  on Amortized Cost at December 31, 1994:(3)
U.S. Government Obligations.....  $516     5.55%       $ 91     4.24%       $  -        -%       $  -        -%    $  607
Federal Agency Obligations......    54     5.35         153     7.38           2     7.00          31     6.53        240
State and Municipal Obligations.    11    13.14          48    10.08           1    10.00          15     8.17         75
Collateralized Mortgage
  Obligations...................    26     6.22          14     5.48           -        -          19     6.61         59
Other Securities................    48     5.07           6     6.34           -        -           -        -         54
                                  ----                 ----                 ----                 ----              ------
  Total.........................  $655                 $312                 $  3                 $ 65              $1,035
                                  ====                 ====                 ====                 ====              ======

(2) Yields have been computed by dividing annualized interest income, on a taxable equivalent basis, by the amortized cost of the respective securities.
(3) Includes securities available for sale; Excludes Federal Reserve Bank and Federal Home Loan Bank stock of $3.8 million; Excludes unrealized losses of $5.8 million related to securities available for sale.

U.S. TRUST CORPORATION



- -------------------------------------------------------------------------------------------------------------------------
(In Thousands)                                       Within 1 Year           1-5 Years         Over 5 Years         Total
- -------------------------------------------------------------------------------------------------------------------------
Maturity Schedule of Loans at December 31, 1994:
Private banking:
  Residential real estate mortgages (4)...........        $194,743            $145,660             $510,671    $  851,074
  Other...........................................         392,467              10,174               17,801       420,442
                                                          --------            --------             --------    ----------
Total private banking loans.......................         587,210             155,834              528,472     1,271,516
                                                          --------            --------             --------    ----------
Short-term trust credit facilities................         215,105                   -                    -       215,105
Loans to financial institutions for purchasing and
  carrying securities.............................         126,640                   -                    -       126,640
All other.........................................          10,945               1,984                  708        13,637
                                                          --------            --------             --------    ----------
  Total...........................................        $939,900            $157,818             $529,180    $1,626,898
                                                          ========            ========             ========    ==========
Interest Sensitivity of Loans at December 31, 1994:
Loans with predetermined interest rates...........                            $105,635             $390,914    $  496,549
Loans with floating or adjustable interest rates..                              52,183              138,266       190,449
                                                                              --------             --------    ----------
  Total...........................................                            $157,818             $529,180    $  686,998
                                                                              ========             ========    ==========

(4) Maturities are based upon the contractual terms of the loans.

Statistical Summary

                                                               1994                       1993                       1992
                                                   ----------------           ----------------           ----------------
(Dollars in Millions)                              Amount      Rate           Amount      Rate           Amount      Rate
- -------------------------------------------------------------------------------------------------------------------------
Analysis of Average Daily Deposits:
  Non-Interest Bearing Deposits.................   $1,565                     $1,761                     $1,508
  Certificates of Deposit of $100,000 or more...       33      4.18%              26      3.04%              33      4.01%
  Money Market and Other Savings Deposits.......    1,340      3.45            1,251      2.93            1,107      3.71
                                                   ------                     ------                     ------
    Total Deposits..............................   $2,938                     $3,038                     $2,648
                                                   ======                     ======                     ======

U.S. TRUST CORPORATION


- -------------------------------------------------------------------------------------------------------------------------
                                                                                      Certificates                  Other
(In Millions)                                                                           of Deposit               Deposits
- -------------------------------------------------------------------------------------------------------------------------
Maturity Distribution of Interest Bearing Deposits in
  Amounts of $100,000 or more at December 31, 1994:
Time remaining until maturity:
  Three months or less..............................................................           $31                 $1,127
  Three through six months..........................................................             6                      -
  Six through twelve months.........................................................             1                      -
  Over twelve months................................................................             5                      -
                                                                                               ---                 ------
    Total...........................................................................           $43                 $1,127
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

The common shares of the Corporation are traded in the over-the-counter market.  Market prices (based on NASDAQ national market prices as reported in The Wall Street Journal) and dividends declared per share for the past two years are shown below:
- -------------------------------------------------------------------------
                                                                           First        Second        Third        Fourth
- -------------------------------------------------------------------------------------------------------------------------
For Each Quarter
1994 High..............................................................  $52 7/8       $52 1/2      $52 1/2       $65
     Low...............................................................   49 1/2        49 3/4       50 1/2        52
     Cash Dividends Declared...........................................     0.50          0.50         0.50          0.50
1993 High..............................................................  $58 1/2       $59          $54 1/2       $54 1/2
     Low...............................................................   49 1/4        50 1/4       51 1/4        52
     Cash Dividends Declared...........................................     0.47          0.47         0.47          0.47

- -------------------------------------------------------------------------------------------------------------------------
As of January 1, 1995, there were approximately 2,085 record holders of the Corporation's common shares.

U.S. TRUST CORPORATION



Summary of Credit Loss Experience
(In Thousands)                                                 1994           1993         1992         1991         1990
- -------------------------------------------------------------------------------------------------------------------------
Analysis of Allowance for Credit Losses:
Balance, January 1....................................   $   13,393     $   11,676     $  8,661     $  8,599     $  7,300
                                                         ----------     ----------     --------     --------     --------
Charge-Offs:
  Private banking.....................................       (1,349)        (3,762)      (2,856)      (5,776)      (1,743)
  Residual corporate loans............................         (150)          (338)        (710)        (509)      (5,878)
                                                         ----------     ----------     --------     --------     --------
Total charge-offs.....................................       (1,499)        (4,100)      (3,566)      (6,285)      (7,621)
                                                         ----------     ----------     --------     --------     --------
Recoveries:
  Private banking.....................................          611            612          465          133          226
  Residual corporate loans............................          194          1,205          116          189          318
                                                         ----------     ----------     --------     --------     --------
Total recoveries......................................          805          1,817          581          322          544
                                                         ----------     ----------     --------     --------     --------
Net charge-offs.......................................         (694)        (2,283)      (2,985)      (5,963)      (7,077)
                                                         ----------     ----------     --------     --------     --------
Provision charged to income...........................        2,000          4,000        6,000        6,025        8,376
                                                         ----------     ----------     --------     --------     --------
Balance, December 31..................................   $   14,699     $   13,393     $ 11,676     $  8,661     $  8,599
                                                         ==========     ==========     ========     ========     ========
Loan Statistics (Dollars in Thousands):
Average total loans...................................   $1,307,900     $1,095,673     $941,090     $739,316     $710,715
Allowance for credit losses, end of year,
  as a percent of average total loans.................         1.12%          1.22%        1.24%        1.17%        1.21%
Net loans charged off as a percent of
  average total loans.................................         0.05           0.21         0.32         0.81         1.00
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

U.S. TRUST CORPORATION



     Since substantially all of the Corporation's loan portfolio relates to private banking accounts, the Corporation does not attempt to allocate the allowance among specific credit categories.